As filed with the Securities and Exchange Commission on November 22, 2006

Registration No. 333-136341

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3

to

FORM SB-2

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Full House Resorts, Inc.

(Name of Small Business Issuer as Specified in Its Charter)

Delaware	7990	13-3391527
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4670 S. Fort Apache Road

Suite 190

Las Vegas, Nevada 89147

(702) 221-7800

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Andre M. Hilliou

Chief Executive Officer

4670 S. Fort Apache Road

Suite 190

Las Vegas, Nevada 89197

(702) 221-7800

(Name, Address Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Paul Berkowitz, Esq.	S. Jason Nabors, Esq.
Michele Keusch, Esq.	Matthew T. Franklin, Esq.
Greenberg Traurig, PA	Haskell Slaughter Young & Rediker, LLC
1221 Brickell Avenue	1400 Park Place Tower
Miami, Florida 33131	2001 Park Place North
(305) 579-0500	Birmingham, Alabama 35203
(205) 251-1000

Approximate Date of Proposed Sale to Public: As soon as practicable after the effective date of the Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated November 22, 2006

PROSPECTUS

6,000,000 Shares

FULL HOUSE RESORTS, INC.

Common Stock

We are offering 6,000,000 shares of our common stock.

Our common stock is traded on the American Stock Exchange, or AMEX, under the symbol “FLL.” The last reported sale price of our common stock on AMEX on November 21, 2006 was $3.30 per share. We currently expect the price per share in the offering to be between $3.25 and $3.50.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 6 of this prospectus to read about certain risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission, any state securities commission, any state gaming commission nor any other gaming authority has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Offering

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

The underwriter may also purchase up to an additional 900,000 shares of our common stock from us at the public offering price less underwriting discounts and commissions within 30 days of the date of this prospectus.

The underwriter is offering the shares of our common stock as described in “Underwriting” of this prospectus. Delivery of the shares will be made on or about                      , 2006.

STERNE, AGEE & LEACH, INC.

The date of this prospectus is                          , 2006

As used in this prospectus, the terms “we,” “us,” “our,” and “Full House” refer to Full House Resorts, Inc. and its subsidiaries, unless the context indicates a different meaning.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriter’s over-allotment option.

-i-

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including “Risk Factors” and our consolidated financial statements and related notes.

Our Company

We develop, manage and invest in gaming related opportunities. In May 1994, Lee Iacocca, who has been one of our directors since 1998, brought to us several opportunities to become involved in gaming projects, including the proposed Firekeeper’s Casino near Battle Creek, Michigan with the Nottawaseppi Huron Band of Potawatomi, which we refer to in this prospectus as the Michigan tribe, and a “racino” in Harrington, Delaware. As a result of these opportunities, we are currently a 50% investor in Gaming Entertainment (Delaware), LLC, a joint venture with Harrington Raceway, Inc. that manages Midway Slots and Simulcast at the Delaware State Fairgrounds in Harrington, Delaware. Midway Slots has approximately 1,580 gaming devices, a 450-seat buffet, a 50-seat diner, a gourmet steakhouse and an entertainment lounge area. In addition, through our 50%-owned Michigan joint venture, Gaming Entertainment (Michigan), LLC, we and RAM Entertainment, LLC, a privately held investment company, have an agreement to develop and manage the Firekeeper’s Casino near Battle Creek, Michigan for the Michigan tribe.

We also have agreements with the Nambé Pueblo of New Mexico and the Northern Cheyenne Tribe of Montana for the development and management of gaming facilities in New Mexico and Montana, respectively. We have been selected by the Manuelito Chapter of the Navajo Nation to develop and manage gaming facilities near Gallup, New Mexico and have been in discussions with other chapters of the Navajo Nation regarding similar gaming ventures.

On April 6, 2006, we entered into a stock purchase agreement with James R. Peters, Trustee of the James R. Peters Family Trust, under which we intend to acquire all of the outstanding shares of capital stock of Stockman’s Casino, Inc., which operates Stockman’s Casino and Holiday Inn Express in Fallon, Nevada, for $25.5 million. The purchase price is subject to increase if the operation exceeds certain financial targets during the 12 months prior to closing of the transaction. Based on Stockman’s unaudited financial results for the period ended September 30, 2006, we expect the purchase price to increase between $400,000 and $800,000. We expect the closing of the transaction to occur in the first quarter of 2007, subject to the receipt of all regulatory approvals. We expect to use a portion of the net proceeds from this offering, cash on hand and approximately $16 million in debt financing to complete the acquisition.

Strategy

We are involved in the development, management and operation of both Indian and commercial casino gaming ventures. We pursue those Indian gaming ventures:

•	where the tribe is federally recognized;

•	where the tribe has land in trust or which is otherwise suitable for gaming under federal law;

•	where the tribe has a compact with the state in which the proposed site is located to conduct Class III gaming, as defined by federal law;

•	where the tribe is stable in its governance;

•	which can be developed within the financial and other resources that we can provide; and

•	which are anticipated to provide sufficient income to us to support the development commitment.

We also seek acquisition of commercial gaming opportunities which are within the financial and other resources that we can extend to the venture and which are underperforming or priced to permit acceptable returns on our investment.

Our Offices

Our executive offices are located at 4670 S. Fort Apache Road, Suite 190, Las Vegas, Nevada 89147, and our telephone number is (702) 221-7800. Our website is located at www.fullhouseresorts.com. The information contained on our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

The Offering

Common stock offered by us	6,000,000 shares

Over-allotment option	900,000 shares

Common stock outstanding immediately prior to this offering	11,008,380 shares(1)

Common stock to be outstanding after this offering	17,708,380 shares(1)(2) (or 18,608,380 shares if the underwriter exercises the over-allotment option in full)

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $18,766,000 after payment of underwriting discounts, commissions and our estimated offering expense (or $21,655,900 if the underwriter exercises the over-allotment in full).

We intend to use the net proceeds from this offering to fund a portion of the acquisition of all of the outstanding shares of capital stock of Stockman’s Casino, Inc., to pay accrued dividends on our Series 1992-1 Preferred Stock, to fund a portion of the development costs for the Michigan, New Mexico and Montana gaming facilities, and future casino projects and for general corporate purposes.

Risk Factors	See “Risk Factors” beginning on page 6, and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

AMEX Symbol	FLL

(1)	Excludes up to 132,000 shares available for issuance under our incentive compensation plan and 325,000 shares issuable upon exercise of outstanding options.
(2)	Includes conversion of 700,000 shares of preferred stock into 700,000 shares of common stock.

Summary Historical and Pro Forma Consolidated Financial Data

The following tables set forth:

•	selected consolidated financial data for the years ended December 31, 2005 and 2004, as derived from our audited consolidated financial statements included elsewhere in this prospectus;

•	selected consolidated financial data for the nine-month periods ended September 30, 2006 and 2005, as derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus;

•	selected consolidated financial data as of September 30, 2006 and as of December 31, 2005 and 2004, as derived from our unaudited and audited consolidated financial statements, respectively, included elsewhere in this prospectus;

•	selected consolidated pro forma financial data for the year ended December 31, 2005 and for the nine-month period ended September 30, 2006, reflecting pro forma adjustments for the following as if each had occurred on January 1, 2005:

o	the sale of 6,000,000 shares in this offering at an assumed public offering price of $3.38 per share (based on the midpoint of the expected price range),

o	the application of the estimated net proceeds of $18,766,000 of this offering,

o	the conversion of 700,000 shares of our outstanding preferred stock into common stock following payment of accrued but unpaid dividends of $2,992,500 from the net proceeds of this offering,

o	the Stockman’s Casino acquisition for a purchase price of approximately $26.1 million including an assumed purchase price adjustment of $600,000 based on the midpoint of our estimated range of between $400,000 and $800,000, and

o	our proposed debt financing of approximately $16 million in connection with the Stockman’s Casino acquisition; and

•	selected consolidated pro forma financial data as of September 30, 2006, reflecting pro forma adjustments for the following as if each had occurred on September 30, 2006:

o	the sale of 6,000,000 shares in this offering at an assumed public offering price of $3.38 per share (based on the midpoint of the expected price range),

o	the application of the estimated net proceeds of $18,766,000 of this offering,

o	the conversion of 700,000 shares of our outstanding preferred stock into common stock following payment of accrued but unpaid dividends of $2,992,500 from the net proceeds of this offering,

o	the Stockman’s Casino acquisition for a purchase price of approximately $26.1 million including an assumed purchase price adjustment of $600,000 based on the midpoint of our estimated range of between $400,000 and $800,000, and

o	our proposed debt financing of approximately $16 million expected to be incurred in connection with the Stockman’s Casino acquisition.

Data from interim periods are not necessarily indicative of the results to be expected for a full year. You should read this information in conjunction with our consolidated financial statements, including the related notes, “Capitalization” and “Management’s Discussion and Analysis or Plan of Operation” included elsewhere in this prospectus.

Statement of Income Data:

	Nine Months Ended September 30, (Unaudited)			Year Ended December 31,
	Pro Forma 2006	2006	2005	Pro Forma 2005	2005	2004
				(Unaudited)		(As previously restated)
Revenue
Casino	$5,916,678	$—	$—	$7,450,655	$—	$—
Food and beverage	1,472,502	—	—	1,980,096	—	—
Hotel	1,476,905	—	—	1,826,213	—	—

	8,866,085	—	—	11,256,964	—	—

Equity in net income of unconsolidated joint venture	2,946,783	2,946,783	2,909,417	3,700,916	3,700,916	3,586,160

Operating costs and expenses
Project development costs	491,801	491,801	998,499	1,234,571	1,234,571	777,502
Casino, food and beverage and hotel	4,370,410	—	—	6,287,673	—	—
Selling, general and administrative	3,872,427	2,781,069	1,705,490	2,992,920	2,342,260	1,652,545
Depreciation and amortization	726,787	56,309	70,917	961,767	76,960	102,256

	9,461,425	3,329,179	2,774,906	11,476,931	3,653,791	2,532,303

Unrealized gains on notes receivable	1,022,283	1,022,283	60,648	119,274	119,274	518,133

Arbitration award, net	—	—	848,393	922,611	922,611	—

Income from operations	3,373,726	639,887	1,043,552	4,522,834	1,089,010	1,571,990

Other income (expense)	(948,727)	(81,624)	(69,668)	(1,180,337)	(86,780)	(97,421)

Income before non-controlling interest in net loss of consolidated joint venture and income taxes	2,424,999	558,263	973,884	3,342,497	1,002,230	1,474,569
Non-controlling interest in net loss of consolidated joint venture	94,587	94,587	675,655	630,788	630,788	—

Income before income taxes	2,519,586	652,850	1,649,539	3,973,285	1,633,018	1,474,569
Income taxes	(948,306)	(313,616)	(647,287)	(1,589,371)	(793,680)	(697,555)

Net income	1,571,280	339,234	1,002,252	2,383,914	839,338	777,014
Less undeclared dividends on cumulative preferred stock	—	(157,500)	(157,500)	—	(210,000)	(210,000)

Net income applicable to common shares	$1,571,280	$181,734	$844,752	$2,383,914	$629,338	$567,014

Net income per common share
Basic	$0.09	$0.02	$0.08	$0.14	$0.06	$0.05

Diluted	$0.09	$0.02	$0.08	$0.13	$0.06	$0.05

Weighted-average number of common shares outstanding
Basic	17,338,900	10,638,900	10,340,380	17,040,380	10,340,380	10,340,380

Diluted	18,040,262	11,340,262	11,173,003	17,740,380	11,040,380	11,040,380

Balance Sheet Data:

	September 30,		December 31,
	Pro Forma 2006	2006	2005	2004
	(Unaudited)			(As previously restated)
Assets
Current assets	$8,402,653	$1,224,738	$3,394,080	$2,641,803
Other assets	42,741,854	17,021,854	13,544,187	12,358,602

	$51,144,507	$18,246,592	$16,938,267	$15,000,405

	September 30,		December 31,
	Pro Forma 2006	2006	2005	2004
	(Unaudited)			(As previously restated)
Liabilities and stockholders’ equity
Current liabilities	$1,387,709	$863,294	$820,960	$436,002
Long-term liabilities	19,775,257	3,175,257	3,016,717	2,472,363
Non-controlling interest in consolidated joint venture	2,064,042	2,064,042	2,098,628	1,929,416
Stockholders’ equity	27,917,499	12,143,999	11,001,962	10,162,624

	$51,144,507	$18,246,592	$16,938,267	$15,000,405

RISK FACTORS

You should consider carefully the following risk factors and all other information contained herein in evaluating our company and our business. Our common stock involves a high degree of risk. If any of the following risks actually occur, our business, financial condition or operating results will suffer. Moreover, the price of our common stock could decline and you could lose all of your investment.

Risks Related to Our Business

Development of new casinos is subject to many risks, some of which we may not be able to control.

The opening of our proposed gaming facilities will depend on, among other things, obtaining adequate financing, the completion of construction, hiring and training of sufficient personnel and obtaining all regulatory licenses, permits, allocations and authorizations. The number of the approvals by federal and state regulators and other authorities needed to construct and open new gaming facilities is extensive, and any delay in obtaining or the failure to obtain these approvals could prevent or delay the completion of construction or opening of all or part of the gaming facilities or otherwise adversely affect the design and features of the proposed casinos.

Even if approvals and financing are obtained, building a new casino is a major construction project that entails significant risks. These risks include, but are not limited to:

•	shortages of materials or skilled labor;

•	unforeseen engineering, environmental and/or geological problems;

•	work stoppages;

•	weather interference;

•	unanticipated cost increases; and

•	unavailability of construction equipment.

Obtaining any of the requisite licenses, permits, allocations and authorizations from regulatory authorities could increase the total cost, delay or prevent the construction or opening of any of these planned casino developments or otherwise affect their design. In addition, once developed, we may be unable to manage these casinos on a profitable basis or to attract a sufficient number of guests, gaming customers and other visitors to make the various operations profitable independently.

We have a limited base of operations.

Our principal operations currently consist of the management of one facility in Delaware, Midway Slots. This single source of income, combined with the potentially significant investment associated with any new managed facilities, may cause our operating results to fluctuate significantly. Additionally, delays in the closing of our acquisition of Stockman’s Casino or the opening of any future casinos or our failure to close the acquisition or open a new casino could also significantly adversely affect our profitability. Future growth in revenues and profits will depend on our ability to increase the number of our owned and managed casinos and facilities or develop new business opportunities. We may be unable to successfully acquire, develop or manage any additional casinos or facilities.

We will need additional capital to fund development projects and pursue additional gaming opportunities.

We expect to use approximately $10 million of the net proceeds from this offering, cash on hand and approximately $16 million in debt financing to complete the acquisition of Stockman’s Casino. In addition, we are obligated to arrange for up to $50 million of financing in connection with the Nambé Pueblo project, and up to $18 million in financing in connection with the Northern Cheyenne Tribe project and additional financing for the Michigan tribe project, which is projected to be approximately $150 million. We may be unable to arrange the required additional financing on acceptable terms or at all. An inability to raise funds when needed might require us to delay, scale back or eliminate some of our planned expansion and development goals, and might require us to cease operations entirely.

We have limited recourse against tribal assets.

Development of our gaming opportunities will require us to make, arrange or guarantee substantial loans to tribes for the construction, development, equipment and operations of the relevant casino. We also make advances to tribes in connection with our development and management agreements. Our only recourse for collection of indebtedness from, and repayment of advances to, a tribe or money damages for breach or wrongful termination of such agreements is from revenues, if any, from prospective casino operations. Under our management agreements, the repayment of our loans made to a tribe and other distributions due from a tribe (including management fees) is subordinated in favor of other obligations of the tribe to other parties related to the casino operations. Accordingly, in the event of a default by a tribe under such obligations, our loans and other claims against the tribe will not be repaid until such default has been cured or the tribe’s senior casino-related creditors have been repaid in full. In addition, because we have not yet filed financing statements to perfect our security interest in the net revenues from the proposed casinos, the repayment of our loans and advances made to a tribe and other distributions due to us from a tribe may also be subordinated in favor of other creditors.

The Indian tribes have sovereign powers and we may be unable therefore to enforce remedies against them.

The tribes with which we have agreements are independent governments that have rights to tax persons and enterprises conducting business on their lands. They also have the right to require licenses and to impose other forms of regulation and regulatory fees on persons and businesses operating on their tribal lands. As a sovereign power, Indian tribes are generally subject only to federal regulation. States do not have the authority to regulate them, unless such authority has been specifically granted by the U.S. Congress. Thus, state laws generally do not apply to tribes or to activities taking place on tribal lands. In the absence of a conflicting federal or properly authorized state law, tribal law governs. Unless another law is specified, contracts with the tribes are governed by tribal law (and not state or federal law). In our agreements with these tribes, we generally have agreed that state law will govern the rights and obligations under these agreements. However, such provisions may be unenforceable particularly with respect to remedies against collateral located on tribal lands and they offer no protection against third-party claims against the collateral. If such provisions are determined to be unenforceable, then we may be unable to recover any amounts loaned or advanced to the tribes.

The waiver of sovereign immunity and jurisdiction provisions in our agreements may not be enforceable and thus we may be further limited in recourse with respect to Indian tribes and their assets.

Indian tribes enjoy sovereign immunity from unconsented suit similar to that of the states and the United States. In order to sue them (or one of their agencies or instrumentalities), the tribe must have clearly and explicitly waived its sovereign immunity with respect to the matter in dispute. The various Indian tribes that are parties to our management, development and related agreements have granted a limited waiver of their sovereign immunity only to the extent of providing for binding arbitration, judicial review, and enforcement of any arbitration award in any court of competent jurisdiction. In the event that the waiver of sovereign immunity is held to be ineffective, we could be precluded from judicially enforcing any rights or remedies against the tribes.

Assuming that the tribes have clearly and explicitly waived their sovereign immunity, the question remains as to the forum in which a lawsuit or other action can be brought against them, particularly with respect to the enforcement of any arbitration award generally provided for under our agreements with the tribes. Since the parties to a transaction cannot confer jurisdiction on a court which does not otherwise have jurisdiction, it is possible that neither a federal nor a state court would have jurisdiction over a case relating to them. Federal courts are courts of limited jurisdiction and generally do not have jurisdiction to hear civil cases relating to Indians. Federal courts may have jurisdiction if a federal question is raised by the suit, which is unlikely in a typical contract suit or other enforcement action. Diversity of citizenship, another common basis for federal court jurisdiction, is not generally present in a suit against an Indian tribe because the tribe would not be considered a citizen of any state. Accordingly, in most commercial disputes with Indian tribes, the jurisdiction of the federal courts, which are courts of limited jurisdiction, may be difficult or impossible to obtain. State courts may also lack jurisdiction over suits brought by us against a tribe in the states in which we operate casinos.

The remedies available against the tribes also depend, at least in part, upon the rules of comity requiring initial exhaustion of remedies of tribal tribunals and, as to some judicial remedies, the tribe’s consent to jurisdictional provisions contained in the disputed agreements. The U.S. Supreme Court has held that where a tribal court exists, the jurisdiction in that forum must first be exhausted before any dispute can be properly heard by federal courts which would otherwise have jurisdiction. Where a dispute as to the existence of jurisdiction in the tribal forum exists, the tribal court must first rule as to the limits of its own jurisdiction. In this event, we could be subjected to substantial delay, cost and expense while seeking such remedies pursuant to the relevant tribe’s procedures of which currently there may be none and they are not obligated to create any. In addition, unless the decisions of the tribunals of the specific tribe violate applicable state or federal law, there might be no effective right to appeal such decisions in state or federal court. Many tribes have established tribal courts to hear cases relating to their tribes or arising on their reservations. Although a tribe’s constitution may permit the establishment of a tribal court system, they may not have one nor are they obligated to establish one.

The tribes with which we have agreements have agreed to binding arbitration with respect to disputes arising from our agreements with them and have consented to the enforcement of any arbitration award in any court of competent jurisdiction which, as described above, may be a tribal court, pursuant to a limited waiver of their sovereign immunity. However, enforcement of an arbitration award against the tribes could be affected by disputes over the waiver of their sovereign immunity and will be subject to limitations imposed by federal law as described above.

We are dependent on our key employees and may not find suitable replacements if our key personnel are no longer available to us.

We currently have only nine employees. If any or all of our key employees, particularly Andre Hilliou, Wesley Elam and James Dacey, were to terminate their relationship with us, then we may be unable to find suitable replacements to manage our operations. We do not have employment agreements with any of our employees and we do not maintain key-man life insurance with respect to any of our employees. We also have a consulting agreement with Lee Iacocca, one of our directors. However, if we were to lose the services of Mr. Iacocca, our marketing and development efforts may be adversely affected. The loss of the services of any of our key personnel or our inability to hire or retain qualified personnel would make it difficult for us to implement our business plan.

The gaming industry is subject to many risks, including adverse economic and political conditions and changes in the legislative and land use regulatory climate.

Similar to investment in other entertainment enterprises, adverse changes in general and local economic conditions may adversely impact investments in the gaming industry. Examples of economic conditions subject to change include, among others:

•	competition in the form of other gaming facilities and entertainment opportunities;

•	changes in regional and local population and disposable income;

•	unanticipated increases in operating costs;

•	restrictive changes in zoning and similar land use laws and regulations, or in health, safety and environmental laws, rules and regulations;

•	risks inherent in owning, financing and developing real estate as part of our casino operations;

•	the inability to secure property and liability insurance to fully protect against all losses, or to obtain such insurance at reasonable costs;

•	inability to hire trained and knowledgeable managers and supervisors;

•	inability to hire a sufficient number of employees to maintain our desired level of operations;

•	seasonality;

•	changes or cancellations in local tourist, recreational or cultural events; and

•	changes in travel patterns or preferences (which may be affected by increases in gasoline prices, changes in airline schedules and fares, strikes, weather patterns or relocation or construction of highways).

Our management agreements for gaming facilities are of limited duration.

We currently have management agreements with three tribes and one commercial entity to operate gaming facilities. Our management agreements for Midway Slots in Delaware, which is currently our sole source of income, ends in August 2011. With respect to our management agreements for the proposed Indian gaming facilities, we are prohibited by law from having an ownership interest in any casino we manage for an Indian tribe. Federal law limits the term of management agreements with Indian tribes to seven years. If a management agreement is not renewed, then we will lose the revenues from that agreement which would negatively affect our results of operations.

The acquisition of all the outstanding shares of capital stock of Stockman’s Casino may divert the attention of management from normal operations and involve risk of undisclosed liabilities.

The acquisition of Stockman’s Casino involves risks that could adversely affect our business, including the diversion of management time from our normal operations to complete the acquisition, and we could experience difficulties in integrating additional operations and personnel. In addition, the acquisition could result in significant costs and contingent or undisclosed liabilities, all of which could materially adversely affect our business, financial condition and results of operations.

In connection with the Stockman’s Casino acquisition, we have sought to minimize the impact of contingent and undisclosed liabilities by obtaining indemnities and warranties from the seller. However, these indemnities and warranties may not fully cover all liabilities due to their limited scope, amount or duration, the financial limitations of the indemnitor or warrantor, or other reasons.

We may be unable to successfully compete with other gaming activities.

The gaming industry is highly competitive. Gaming activities include traditional land-based casinos; river boat and dockside gaming; casino gaming on Indian land; state-sponsored lotteries and video poker in restaurants, bars and hotels; pari-mutuel betting on horse racing, dog racing and jai alai; sports bookmaking; Internet gaming; and card rooms. Our Delaware operations, Stockman’s Casino and the Indian-owned casinos that we are trying to develop and operate, compete or will compete, as the case may be, with all these forms of gaming, and any new forms of gaming that may be legalized in additional jurisdictions, as well as with other types of entertainment. Our operations may be unable to successfully compete with new or existing gaming operations within the vicinity of our operations or with gaming operations available on the Internet.

We have pledged our sole current income source and expect to pledge all of the stock and assets of Stockman’s Casino.

Under our agreements with our Michigan joint venture partner, we have pledged the income from our Delaware operations, Midway Slots, to secure a partially convertible loan for approximately $2.4 million. In connection with our pending acquisition of Stockman’s Casino, we expect to pledge all of the capital stock and assets of Stockman’s Casino to the lender which provides the approximately $16 million of debt financing. If we are unable to generate sufficient cash flow to make payments under one or both of these loans, then the lender or lenders will be able to foreclose on these assets, and we may be required to scale back or curtail operations. In the event of a liquidation, these lenders would have priority over our stockholders.

We expect that credit agreements which we enter into will impose restrictions on us which may prevent us from engaging in transactions that might benefit us, including responding to changing business and economic conditions or securing additional financing, if needed.

We expect that the debt financing we will enter into in order to finance a portion of the acquisition of Stockman’s Casino and other agreements which we may enter into to finance our other projects will involve customary events of default and restrictive covenants that will require us to maintain specified levels of performance and financial ratios and prohibit us from taking certain actions without satisfying the financial tests or obtaining the consent of the lenders. Additionally, we expect the debt financing in connection with the acquisition of Stockman’s Casino will be secured by all of the capital stock and assets of Stockman’s Casino. The prohibited actions will likely include, among other things:

•	making investments in excess of specified amounts;

•	incurring additional indebtedness in excess of a specified amount;

•	paying cash dividends;

•	making capital expenditures in excess of a specified amount;

•	creating certain liens;

•	prepaying our other indebtedness;

•	engaging in certain mergers or combinations; and

•	engaging in transactions that would result in a change of control of our company.

Should we be unable to comply with the terms and covenants of our credit agreements, we would be required to obtain modifications of the terms of these agreements or secure another source of financing to continue to operate our business. A default could result in the acceleration of our obligations under the credit agreements. In addition, these covenants may prevent us from engaging in transactions that benefit us, including responding to changing business and economic conditions or securing additional financing, if needed. Our business is capital intensive and, to the extent we need additional financing, we may not be able to obtain such financing at all or on favorable terms, which may decrease our profitability and liquidity.

Adverse changes in discretionary consumer spending would decrease our gaming revenues.

The gaming industry is heavily dependent on discretionary consumer spending patterns. Our business is sensitive to numerous factors that affect discretionary consumer income, including adverse general economic conditions, changes in employment trends and levels of unemployment, increases in interest rates, acts of war, terrorist or political events, a significant rise in energy prices or other events or actions that may lead to a decrease in consumer confidence or a reduction in discretionary income. Declines in consumer spending within the gaming industry, especially for extended periods, could have a material adverse effect on our business, financial condition and results of operations.

If we do not complete the Stockman’s Casino acquisition, we may lose our deposits.

We have previously placed $750,000 as a deposit toward the purchase price for Stockman’s Casino. In the event we do not close the acquisition through no fault of the seller on or prior to January 31, 2007, we are obligated to place an additional $250,000 on deposit. These deposits are not refundable unless the acquisition does not close because of a seller default. We may be unable to complete the acquisition by January 31, 2007, or at all. If we are unable to complete the acquisition through no fault of the seller, then we will forfeit the entire deposit.

Naval Air Station Fallon is a significant part of the economy of Fallon, Nevada, the site of Stockman’s Casino.

Stockman’s Casino is located in Fallon, Nevada, which is the location of Naval Air Station Fallon, the home of the Naval Strike and Air Warfare Center. The naval base is an important employer in the region and accounts for a significant part of the economy. Any future decrease of operations or closure of the naval base would have a negative impact on the region’s economy, and in turn the future financial performance of Stockman’s Casino and our results of operations.

We will need to make substantial financial and manpower investments in order to assess our internal controls over financial reporting, and our internal controls over financial reporting may be found to be deficient.

Section 404 of the Sarbanes-Oxley Act of 2002 requires management to assess its internal controls over financial reporting and requires auditors to attest to that assessment. Current regulations of the Securities and Exchange Commission will require us to include this assessment and attestation in our Annual Report on Form 10-KSB commencing with the annual report for our fiscal year ended December 31, 2007. If proposed changes to this rule are adopted, this attestation requirement will be required of us beginning with our annual report for the fiscal year ending December 31, 2008, or, if revisions to Auditing Standard No. 2 have not yet been finalized, a later date subject to further postponement by the SEC.

We will incur significant increased costs in implementing and responding to these requirements. In particular, the rules governing the standards that must be met for management to assess its internal controls over financial reporting under Section 404 are complex and require significant documentation, testing and, if necessary, possible remediation. Our process of reviewing, documenting and testing our internal controls over financial reporting may cause a significant strain on our management, information systems and resources. We may have to invest in additional accounting and software systems. We may be required to hire additional personnel and to use outside legal, accounting, and advisory services. In addition, we will incur additional fees from our auditors as they perform the additional services necessary for them to provide their attestation. If we are unable to favorably assess the effectiveness of our internal controls over financial reporting when we are required to, or if our independent auditors are unable to provide an unqualified attestation report on such assessment, then we may be required to change our internal controls over financial reporting to remediate deficiencies. In addition, investors may lose confidence in the reliability of our financial statements, causing our stock price to decline. We currently only have four persons in our finance department. This limited number of staff will make it harder for us to comply with Section 404 and consequently a loss of any of our finance staff members will adversely affect our ability to comply with Section 404.

Risks Related to Gaming Regulations

Inability to obtain and maintain necessary approvals from various gaming regulators will limit our expansion and our operations.

Our operations and proposed expansion depend on our ability to obtain and maintain regulatory approvals with various gaming regulators. In order to complete the acquisition of Stockman’s Casino, we must receive approvals and obtain and maintain licenses from the Nevada Gaming Commission. Our management agreements with the Michigan tribe, Nambé Pueblo and the Northern Cheyenne Tribe and any future management agreements we enter into with Indian tribes are subject to approval by the National Indian Gaming Commission, which we refer to in this prospectus as the NIGC. In addition, in order to conduct Class III gaming, which includes typical Las Vegas style games, as defined by the Indian Gaming Regulatory Act, a tribe must have entered into a gaming compact with the state in which the casino is to operate, which has been approved by the NIGC. The Northern Cheyenne Tribe’s gaming compact with the State of Montana expires in 2007. If the Northern Cheyenne Tribe’s compact with the State of Montana is not renewed, then we will be unable to develop the proposed casino and recover the expenses we have already incurred in pursuing this project.

Gaming facility ownership, management and operation is subject to many federal, state, provincial, tribal and/or local laws, regulations, and ordinances which are administered by particular regulatory agency or agencies in each jurisdiction. These laws, regulations and ordinances are different in each jurisdiction but generally deal with the responsibility, financial stability and character of the owners and managers of gaming operations and persons financially interested or involved in gaming operations. Our inability to obtain or maintain required gaming regulatory approvals and licenses, including from the Nevada Gaming Commission and the NIGC, would materially adversely affect our business and financial condition. Changes in these laws, regulations or ordinances could adversely affect our future performance.

The proposed sites for the Northern Cheyenne Tribe project and the Michigan project require approvals before development on the land can begin.

The site for the Northern Cheyenne Tribe project must be approved for gaming by the Secretary of the Interior with the consent of the Governor of Montana. If the Northern Cheyenne Tribe’s gaming compact with the State of Montana is not renewed or a satisfactory site for the project is not approved, then we will be unable to develop the proposed casino and recover the expenses we have already incurred pursuing this project. In a lawsuit on appeal in Michigan, Taxpayers of Michigan Against Casinos has asked the Michigan Supreme Court to reverse its prior ruling and invalidate four Michigan gaming compacts, including the compact with the Michigan tribe, in connection with an appeal regarding the authority of the governor to amend the gaming compacts. While the compact with the Michigan tribe has not been amended, reversal by the court finding that the compact as a whole is invalid would disallow Class III gaming at our Battle Creek, Michigan site.

Our management agreements with the various tribes are subject to governmental or regulatory modification.

The NIGC has the power to require modifications to Indian management agreements under some circumstances or to void such agreements or secondary agreements, including loan agreements, if we fail to obtain the required approvals or to comply with the necessary laws and regulations. While we believe that our management agreements and related secondary documents meet the applicable requirements, the NIGC has the right to review each of these agreements and has the authority to reduce the term of a management agreement or the management fee or otherwise require modification of the management agreements and secondary agreements. Such changes would negatively affect our profitability.

The rate of taxation on gaming profits may not be predictable.

The legislatures in the various states in which we operate commercial casinos have the authority to set gaming tax rates. These state legislatures may revise their gaming taxes at any time and increase the tax rates applicable to our casinos. The compacts between the states and the tribes contain provisions with respect to fees due to the state from gaming facilities and these fees may be increased upon renewal of the compact. Additionally, from time to time, certain federal legislators have proposed the imposition of federal tax on gaming revenues. Any increase in tax rates or imposition of new taxes on gaming operations applicable to our casinos either at the state or federal level, or both, could materially adversely affect our financial condition or results of operations.

The approval of the Tribal Council of the Navajo Nation is necessary in order for us to operate casinos on Navajo land.

During 2005, we were chosen by each of the Manuelito Chapter and the Shiprock Chapter of the Navajo Nation as its designated gaming developer and manager. We have also been in discussions with other chapters of the Navajo Nation concerning development and management of gaming casinos. Several determinations must be made by the Tribal Council of the Navajo Nation before gaming can be developed on tribal lands, including whether the Nation as a whole, or individual chapters in particular, will be allowed to conduct gaming, where gaming casinos will be located and which management contractors may be approved. Unless the Tribal Council approves gaming for the Manuelito Chapter and/or the Shiprock Chapter and approves us as a management contractor, we will be unable to pursue the development of these opportunities and recover the expenses that we have already incurred in connection with these projects.

Risks Related to our Common Stock

Our controlling stockholder has significant influence over management and has the power to elect a majority of our board of directors.

Prior to this offering, Mr. Michael Paulson, our controlling stockholder, beneficially owns (individually and as trustee of the Allen E. Paulson Living Trust) 29.8% of our outstanding shares of common stock and our other executive officers and directors collectively beneficially own an additional 27.7% of our outstanding shares of common stock. Assuming that none of them purchase any common stock in this offering, Mr. Paulson will beneficially own 18.5% and our other executive officers and directors will own beneficially 19.1% of our outstanding common stock after the completion of this offering. As a result, our controlling stockholder and our other executive officers and directors are able and will continue to exercise significant influence over our company, including, but not limited to, any stockholder approvals for the election of our directors and, indirectly, the selection of our senior management, new securities issuances, mergers and acquisitions and any amendments to our by-laws or charter. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. Our stockholders may be deprived of an opportunity to receive a premium for their shares as part of a sale of our company and it may negatively affect the market price of our common stock. When voting on such matters, our controlling stockholders’ interests may conflict with yours.

We will have broad discretion in using the proceeds from this offering.

In the event we do not close the acquisition of Stockman’s Casino when expected, or at all, we will be able to determine an alternative use for a substantial portion of the net proceeds from this offering. We may use the net proceeds in ways with which you may not agree, including for investments that are not currently contemplated.

We have the right under our amended and restated charter to redeem our capital stock under certain circumstances.

One of the requirements of gaming licenses in Nevada is that our directors, officers and those who own specified percentages of our capital stock must meet eligibility requirements for licenses. In order to ensure compliance with regulatory requirements in Nevada following our acquisition of Stockman’s Casino, our amended and restated certificate of incorporation allows us to repurchase shares of our capital stock from any stockholder if continued ownership of those shares by that stockholder would jeopardize any gaming license, approval, franchise, consent or management agreement held by us or any of our subsidiaries. Payment of the redemption price may be made by an unsecured promissory note. This redemption will apply even if the stockholder would not have chosen to sell the stock at such time.

Our preferred stockholders have certain liquidation rights that are superior to those of our common stockholders.

Holders of our Series 1992-1 Preferred Stock have priority over holders of our common stock in the event we are subject to liquidation. In the event that we become subject to liquidation, and the Series 1992-1 Preferred Stock remains outstanding, any distributions upon our liquidation will be first distributed to our preferred stockholders before distributions, if any at all, are made to our common stockholders.

Our dividend policy is such that our preferred stockholders have superior dividend rights to those of our common stockholders.

For so long as the Series 1992-1 Preferred Stock remains outstanding, we may not pay any dividends with respect to our common stock until all accrued and unpaid dividends with respect to the Series 1992-1 Preferred Stock are paid. As of September 30, 2006, the accrued and unpaid dividends totaled $2,992,500.

There are trading risks for low priced stocks.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

If our common stock is delisted from the American Stock Exchange, then trading in our common stock will be covered by Rules 15-g-1 through 15-g-6 promulgated under the Securities Exchange Act of 1934, as amended. Under such rules, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to this transaction. Securities are exempt from these rules if the market price of the common stock is at least $5.00 per share.

Our stock price may be volatile because of factors beyond our control and you may lose all or a part of your investment.

The market price of our common stock has been volatile in recent years. The market price of our common stock could be subject to significant fluctuations after this offering and may decline below the offering price. Any of the following factors could affect the market price of our common stock:

•	our failure to meet financial analysts’ performance expectations;

•	changes in earnings estimates and recommendations by financial analysts;

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions, renovations, joint ventures or capital commitments;

•	regulatory action or changes; or

•	general market, political and economic conditions.

Purchasers of our common stock will experience immediate and substantial dilution.

Based on an assumed offering price of $3.38 per share and the payment of preferred dividends, purchasers of our common stock in this offering will experience an immediate and substantial dilution of $2.10 per share in the net tangible book value per share of our common stock from the public offering price. Our pro forma net tangible book value as of September 30, 2006 after giving effect to this offering and the payment of preferred dividends would be $1.28 per share of common stock.

Assuming the completion of the Stockman’s acquisition and the payment of preferred dividends to purchasers of our common stock in this offering will experience an immediate and substantial dilution of $2.59 per share in net tangible book value per share from the public offering price. Our pro forma net tangible book value as of September 30, 2006 after giving effect to this offering and the payment of preferred dividends would be $0.79 per share of common stock.

Our common stock is thinly-traded.

For most of our history our common stock has been thinly-traded, both privately and on the various exchanges on which it has been listed, making it difficult for stockholders to sell shares of our common stock at a predictable price or at all. Following this offering, an active trading market for our common stock may not develop and you may be unable to sell our common stock quickly or at predictable prices. The volatility in the market price of our common stock may cause stockholders to encounter significant short term variations in the market price of the stock on account of factors beyond our control.

FORWARD-LOOKING INFORMATION

The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements regarding our “expectations,” “anticipation,” “intentions,” “beliefs,” or “strategies” regarding the future. Forward-looking statements also include statements regarding revenue, expenses, and earnings for fiscal years 2006 and 2007 and thereafter; contemplated and future development projects; development strategies; potential acquisitions or strategic alliances; the success of a particular project or gaming facility; and liquidity and anticipated cash needs and availability. All forward-looking statements included in this prospectus are based on information available to us as of the filing date of this prospectus, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from the forward-looking statements. Among the factors that could cause actual results to differ materially are the following:

•	our growth strategies;

•	our development and potential acquisition of new facilities;

•	risks related to development and construction activities;

•	anticipated trends in the gaming industries;

•	patron demographics;

•	general market and economic conditions;

•	access to capital, including our ability to finance future business requirements;

•	the availability of adequate levels of insurance;

•	changes in federal, state, and local laws and regulations, including environmental and gaming license legislation and regulations;

•	regulatory approvals;

•	competitive environment; and

•	risks, uncertainties and other factors described in this prospectus under the heading “Risk Factors.”

USE OF PROCEEDS

The net proceeds from the sale of the shares of common stock offered by us will be approximately $18,766,000, or approximately $21,655,900 if the underwriter exercises its over-allotment option in full, based on a public offering price of $3.38 per share (the midpoint of the expected price range), underwriting discounts, commissions and estimated offering expenses.

We expect to use the net proceeds of this offering as follows:

•	approximately $10.5 million along with approximately $16 million in debt financing and deposits that have already been made to fund our acquisition of all of the outstanding shares of capital stock of Stockman’s Casino from the James R. Peters Family Trust;

•	approximately $3 million to pay the accrued dividends on our outstanding Series 1992-1 Preferred Stock;

•	approximately $2.5 million to fund gaming development projects, including the proposed gaming facilities in Michigan, New Mexico, and Montana, and future casino projects; and

•	any remaining amounts for general corporate purposes.

The total price of the acquisition of the capital stock of Stockman’s Casino is $25.5 million, and is subject to increase if the operation exceeds certain financial targets during the 12 months prior to closing of the transaction. Based on Stockman’s unaudited financial results for the period ended September 30, 2006, we expect the purchase price to increase between $400,000 and $800,000. Stockman’s Casino, Inc. owns and operates Stockman’s Casino and Holiday Inn Express in Fallon, Nevada, located about one hour east of Reno, Nevada. Stockman’s Casino completed a renovation in May 2006, which resulted in a total of almost 8,400 square feet of gaming space with approximately 280 gaming machines, 4 table games and a keno game. The casino has a bar, a fine dining restaurant and a coffee shop. The Holiday Inn Express has 98 guest rooms, indoor and outdoor swimming pools, a sauna, fitness club, meeting room and business center.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

On July 28, 2005, our common stock began trading on the American Stock Exchange, or AMEX, under the symbol “FLL”. Previously, our common stock was listed by The Nasdaq SmallCap Market under the symbol “FHRI” until April 17, 2001 and then the stock began trading on the OTC Bulletin Board. Set forth below are the high and low sales prices of our common stock as reported on the OTC Bulletin Board and the AMEX for the periods indicated:

	High	Low
Year Ended December 31, 2006

First Quarter	$3.59	$2.90
Second Quarter	3.60	3.10
Third Quarter	3.92	3.05
Fourth Quarter (through November 22, 2006)	3.45	3.10

Year Ended December 31, 2005

First Quarter	$4.25	$0.50
Second Quarter	4.10	2.63
Third Quarter	4.99	3.40
Fourth Quarter	4.19	2.55

Year Ended December 31, 2004

First Quarter	$1.00	$0.62
Second Quarter	0.97	0.75
Third Quarter	1.10	0.70
Fourth Quarter	0.92	0.56

The OTC Bulletin Board quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Holders

As of November 15, 2006, we had approximately 141 record holders of our common stock. We believe that there are over 800 beneficial owners of our common stock.

DIVIDEND POLICY

We have never paid dividends on our common stock or preferred stock. Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available.

Holders of our Series 1992-1 Preferred Stock are entitled to receive dividends, when, as and if declared by our board of directors out of funds legally available in the annual amount of $.30 per share, payable in arrears semi-annually on the 15th day of December and June, in each year. Dividends on the Series 1992-1 Preferred Stock commenced accruing on July 1, 1992 and are cumulative. We have not declared or paid the accrued dividends on our Series 1992-1 Preferred Stock, which were payable since issuance, and equaled $2,992,500 as of September 30, 2006.

Since we have not declared, set apart for payment or paid accrued dividends on the Series 1992-1 Preferred Stock, we are restricted from paying any dividend or making any other distribution or redeeming any stock ranking junior to our preferred stock.

We intend to retain future earnings, if any, to provide funds for the operation of our business, retirement of our debt and payment of preferred stock dividends and, accordingly, do not anticipate paying any cash dividends on our common stock in the near future.

We have agreements with the holders of the 700,000 outstanding shares of our Series 1992-1 Preferred Stock, including William McComas, one of our directors, to pay the accrued and unpaid dividends on our preferred stock from the proceeds of this offering in exchange for each holder’s agreement to convert each outstanding share of preferred stock held by him into one share of common stock and to not sell or otherwise transfer any of these shares of common stock at any time prior to the 90th day following the closing of this offering. One of these agreements expires on December 31, 2006. The other agreement expires on November 30, 2006, but we expect to extend this agreement for an additional 30 days.

DILUTION

At September 30, 2006, our net tangible book value was approximately $6,956,800, or $0.63 per outstanding share of our common stock. Net tangible book value per share of our common stock represents the amount of our total tangible assets, reduced by the amount of our total liabilities, divided by the number of shares of our common stock outstanding.

Assuming the underwriter does not exercise its over-allotment option and after giving effect to this offering, the application of the net proceeds therefrom and the payment of preferred dividends, the net tangible book value at September 30, 2006, would have been approximately $22,730,300, or $1.28 per share of common stock, representing an immediate increase in net tangible book value of $0.65 per share to existing shareholders and an immediate dilution of $2.10 per share to new investors. The following table illustrates this per share dilution:

Public offering price per share	$3.38
Adjusted net tangible book value per share, after giving effect to the offering	$1.28
Dilution in net tangible book value per share to new investors in the offering(1)	$2.10

(1)	Dilution is determined by subtracting adjusted net tangible book value per share of our common stock, after giving effect to this offering, and the application of the net proceeds therefrom, from the gross offering price of $3.38 per share. Assuming the Stockman’s acquisition is completed as contemplated and the payment of deferred dividends, the net tangible book value at September 30, 2006 would have been approximately $13,934,472, or $0.79 per share of common stock, representing an immediate increase in net tangible book value of $0.15 per share to existing shareholders and an immediate dilution of $2.59 per share to new investors.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2006:

•	On a historical basis, which reflects our actual capitalization as of September 30, 2006, without any adjustments to reflect subsequent or anticipated events; and

•	On a pro forma basis, which reflects our capitalization as of September 30, 2006, with adjustments to reflect (1) the sale of the 6,000,000 shares of common stock offered by us in this offering at an assumed offering price of $3.38 per share (the midpoint of the expected price range), (2) the application of the estimated net proceeds of $18,766,000 from this offering, (3) the conversion of 700,000 shares of our outstanding preferred stock into common stock following payment of accrued but unpaid dividends of $2,992,500 from the net proceeds of this offering, (4) the Stockman’s Casino acquisition for a purchase price of approximately $26.1 million including an assumed purchase price adjustment of $600,000 based on the midpoint of our estimated range of between $400,000 and $800,000, and (5) our proposed debt financing of approximately $16 million expected to be incurred in connection with the Stockman’s Casino acquisition, as if each had occurred on September 30, 2006.

You should read this table together with “Selected Historical and Pro Forma Consolidated Financial Data,” and “Management’s Discussion and Analysis or Plan of Operation” and our audited consolidated financial statements, including the notes thereto, each of which is included elsewhere in this prospectus.

	September 30, 2006
	(Unaudited)
	Actual	Pro Forma
Cash and cash equivalents	$902,896	$7,632,810
Long-term debt, including accrued interest	2,759,794	19,359,794
Stockholders’ equity:
Series 1992-1 Preferred stock, par value $0.0001 per share:
5,000,000 shares authorized; 700,000 shares issued; no shares issued, pro forma	70	—
Common stock, par value $0.0001 per share:
25,000,000 shares authorized: 11,008,380 shares issued; 17,708,380 shares issued, pro forma	1,101	1,771
Additional paid-in capital	19,607,302	38,372,702
Deferred compensation	(1,374,677)	(1,374,677)
Deficit	(6,089,797)	(9,082,297)

Total stockholders’ equity	12,143,999	27,917,499

Total capitalization	$14,903,793	$47,277,293

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

The following tables set forth:

•	selected consolidated financial data for the years ended December 31, 2005 and 2004, as derived from our audited consolidated financial statements included elsewhere in this prospectus;

•	selected consolidated financial data for the nine-month periods ended September 30, 2006 and 2005, as derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus;

•	selected consolidated financial data as of September 30, 2006 and as of December 31, 2005 and 2004, as derived from our unaudited and audited consolidated financial statements, respectively, included elsewhere in this prospectus;

•	selected consolidated pro forma financial data for the year ended December 31, 2005 and for the nine-month period ended September 30, 2006, reflecting pro forma adjustments for the following as if each had occurred on January 1, 2005:

o	the sale of 6,000,000 shares in this offering at an assumed public offering price of $3.38 per share (based on the midpoint of the expected price range),

o	the application of the estimated net proceeds of $18,766,000 of this offering,

o	the conversion of 700,000 shares of our outstanding preferred stock into common stock following payment of the accrued but unpaid dividends of $2,992,500 from the net proceeds of this offering,

o	the Stockman’s Casino acquisition for a purchase price of approximately $26.1 million including an assumed purchase price adjustment of $600,000 based on the midpoint of our estimated range of between $400,000 and $800,000, and

o	our proposed debt financing of approximately $16 million in connection with the Stockman’s Casino acquisition; and

•	selected consolidated pro forma financial data as of September 30, 2006, reflecting pro forma adjustments for the following as if each had occurred on September 30, 2006:

o	the sale of 6,000,000 shares in this offering at an assumed public offering price of $3.38 per share (based on the midpoint of the expected price range),

o	the application of the estimated net proceeds of $18,766,000 of this offering,

o	the conversion of 700,000 shares of our outstanding preferred stock into common stock following payment of the accrued but unpaid dividends of $2,922,500 from the net proceeds of this offering,

o	the Stockman’s Casino acquisition for a purchase price of approximately $26.1 million including an assumed purchase price adjustment of $600,000 based on the midpoint of our estimated range of between $400,000 and $800,000, and

o	our proposed debt financing of approximately $16 million expected to be incurred in connection with the Stockman’s Casino acquisition.

The information below is summary in nature and should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation” and our unaudited and audited consolidated financial statements, including the notes thereto, each of which is included elsewhere in this prospectus.

Statement of Income Data:

	Nine Months Ended September 30, (Unaudited)			Year Ended December 31,
	Pro Forma 2006	2006	2005	Pro Forma 2005	2005	2004
				(Unaudited)		(As previously restated)
Revenue
Casino	$5,916,678	$—	$—	$7,450,655	$—	$—
Food and beverage	1,472,502	—	—	1,980,096	—	—
Hotel	1,476,905	—	—	1,826,213	—	—

	8,866,085	—	—	11,256,964	—	—

Equity in net income of unconsolidated joint venture	2,946,783	2,946,783	2,909,417	3,700,916	3,700,916	3,586,160

Operating costs and expenses
Project development costs	491,801	491,801	998,499	1,234,571	1,234,571	777,502
Casino, food and beverage and hotel	4,370,410	—	—	6,287,673	—	—
Selling, general and administrative	3,872,427	2,781,069	1,705,490	2,992,920	2,342,260	1,652,545
Depreciation and amortization	726,787	56,309	70,917	961,767	76,960	102,256

	9,461,425	3,329,179	2,774,906	11,476,931	3,653,791	2,532,303

Unrealized gains on notes receivable	1,022,283	1,022,283	60,648	119,274	119,274	518,133

Arbitration award, net	—	—	848,393	922,611	922,611	—

Income from operations	3,373,726	639,887	1,043,552	4,522,834	1,089,010	1,571,990

Other income (expense)	(948,727)	(81,624)	(69,668)	(1,180,337)	(86,780)	(97,421)

Income before non-controlling interest in net loss of consolidated joint venture and income taxes	2,424,999	558,263	973,884	3,342,497	1,002,230	1,474,569
Non-controlling interest in net loss of consolidated joint venture	94,587	94,587	675,655	630,788	630,788	—

Income before income taxes	2,519,586	652,850	1,649,539	3,973,285	1,633,018	1,474,569
Income taxes	(948,306)	(313,616)	(647,287)	(1,589,371)	(793,680)	(697,555)

Net income	1,571,280	339,234	1,002,252	2,383,914	839,338	777,014
Less undeclared dividends on cumulative preferred stock	—	(157,500)	(157,500)	—	(210,000)	(210,000)

Net income applicable to common shares	$1,571,280	$181,734	$844,752	$2,383,914	$629,338	$567,014

Net income per common share
Basic	$0.09	$0.02	$0.08	$0.14	$0.06	$0.05

Diluted	$0.09	$0.02	$0.08	$0.13	$0.06	$0.05

Weighted-average number of common shares outstanding
Basic	17,338,900	10,638,900	10,340,380	17,040,380	10,340,380	10,340,380

Diluted	18,040,262	11,340,262	11,173,003	17,740,380	11,040,380	11,040,380

Balance Sheet Data:

	September 30,		December 31,
	Pro Forma 2006	2006	2005	2004
	(Unaudited)			(As previously restated)
Assets
Current assets	$8,402,653	$1,224,738	$3,394,080	$2,641,803
Other assets	42,741,854	17,021,854	13,544,187	12,358,602

	$51,144,507	$18,246,592	$16,938,267	$15,000,405

	September 30,		December 31,
	Pro Forma 2006	2006	2005	2004
	(Unaudited)			(As previously restated)
Liabilities and stockholders’ equity
Current liabilities	$1,387,709	$863,294	$820,960	$436,002
Long-term liabilities	19,775,257	3,175,257	3,016,717	2,472,363
Non-controlling interest in consolidated joint venture	2,064,042	2,064,042	2,098,628	1,929,416
Stockholders’ equity	27,917,499	12,143,999	11,001,962	10,162,624

	$51,144,507	$18,246,592	$16,938,267	$15,000,405

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following discussion and analysis in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We develop, manage and invest in gaming related opportunities. We continue to actively investigate, on our own and with partners, new commercial and tribal gaming opportunities. We seek to expand our business operations through acquiring, managing, or developing gaming facilities in profitable markets. Currently, we are a 50% investor in a joint venture with Harrington Raceway, Inc., which manages Midway Slots and Simulcast at the Delaware State Fairgrounds in Harrington, Delaware. Midway Slots has approximately 1,580 gaming devices, a 450-seat buffet, a 50-seat diner, a gourmet steak house and an entertainment lounge area. Our 50% owned Michigan joint venture has a management agreement with the Nottawaseppi Huron Band of Potawatomi Indians for the development and management of Firekeeper’s Casino in the Battle Creek, Michigan area, which is currently in the pre-development stage. The planned casino resort is expected to have more than 2,000 gaming devices. The management agreement is subject to NIGC approval.

During 2005, we entered into agreements with the Nambé Pueblo of New Mexico and the Northern Cheyenne Tribe of Montana to develop and manage gaming casinos for each. Each management agreement is subject to approval by the NIGC and the project site must be approved for gaming by appropriate officials in the Department of the Interior. The proposed site for the Nambé Pueblo project is on land that is held in trust for the tribe, has been determined suitable for gaming pursuant to the Indian Gaming Regulatory Act, and is not subject to any further approvals. The proposed site for the Northern Cheyenne Tribe project is on land, which, although it is already held in trust for the tribe, must be approved by the Secretary of the Interior in conjunction with the Governor of Montana pursuant to a process set forth in the Indian Gaming Regulatory Act. In 2005, legislative bills were introduced into committees of both the U.S. Senate and House of Representatives which, if passed into law in their current form, would impact the ability of the Northern Cheyenne Tribe to use its chosen site for gaming. These bills seek to limit or curtail so-called “off-reservation” gaming by Indian tribes. Section 20 of the Indian Gaming Regulatory Act requires that gaming by Indian tribes be conducted on land which was held in trust for the benefit of the tribe prior to October 17, 1988, the effective date of such act, unless one of several exceptions stated in Section 20 applies. The currently pending legislative bills, if passed and signed into law, would eliminate some of these exceptions and place added burdens on compliance with those that remain, making it more difficult, costly and time consuming for an Indian tribe to obtain permission to use such land for gaming.

In addition, during 2005, we were chosen by the Manuelito Chapter of the Navajo Nation as its designated gaming developer and manager. We have also been in discussions with other chapters of the Navajo Nation concerning development and management of gaming facilities for them. Several determinations must be made by the Tribal Council of the Navajo Nation before gaming can be developed on tribal lands, including whether the Nation as a whole, or individual chapters in particular, will be allowed to conduct gaming, where gaming facilities will be located and which management contractors may be approved.

On April 6, 2006, we signed a Stock Purchase Agreement under which we intend to acquire all of the outstanding shares of capital stock of Stockman’s Casino, Inc. for $25.5 million. Stockman’s Casino, Inc. owns and operates Stockman’s Casino and Holiday Inn Express in Fallon, Nevada. The purchase price is subject to increase if the operation exceeds certain financial targets during the 12 months prior to closing of the transaction. Based on Stockman’s unaudited financial results for the period ended September 30, 2006, we expect the purchase price to increase between $400,000 and $800,000. The closing of the transaction is expected to occur in the first quarter of 2007 and is subject to the receipt of all regulatory approvals. We intend to finance the transaction with a portion of the net proceeds from this offering, cash on hand and approximately $16 million of debt. On July 6, 2006, the Nevada State Bank issued a commitment for a $16 million senior secured facility to be secured by the capital stock and assets of Stockman’s Casino. The facility will have a reducing balance and bear interest at a premium above LIBOR based on our leverage ratio. Funding is subject to finalizing definitive loan documents, receipt of regulatory approvals, and customary closing conditions.

Our revenues during the first nine months of 2006, and the calendar years 2005 and 2004 were derived solely from our Delaware joint venture, as we have been unable to proceed with development of our Michigan project until certain litigation was resolved in our favor and we receive NIGC approval of the management agreement.

Critical Accounting Estimates and Policies

As discussed below and in notes 2 and 3 to our consolidated financial statements, we recently retroactively changed our method of accounting for advances made to the tribes. The estimated fair value of our notes receivable are now accounted for as in-substance structured notes in accordance with the guidance contained in Emerging Issues Task Force (EITF) Issue No. 96-12, Recognition of Interest Income and Balance Sheet Classification of Structured Notes).

Although our financial statements necessarily make use of certain accounting estimates by management, we believe that, except as discussed below, no matters that are the subject of such estimates are so highly uncertain or susceptible to change as to present a significant risk of a material impact on our financial condition or operating performance.

The significant accounting estimates inherent in the preparation of our financial statements include estimates associated with management’s fair value estimates related to notes receivable from tribal governments, and the related evaluation of the recoverability of our investments in contract rights. Various assumptions, principally affecting the probability of completing our various projects under development and getting them open for business, and other factors underlie the determination of these significant estimates. The process of determining significant estimates is fact and project specific and takes into account factors such as historical experience and current and expected legal, regulatory and economic conditions. We regularly evaluate these estimates and assumptions, particularly in areas, if any, where changes in such estimates and assumptions could have a material impact on our results of operations, financial position and, generally to a lesser extent, cash flows. Where recoverability of these assets is contingent upon the successful development and management of a project, we evaluate the likelihood that the project will be completed and then evaluate the prospective market dynamics and how the proposed facilities should compete in that setting in order to forecast future cash flows necessary to recover the recorded value of the assets. In most cases, we engage independent experts to prepare and periodically update market and/or feasibility studies to assist in the preparation of forecasted cash flows. Our conclusions are reviewed as warranted by changing conditions.

Long-term assets related to Indian casino projects

We account for the estimated fair value of advances made to tribes as in-substance structured notes in accordance with the guidance contained in Emerging Issues Task Force Issue No. 96-12, Recognition of Interest Income and Balance Sheet Classification of Structure Notes.

Because our right to recover our advances and development costs with respect to Indian gaming projects is limited to the future net revenues of the proposed gaming facilities, we evaluate the financial opportunity of each potential service arrangement before entering into an agreement to provide financial support for the development of an Indian project. This process includes (1) determining the financial feasibility of the project assuming the project is built, (2) assessing the likelihood that the project will receive the necessary regulatory approvals and funding for construction and operations to commence, and (3) estimating the expected timing of the various elements of the project including commencement of operations. When we enter into a service or lending arrangement, management has concluded, based on feasibility analyses and legal reviews, that there is a high probability (typically 90%) that the project will be completed and that the probable future economic benefit is sufficient to compensate us for our efforts in relation to the perceived financial risks. In arriving at our initial conclusion of probability, we consider both positive and negative evidence. Positive evidence ordinarily consists not only of project-specific advancement or progress, but the advancement of similar projects in the same and other jurisdictions, while negative evidence ordinarily consists primarily of unexpected, unfavorable legal, regulatory or political developments such as adverse actions by legislators, regulators or courts. Such positive and negative evidence is reconsidered at least quarterly. No asset, including notes receivable or contract rights, related to an Indian casino project is recorded on our books unless it is considered probable that the project will be built and will result in an economic benefit sufficient for us to recover the asset.

In initially determining the financial feasibility of the project, we analyze the proposed facilities and their location in relation to market conditions, including customer demographics and existing and proposed competition for the project. Typically, independent consultants are also hired to prepare market and financial feasibility reports. These reports are reviewed by management and updated periodically as conditions change.

We also consider the status of the regulatory approval process including whether:

•	the federal Bureau of Indian Affairs, or BIA, recognizes the tribe;

•	the tribe has the right to acquire land to be used as a casino site;

•	the Department of the Interior has put the land into trust as a casino site;

•	the tribe has a gaming compact with the state government;

•	the National Indian Gaming Commission has approved a proposed management agreement; and

•	other legal or political obstacles exist or are likely to occur.

The development phase of each relationship commences with the signing of the development and management agreements and continues until the casinos open for business. Thereafter, the management phase of the relationship, governed by the management contract, continues for a period of up to seven years. We make advances to the tribes, which are recorded as notes receivable, primarily to fund certain portions of the projects, which bear no interest or below market interest until operations commence. Repayment of the notes receivable and accrued interest is only required if the casino is successfully opened and distributable profits are available from the casino operations. Under the management agreement, we typically earn a management fee calculated as a percentage of the net operating income of the gaming facility. In addition, repayment of the loans and the manager’s fees are subordinated to certain other financial obligations of the respective operations. Generally, the order of priority of payments from the casinos’ cash flows is as follows:

•	a certain minimum monthly priority payment to the tribe;

•	repayment of various senior debt associated with construction and equipping of the casino with interest accrued thereon;

•	repayment of various debt with interest accrued thereon, if any, due to us;

•	management fee to us;

•	other obligations; and

•	the remaining funds distributed to the tribe.

Notes receivable

We account for our notes receivable from and management agreements with the tribes as separate assets. Under the contractual terms, the notes do not become due and payable unless and until the projects are completed and operational. However, if our development activity is terminated prior to completion, we generally retain the right to collect in the event of completion by another developer. Because the stated rate of the notes receivable alone is not commensurate with the risk inherent in these projects (at least prior to commencement of operations), the estimated fair value of the notes receivable is generally less than the amount advanced. At the date of each advance, the difference between the estimated fair value of the note receivable and the actual amount advanced is recorded as either an intangible asset, contract rights, or expensed as period costs of retaining such rights if the rights were acquired in a separate unbundled transaction.

Subsequent to its effective initial recording at estimated fair value, the note receivable portion of the advance is adjusted to its current estimated fair value at each balance sheet date using typical market discount rates for prospective Indian casino operations, and expected repayment terms as may be affected by estimated future interest rates and opening dates, with the latter affected by changes in project-specific circumstances such as ongoing litigation, the status of regulatory approvals and other factors previously noted. The notes receivable are not adjusted to an estimated fair value that exceeds the face value of the note plus accrued interest, if any. Due to the uncertainties surrounding the projects, no interest income is recognized during the development period, but changes in estimated fair value of the notes receivable are recorded as unrealized gains or losses in our statement of operations.

Upon opening of the casino, the difference, if any, between the then recorded estimated fair value of the notes receivable, subject to any appropriate impairment adjustments pursuant to Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, and the amount contractually due under the notes would be amortized into income using the effective interest method over the remaining term of the note.

Contract rights

Intangible assets related to the acquisition of the management agreements are periodically evaluated for impairment based on the estimated cash flows from the management agreement on an undiscounted basis and amortized using the straight-line method over the lesser of seven years or contractual lives of the agreements, typically beginning upon commencement of casino operations. In the event the carrying value of the intangible assets were to exceed the undiscounted cash flow, the difference between the estimated fair value and carrying value of the assets would be charged to operations.

The cash flow estimates for each project were developed based upon published and other information gathered pertaining to the applicable markets. We have many years of experience in making these estimates and also utilize independent appraisers and feasibility consultants in developing our estimates. The cash flow estimates are initially prepared (and periodically updated) primarily for business planning purposes with the tribes and are secondarily used in connection with our impairment analysis of the carrying value of contract rights, land held for development, and other capitalized costs, if any, associated with our Indian casino projects. The primary assumptions used in estimating the undiscounted cash flow from the projects include the expected number of Class III gaming devices, table games, and poker tables, and the related estimated win per unit per day. Our estimates of the number of units and daily win per unit for the first year of operation for our Michigan project are (1) 2000 devices ($210), (2) 44 table games ($2,250), and (3) 8 poker tables ($500). For the second through fifth year of operations, we estimate that our cash flow from management fees from the Michigan project will increase 4% to 10% annually. Generally, within reasonably possible operating ranges, our impairment decisions are not particularly sensitive to changes in these assumptions because estimated cash flow greatly exceeds the carrying value of the related intangibles and other capitalized costs. We believe that the primary competitors to our Michigan project are five Northern Indiana riverboats whose published win per device per day has consistently averaged above $300, as compared to $210 used in our undiscounted cash flow analysis. Our Michigan project is also located approximately 120 miles west of Detroit and 100 miles northeast of another Michigan Indian casino project which is under construction near New Buffalo. Both were considered but not thought to be as directly competitive to our Michigan project as the Northern Indiana riverboats.

Summary of long-term assets related to Indian casino projects

Long-term assets associated with Indian casino projects are summarized as follows:

	September 30, 2006	December 31, 2005	December 31, 2004
			(As previously restated)
Michigan project:
Notes receivable, tribal governments	$5,552,360	$4,038,427	$3,098,950
Contract rights, net	4,704,647	4,754,597	4,927,814
Land held for development	3,858,832	3,858,832	3,858,832

	14,115,839	12,651,856	11,885,596

Other projects:
Notes receivable, tribal governments	$678,569	$230,102	$25,000
Contract rights, net	482,552	333,155	—
Land held for development	130,000	130,000	—

	1,291,121	693,257	25,000

	$15,406,960	$13,345,113	$11,910,596

As noted above, the Michigan project comprises the majority of long-term assets related to Indian casino projects. We have a management agreement with the Michigan tribe for the development and operation of a casino resort near Battle Creek, Michigan which provides that we will receive, only from the operations and financing of the project, reimbursement for all advances we have made to the tribe (without interest until the opening of the project as required by the National Indian Gaming Commission and thereafter with interest at prime plus 1%) and a management fee equal to 26% of the net operating income of the casino (as defined) for a period of seven years. While the advances are expected to be repaid prior to commencement of operations, if they are not, the repayment term is seven years, commencing 30 days from the opening of the project. Before the issuance of our 2004 Form 10-KSB, we learned that the United States Supreme Court had upheld the validity of tribal-state gaming compact with the State of Michigan, which resulted in a reduction of our estimated timetable for opening the casino from four to three years. However, because of other legal delays experienced during 2005, our estimate at December 31, 2005 of the time until opening remained three years.

During the second quarter of 2006, we accelerated the estimated opening date for the Michigan casino from the fourth quarter of 2008 to the third quarter of 2008. Based on our meetings with the Department of Interior and the Justice Department during the second quarter of 2006, and the commencement of construction on Pokagon casino located approximately 100 miles from the intended Michigan project site, we estimate the transfer of the Michigan land into trust will occur sooner than we previously anticipated. The acceleration of the opening date resulted in approximately $250,000 of additional unrealized gains for the second quarter of 2006. These estimates include approximately 16 months to complete the required construction.

In arriving at our estimate of three years until the opening, we considered the status of the following conditions and estimated the time necessary to obtain the required approvals, secure financing and complete the construction:

•	the tribe is federally recognized;

•	adequate land for the proposed casino resort has not been placed in trust pending the outcome of the last item below;

•	the tribe has a valid gaming compact with the State of Michigan;

•	the National Indian Gaming Commission has not yet approved the management agreement;

•	the Bureau of Indian Affairs issued a record of decision approving the final environmental impact statement in September 2006; and

•	proposals for approximately $142 million of construction financing have been obtained and the completion of financing documentation is expected in third quarter of 2007.

At September 30, 2006 and December 31, 2005, the sensitivity of changes in the key assumptions (discussed in greater detail below) related to the Michigan project are illustrated by the following increases (decreases) in the estimated fair value of the note receivable:

	September 30, 2006	December 31, 2005
• Discount rate increases to 25%	$(219,874)	$(237,491)
• Discount rate decreases to 20%	233,758	257,696
• Forecasted opening date delayed one year	(1,019,821)	(741,751)
• Forecasted opening date accelerated one year	1,249,281	908,647

Selected key assumptions and information used to estimate the fair value of the notes receivable for all projects at September 30, 2006, December 31, 2005 and December 31, 2004, as previously restated, is as follows:

	September 30, 2006	December 31, 2005	December 31, 2004
Aggregate advances/face amount of the notes receivable	$9,198,250	$8,577,979	$6,541,337
Estimated years until opening of casino:
Michigan	2.00	3.00	3.00
Nambé, New Mexico	1.25	2.00	N/A
Montana	1.25	2.00	N/A
Discount rate	22.5%	22.5%	22.5%
Estimated probability rate of casino operating:
Michigan	90%	90%	90%
New Mexico	90%	90%	N/A
Montana	90%	90%	N/A

If these loans are not repaid as expected prior to commencement of operations, we estimate that the stated interest rates of prime plus 1% during the loan repayment terms will be commensurate with the inherent risk at that time for similar credit based upon what is commercially available for comparable operations.

Factors that we consider in arriving at a discount rate include discount rates typically used by gaming industry investors and appraisers to value individual casino properties outside of Nevada and discount rates produced by the widely accepted Capital Asset Pricing Model, or CAPM, using the following key assumptions:

•	S&P 500, 10 and 15-year average benchmark investment returns (medium-term horizon risk premiums);

•	Risk-free investment return equal to the 10-year average for 90-day Treasury Bills;

•	Investment beta factor equal to the unleveraged five-year average for the hotel and gaming industry; and

•	Project specific adjustments based on typical size premiums for “micro-cap” and “low-cap” companies using 10 and 15-year averages.

Management believes that, under the circumstances, essentially three critical dates and events impact the project specific discount rate adjustment when using CAPM: (1) the date that management completes its feasibility assessment and decides to invest in the opportunity; (2) the date when construction financing has been obtained after all legal obstacles have been removed; and (3) the date that operations commence.

Amortization of gaming and contract rights is, or is expected to be provided on a straight-line basis over the contractual lives of the assets. The contractual lives may include, or not begin until after a development period and/or the term of the subsequent management agreement. Because the development period may vary based on evolving events, the estimated contractual lives may require revision in future periods. Accordingly, we have extended the amortization period in 2004 and 2005 to reflect the revised anticipated opening date for the Michigan casino. These gaming and contract rights are held by us and are to be assigned to the appropriate operating subsidiary when the related project is operational and, therefore, they are not included in the calculation of the minority interests in the subsidiaries.

Due to our current financing arrangement for the development of the Michigan project through the 50% owned joint venture, we believe we are exposed to the majority of risk of economic loss from the entity’s activities. Therefore, in accordance with Financial Accounting Standards Board Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities, or FIN 46(R), we consider this venture a variable interest entity that requires consolidation into our financial statements. We adopted FIN 46(R) in 2004, without retroactive restatement to our 2003 financial statements, as permitted under FIN 46(R), by consolidating the 50% in-substance joint venture. Since this venture was previously carried on the equity method of accounting, there was no cumulative effect of an accounting change.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 will become effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the effect that SFAS No. 157 will have on our financial position, results of operations and operating cash flows.

In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return that results in a tax benefit. Additionally, FIN 48 provides guidance on de-recognition, income statement classification of interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the effect that the application of FIN 48 will have on our consolidated results of operations and financial condition.

In February 2005, the FASB issued Statement of Financial Accounting Standards (SFAS) No 155, Accounting for Certain Hybrid Instruments amending the guidance in SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 will be effective for financial instruments acquired or issued during our fiscal year that begins after September 15, 2006. We presently do not expect SFAS 155 to be applicable to any instruments likely to be acquired or issued by us.

Results of Operations

Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005

Equity in Net Income of Unconsolidated Joint Venture

For the nine months ended September 30, 2006, our share of income from the Delaware joint venture increased $37,366, or 1%, compared to the same time period in 2005. The increase is due to an increase in the win per machine per day partially offset by an increase to the estimated annual management fee rebate.

Project Development Costs

For the nine months ended September 30, 2006, project development costs decreased $506,698, or 51%, compared to the same time period in 2005. The majority of the costs related to an environmental impact study for the Michigan project and were incurred during 2005.

General and Administrative Expenses

For the nine months ended September 30, 2006, general and administrative expenses increased by $1,075,579, or 63%, over the same period in 2005, due primarily to share-based compensation expense of $770,323 related to stock grants to certain officers and directors in the second quarter of 2006, combined with additional 2006 payroll-related expenses of $168,750 for estimated bonuses and bad debt expense of $125,000.

Unrealized Gains on Notes Receivable

Unrealized gains on notes receivable are determined based upon the estimated fair value of our notes receivable related to Indian casino projects, as discussed in more detail in “Critical Accounting Estimates and Policies” above. The increase in unrealized gains of $961,635 over the same period last year is due mainly to our Indian casino projects continuing to progress towards their anticipated opening dates. In addition, during the second quarter of 2006, based upon developing favorable events regarding certain environmental litigation, we revised and accelerated the estimated opening date of our Michigan casino project by one quarter to September 2008, which resulted in additional unrealized gains of $250,024 for the second quarter of 2006.

Arbitration Award, Net

The arbitration award is the cost reimbursement and damages resulting from a favorable arbitration ruling regarding terminated development and management agreements entered into in 1995 and 1997 in connection with the now terminated project in California. The settlement income of $848,393 is net of the write-off of related net gaming rights and advances and collection costs related to the terminated project. The settlement was collected in December 2005.

Non-controlling Interest in Loss of Consolidated Joint Venture

RAM Entertainment, LLC (RAM), a privately held investment company, has a 50% non-controlling interest in our consolidated Michigan joint venture. The joint venture’s net loss consists of unrealized gains in the note receivable related to the Michigan project offset by Michigan development costs.

Income Taxes

For the nine months ended September 30, 2006, the effective income tax rate is approximately 48%, compared to 39% for the same time period in 2005. The increase in the effective tax rate from the prior year is due primarily to additional share-based compensation expense related to restricted stock grants in 2006, partially offset by unrealized gains on valuation of notes receivable from tribal governments.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004 (as previously restated)

Equity in Net Income of Unconsolidated Joint Venture

Our share of income from the Delaware joint venture increased $114,756, or 3.2%, in 2005, compared to 2004. The increase is due to an expansion of the facilities, the addition of 140 gaming machines and extended operating hours in the second quarter of 2005. This was partially offset by an increase to the estimated management fee rebate of $33,632 in the first quarter of 2005. Rebate provisions call for the Delaware joint venture to repay 50% of management fees received in excess of $7,000,000. The estimated rebate is accrued throughout the fiscal year.

Project Development Costs

Project development costs in 2005 increased by $457,069, or 59.0%, over the prior year, due mainly to increased professional fees associated with the environmental impact study for the Michigan development, as required by the court in which the litigation relating to taking the land into trust was pending. The increase in environmental impact study-related costs is the result of engaging legal counsel and other professionals for environmental litigation issues.

General and Administrative Expenses

General and administrative expenses in 2005 increased by $689,715, or 42.0%, from 2004, partially due to an increase of $355,142 in payroll related to new development projects and additional staff. We have added executive staff in an effort to plan and program our projects so that development and construction can be expedited once the required approvals are obtained. The remaining increase is largely attributable to director’s fees of $130,000, increased business travel of $99,763, American Stock Exchange listing fees of $50,000 and other overhead costs resulting from researching and identifying new business opportunities.

Depreciation and Amortization

Depreciation and amortization in 2005 decreased by $25,296, or 24.7%, from 2004 primarily due to the $16,650 reduction in amortization expense as a result of a prospective increase in the estimate used to amortize the management agreement with the Michigan tribe. The remaining difference was due to the disposal of the California gaming rights.

Unrealized Gains on Notes Receivable

Unrealized gains on notes receivable are determined based upon the estimated fair value of our notes receivable related to Indian casino projects, as discussed in more detail in “Critical Accounting Estimates and Policies” above. The decrease in unrealized gains in 2005 of $398,859, or 77.0%, from 2004 is primarily due to favorable court rulings related to the Michigan project in 2004 that caused us to revise the estimated timetable for opening the project from four years to three years.

Arbitration Award, Net

The arbitration award is the reimbursement and damages resulting from a favorable arbitration ruling regarding terminated development and management agreements entered into in 1995 and 1997 in connection with the now terminated project in California. The settlement income of $1,050,898 was partially offset by the write-off of the related remaining net gaming rights of $103,287 and advances of $25,000 related to the terminated California project.

Interest and Other Income

The increase in 2005 of $50,763, or 514.4%, is due to investing cash at a higher interest rate than in the prior year.

Interest Expense

The increase in 2005 of $40,122, or 37.4%, is due to the increase in the prime rate during 2005 compared to 2004 which affects our variable-rate note payable.

Income Taxes

The effective tax rate reflects Delaware state taxes on joint venture earnings determined on a separate return basis, combined with the statutory federal income tax adjusted for non-deductible expenses. Tax returns for 2001,

2002 and 2003 were amended in 2005 to adjust contract rights amortization and to properly characterize the 2003 tax loss on the sale of Mississippi property, resulting in a tax refund in 2005.

Non-controlling Interest in Loss of Consolidated Joint Venture

RAM Entertainment, LLC, a privately held investment company, has a 50% non-controlling interest in our consolidated Michigan joint venture. The joint venture’s losses are the result of funding development costs associated with the Michigan project. Since RAM did not fund any expenses of the joint venture prior to 2005, there was no non-controlling interest in the consolidated investee’s losses reported in the comparable prior year.

Liquidity and Capital Resources

The Delaware joint venture is currently our sole source of recurring income and significant positive cash flow. Distributions are governed by the applicable joint venture agreement. The fifteen year contract, which expires in the year 2011, provides that net cash flow (after certain deductions) is to be distributed monthly to us and our joint venture partner. Distributions are governed by the terms of the applicable joint venture agreement. Our continuing cash flow is dependent on the operating performance of this joint venture, and its ability to make monthly distributions to us. Our portion of the management fee is subject to rebates back to the owner of Midway Slots if our fee exceeds $3,500,000 annually. The owner of Midway Slots is currently funding a renovation of the facility for which we have no financial obligation.

For the nine months ended September 30, 2006, net cash flow provided by operations decreased $1,152,247, or 145%, from the same period in 2005, primarily due to prior year’s tax refund of roughly $500,000 and current year’s taxes paid and increase in salaries. Also, as a result of increased earnings from our Delaware joint venture, GED, the rebate paid was approximately $200,000 higher than in the prior year. Net cash flow provided from operations in 2005 increased $1,308,188, or 123.4%, over 2004 due mainly to the arbitration award related to our now terminated project in California. Net cash used in investing activities for the nine months ended September 30, 2006 increased $707,252, or 58%, from the same nine-month period of last year primarily due to deposits and other costs paid as part of our casino acquisition plans, partially offset by lower Michigan project development costs due to the completion of the environmental impact study in 2005. Net cash used in investing activities in 2005 increased $1,023,218, or 190.8%, from 2004 due to the increased advances to tribal governments. Developers of Indian gaming projects are typically expected to advance funds on behalf of tribes during the development process and before the gaming venture is approved and operational. Investing activities also included the purchase of land and gaming rights related to the Manuelito Chapter of the Navajo Nation. There were no financing activities in either period. At September 30, 2006, we had cash on deposit of $902,896.

Our future cash requirements will be primarily to fund the acquisition of Stockman’s Casino and to fund the balance of development expenses for the Michigan, New Mexico, Montana and other projects, and general and administrative expenses. We believe that adequate financial resources should be available to execute our current growth plan from a combination of operating cash flows and external debt and equity financing. A decrease in our cash receipts or the lack of available funding sources would limit our development.

Additional projects are considered based on their forecasted profitability, development period and ability to secure the funding necessary to complete the development, among other considerations. As part of our agreements for tribal developments, we typically fund costs associated with projects which may include legal, civil engineering, environmental, design, training, land acquisition and other related advances while assisting the tribes in securing financing for the construction of the project. A majority of these costs are advances to the tribes and are reimbursable to us, as documented in our management and development agreements, as part of the financing of the project’s development. The development and other costs that we fund for Indian tribes are only reimbursable from net revenues from the proposed gaming facilities, if any, and are not general obligations of the tribes. While each project is unique, we forecast these costs when determining the feasibility of each opportunity. Such agreements to finance costs associated with the development and furtherance of projects are typical in this industry and have become expected of Indian gaming developers.

Indian casino projects

Because we have received proposals from several funding sources for our Indian casino projects, we expect to successfully obtain third party funding for the construction stage of our Indian casino projects. However, if none of these proposals result in funding on acceptable terms, we could either, sell our rights to one or more projects and land held, find a partner with funding, or abandon the project and have our receivables reimbursed from the gaming operations, if any, developed by another party.

Presently, we do not generate sufficient internal cash flow to fund the construction phase of our Indian casino projects. If we were to discontinue any or all of these projects, the related receivables and intangibles would then be evaluated for impairment. The September 2006 balance of notes receivable from Indian advances have been discounted approximately $3 million below the contractual value of the notes and the related contract rights are valued below the anticipated cash flow from the management fees of the projects. Therefore, although the actual amount cannot be estimated at this time, we do not expect a substantial impairment charge.

Our funding of the Michigan project and our liquidity are affected by an agreement with RAM Entertainment, LLC, the owner of a 50% interest in our Michigan joint venture, in exchange for funding a portion of the development costs. Previously, RAM advanced $2,381,260 to us, which is partially convertible into a capital contribution to the Michigan joint venture upon federal approval of the land into trust application and federal approval of the management agreement with the Michigan tribe. As of September 30, 2006, these contingencies had not occurred. On May 31, 2005, we and RAM agreed to, among other items, extend the maturity date of the note payable to RAM to July 1, 2007, with interest continuing to accrue without requiring payment or penalty. This note is secured by our income from our Delaware joint venture. As part of that agreement, RAM subordinated its security interest in the collateral to our other borrowings up to $3,000,000 subject to certain terms, and committed to fund a portion of Michigan development expenditures, previously absorbed and expensed by us, of up to $800,000, retroactive to January 1, 2005. RAM has fulfilled its $800,000 obligation related to the Michigan development expenditures.

If RAM were to exercise its conversion option, then $2.0 million would be converted to a capital contribution to the Michigan joint venture, and the balance of $381,260, plus any unpaid interest would remain as debt. As stipulated in our agreements, once the land is in trust and the management agreement is approved by the NIGC, development costs up to $12.5 million will be initially financed by RAM if not financed by another source. Total projected development costs for the Michigan project are approximately $150 million. If the proposed casino is constructed, then forecasted revenues indicate that the underlying project will generate sufficient excess operating cash flow to repay or refinance the project development costs incurred by us on behalf of the Michigan tribe.

Our Michigan joint venture has the exclusive right to arrange the financing and provide casino management services to the Michigan tribe in exchange for a management fee of 26% of net profits for seven years and certain other specified consideration from any future gaming or related activities conducted by the Michigan tribe. If the project is developed, then a third party will be paid a royalty fee equating to 15% of the management fees earned by us in lieu of its original ownership interest in earlier contracts with the Michigan tribe.

In February 2005, we were named as the developer and manager of a gaming project to be developed by the Manuelito Chapter of the Navajo Nation in New Mexico. In order to pursue this opportunity, we entered into an agreement with NADACS, Inc., which has an agreement with the Manuelito Chapter to locate a developer. Pursuant to the agreement, we paid NADACS $200,000 as partial payment for the right to pursue development and management agreements for this and future Navajo gaming facilities. This project and other projects with Navajo chapters are subject to the consent of the Navajo Nation, including approval as a manager and grant of a gaming license, compliance with its yet to be created gaming commission rules and regulations, and approval by the NIGC. As part of the agreements with the Manuelito Chapter, we have provided some advances and paid costs associated with the development and furtherance of this project. Our agreements with the Manuelito Chapter provide for the reimbursement of these advances either from the proceeds of the financing of the development, the actual operation itself or, in the event that we do not complete the development, from the revenues of the tribal gaming operation undertaken by others.

In May 2005, we entered into development and management agreements with the Northern Cheyenne Tribe of Montana for a proposed casino to be built approximately 28 miles north of Sheridan, Wyoming. The Northern Cheyenne Tribe currently operates the Charging Horse casino in Lame Deer, Montana, consisting of 125 gaming devices, a 300 seat bingo hall and restaurant. As part of the agreements, we have committed to arrange financing for the costs associated with the development and furtherance of this project up to $18,000,000. Our agreements with the tribe provide for the reimbursement of these advances either from the proceeds of the financing of the development, the actual operation itself or, in the event that we do not complete the development, from the revenues of the tribal gaming operation undertaken by others. The management agreement and related contracts have been submitted to the NIGC for approval.

In June 2005, we signed gaming development and management agreements with the Nambé Pueblo of New Mexico to develop a 50,000 square foot facility including gaming, restaurants, entertainment and other amenities as part of the tribe’s multi-phased master plan of economic development. The agreements have been submitted to the NIGC for required approval. As part of the development agreement, we advanced $194,076 and are responsible for arranging financing of up to $50,000,000. Our agreements with the tribe provide for the reimbursement of advances either from the proceeds of the financing of the development, the actual operation itself or, in the event that we do not complete the development, from the revenues of the tribal gaming operation undertaken by others.

Our agreements with the various Indian tribes contain limited waivers of sovereign immunity and, in many cases, provide for arbitration to enforce the agreements. Generally, our only recourse for collection of funds under these agreements is from revenues, if any, of prospective casino operations.

Other

As part of the termination of our Hard Rock licensing rights in Biloxi, Mississippi, we agreed to provide consulting services to Hard Rock if and when the Biloxi facility opens, entitling us to annually receive the greater of $100,000 or 10% of licensing fees for the two year consulting period. However, due to the devastation caused by Hurricane Katrina, which caused severe damage to the Hard Rock Casino in Biloxi, the opening of the facility, which was originally scheduled for the third quarter of 2005, has been delayed. The fate of the facility is uncertain and we may not receive any additional fees from that licensing agreement.

During 2006, the Mississippi law was changed to allow casinos to be built on land, rather than floating on certain waterways, as previously required. At this time, we do not know the impact of the revised statute on the rebuilding of the casino. In furtherance of the termination of our involvement in the Hard Rock Casino in Biloxi, Mississippi, we had a receivable in the amount of $125,000 from the Allen E. Paulson Family Trust, of which our chairman is a trustee and principal. Our board of directors is reviewing the facts and circumstances of the agreements. As a result, management has reassessed the probability of payment and has provided an allowance for the receivable until this matter is resolved.

As of September 30, 2006, the cumulative undeclared and unpaid dividends on the 700,000 outstanding shares of our Series 1992-1 Preferred Stock equaled $2,992,500. Such dividends are cumulative whether or not declared, and are currently in arrears.

We have agreements with the holders of the 700,000 outstanding shares of our Series 1992-1 Preferred Stock, including William McComas, one of our directors, to pay the accrued and unpaid dividends on our preferred stock from the proceeds of this offering in exchange for each holder’s agreement to convert each outstanding share of preferred stock held by him into one share of common stock and to not sell or otherwise transfer any of these shares of common stock at any time prior to the 90th day following the closing of this offering. One of these agreements expires on December 31, 2006. The other agreement expires on November 30, 2006, but we expect to extend this agreement for an additional 30 days.

On April 6, 2006, we signed a Stock Purchase Agreement under which we intend to acquire all of the outstanding shares of capital stock of Stockman’s Casino, Inc. for $25.5 million. Stockman’s Casino, Inc. owns and operates Stockman’s Casino and Holiday Inn Express in Fallon, Nevada. The purchase price is subject to increase if the operation exceeds certain financial targets during the 12 months prior to closing of the transaction. Based on Stockman’s unaudited financial results for the period ended September 30, 2006, we expect the purchase price to increase between $400,00 and $800,000. The closing of the transaction is expected to occur in the first quarter of 2007 and is subject to the receipt of all regulatory approvals. We intend to finance the transaction with a portion of the net proceeds from this offering, cash on hand and approximately $16 million of debt. On July 6, 2006, the Nevada State Bank issued a commitment for a $16 million senior secured facility to be secured by the capital stock and assets of Stockman’s Casino. The facility will have a reducing balance and bear interest at a premium above LIBOR based on our leverage ratio. Funding is subject to finalizing definitive loan documents, receipt of regulatory approvals, no material or adverse changes, review of financial performance and collateral prior to funding, proof of insurance and endorsement of title insurance policies.

We expect to incur significant costs and cash outflows of approximately $450,000 in connection with the gaming licensing application process to primarily reimburse the Nevada regulators for the cost of suitability and background investigations. We expect to fund these costs from cash on hand and operating cash flows.

Under our agreements with our Michigan joint venture partner, we have pledged the income from our Delaware operations, Midway Slots, to secure a partially convertible loan for approximately $2.4 million. In connection with our pending acquisition of Stockman’s Casino, we expect to pledge all of the capital stock and assets of Stockman’s Casino to the lender that provides the approximately $16 million of debt financing.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss from changes in market rates or prices, such as interest rates and commodity prices. We are exposed to market risk in the form of changes in interest rates and the potential impact such changes may have on our variable rate debt. We have not invested in derivative based financial instruments.

Our total outstanding variable rate debt of approximately $2.4 million at September 30, 2006, is subject to variable interest rates, which averaged 8.25% during the current quarter. The applicable interest rate is based on the prime lending rate and therefore, the interest rate will fluctuate as the prime lending rate changes. Based on our outstanding variable rate debt at September 30, 2006, a hypothetical 100 basis point (1%) change in rates would result in an annual interest expense change of approximately $24,000. At this time, we do not anticipate that either inflation or interest rate variations will have a material impact on our future operations.

Results of Operations of Stockman’s Casino

Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005

Casino revenues

Casino revenue increased $505,784, or 9.34%, for the nine months ended September 30, 2006, compared to the same nine-month period in 2005, due to increased slot revenue. The increase in slot revenue is primarily due to the implementation of the Stockman’s Player’s Club in August 2004, which is a player tracking system that offers loyalty rewards based on levels of slot play. For the nine months ended September 30, 2005, the average number of slot machines on the casino floor was 257, with an average win per day of $73.17. For the nine months ended September 30, 2006, as part of a casino remodeling project, the average number of slot machines on the casino floor increased to 271 with an average win per day of $76.96, up $3.79 from the prior year period.

Food and beverage revenues

Food and beverage revenues decreased by $32,588, or 2.16%, for the nine months ended September 30, 2006, compared to the same nine-month period in 2005. The decrease was due primarily to a remodeling of the casino during 2006, which reduced the hours of operations in the coffee shop.

Hotel revenues

Hotel revenues increased by $53,208, or 3.74%, for the nine months ended September 30, 2006, compared to the same nine-month period in 2005. Hotel revenues are dependent on military-related customers from the nearby Naval base. To compensate for lower than expected military-related customers due to reduced training schedules through June 2006, Stockman’s increased the average room rate by $2.00 (effective July 2006) which led to an increase in the average daily rate of $1.70, while occupancy percentages remained flat.

Casino expenses

Casino expenses increased $83,650, or 4.68%, for the nine months ended September 30, 2006, compared to the same nine-month period in 2005. The most significant increases were in the slot department. Specifically, gaming taxes increased by $34,445, resulting from higher slot machine revenues; participation payments (slot rent expense) increased by $22,292, as Stockman’s increased the number of rented machines on the floor; and slot supplies expense increased $50,584, which was a result of slot machine conversions during 2006.

Food and beverage expenses

Food and beverage expenses decreased $8,770, or 0.56%, for the nine months ended September 30, 2006, compared to the same nine-month period in 2005. The slight decrease is due to a reduction in complementary beverages, as hotel guests are no longer provided with drink coupons on a daily basis.

Hotel expenses

Hotel expenses increased $124,272, or 15.20%, for the nine months ended September 30, 2006, compared to the same nine-month period in 2005. The majority of the increase is due to the purchase of new mattresses, linens and other supplies in 2006, combined with increased franchise fees and payroll and related expenses.

Related party rent

Related party rent increased $22,880, or 1.89%, for the nine months ended September 30, 2006, compared to the same nine-month period in 2005. The increase is due to certain leases that have an increase in the base rental as of December 1 each year, tied to the consumer price index.

Other selling, general and administrative expenses

Other selling, general and administrative expenses increased $185,865, or 18.80%, for the nine months ended September 30, 2006, compared to the same nine-month period in 2005. The principal reason for the increase is the write-off of $76,187 previously capitalized for architectural plans as a result of the determination that the plans would not be used. In addition, Stockman’s experienced a $59,786 increase in legal and professional expense in 2006, as compared to the prior year, due to the pending sale of the company.

Depreciation and amortization

Depreciation and amortization expense increased by $61,166, or 17.65%, for the nine months ended September 30, 2006, compared to the same nine-month period in 2005, due primarily to the addition of new slot machines, a new point of sale system, a new Keno counter and the remodeling of the bar area in 2006.

Interest and other income

Interest and other income increased $25,251, or 15.91%, for the nine months ended September 30, 2006, compared to the same nine-month period in 2005. The increase consists primarily of $23,563 in higher interest income resulting from a 1.5% to 2.0% increase in interest rates as compared to the prior year period.

Realized loss on sale of marketable securities

In January 2006, Stockman’s sold all of its marketable securities, resulting in a realized loss of $55,416. Prior to the sale, these securities were accounted for as available-for-sale instruments, with changes in market value recorded in unrealized gains or losses, reported accordingly as a component of stockholder’s equity.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Casino Revenues

Casino revenues increased $447,372, or 6.4% in 2005, compared to 2004 primarily due to the addition of the Oasis player tracking system encouraging guest loyalty as evidenced by an increase in average win per machine per day of $10.41 in 2005 over 2004.

Food and Beverage Revenues

Food and beverage revenues increased by $17,915, or 0.9% in 2005, compared to 2004, due to more hours of coffee shop operation and higher hotel occupancy.

Hotel Revenues

Hotel revenues increased $212,838, or 13.2% in 2005, compared to 2004, due to 5.19% higher occupancy with increased military related guests including visitors in connection with union negotiations involving the naval base and $3.39 higher average daily room rate.

Casino Expenses

Casino expenses increased $148,911, or 6.2% in 2005, compared to 2004, due to increased taxes as a result of increased revenue and slot advertisements and promotions tied to the Player’s Club which was operational for all of 2005 as opposed to only four months in 2004.

Food and Beverage Expenses

Food and beverage expenses increased $33,154, or 1.7% in 2005, compared to 2004, primarily as a result of the completion of the bar remodeling of it being operational for the full year in 2005.

Hotel Expenses

Hotel expenses increased $114,471, or 11.5% in 2005, compared to 2004. The areas of increased expenses were supplies, franchise fees and travel commissions, property and real estate taxes and utilities. Stockman’s began purchasing new mattresses for the hotel in 2005. Franchise fees and travel commissions increased as they are directly related to the increased revenue. Utilities expenses were higher due to increased occupancy.

Related Party Rents

Related party rent increased $38,638, or 2.5% in 2005, compared to 2004, due to the increase in the consumer price index.

Other Selling, General and Administrative Expense

Other selling, general and administrative expenses increased $199,463, or 15.9% in 2005, compared to 2004, due to increased payroll, increased insurance expense and increased leased equipment expense.

Depreciation and Amortization

Depreciation and amortization expense increased $16,983, or 3.3% in 2005, compared to 2004, due to increased capital purchases.

Interest and Other Income

Interest and other income increased $83,824, or 59.1% in 2005, compared to 2004, due mostly to higher interest rates. Interest income increased by $78,248, while ATM rebate/fees increased by $7,417 which was indicative of the increased activity in the casino.

Unrealized Holding Loss on Securities

Unrealized holding loss on securities increased $7,401, or 82.2% in 2005, compared to 2004, due to the decrease in the market value of the security.

BUSINESS

Overview

We develop, manage and invest in gaming related opportunities. In May 1994, Lee Iacocca, who has been one of our directors since 1998, brought to us several opportunities to become involved in gaming projects, including one near Battle Creek, Michigan with the Michigan tribe, and a “racino” in Harrington, Delaware. As a result of these opportunities, we are currently a 50% investor in a joint venture with Harrington Raceway that manages Midway Slots and Simulcast at the Delaware State Fairgrounds in Harrington, Delaware. Midway Slots has approximately 1,580 gaming devices, a 450-seat buffet, a 50-seat diner, a gourmet steakhouse and an entertainment lounge area. In addition, through our 50%-owned Michigan joint venture, we and RAM Entertainment, LLC, have an agreement to develop and manage a gaming facility near Battle Creek, Michigan for the Michigan tribe.

We also have agreements with the Nambé Pueblo and the Northern Cheyenne Tribe of Montana for the development and management of gaming facilities in New Mexico and Montana, respectively. We have been selected by the Manuelito Chapter of the Navajo Nation to develop and manage gaming facilities near Gallup, New Mexico and have been in discussions with other chapters of the Navajo Nation regarding similar gaming ventures.

On April 6, 2006, we entered into a stock purchase agreement with James R. Peters, Trustee of the James R. Peters Family Trust, under which we intend to acquire all of the outstanding shares of capital stock of Stockman’s Casino, Inc., which operates Stockman’s Casino and Holiday Inn Express in Fallon, Nevada, for $25.5 million. The purchase price is subject to increase if the operation exceeds certain financial targets during the 12 months prior to closing of the transaction. Based on Stockman’s unaudited financial results for the period ended September 30, 2006, we expect the purchase price to increase between $400,000 and $800,000. We expect the closing of the transaction to occur in the first quarter of 2007, subject to the receipt of all regulatory approvals. We expect to use a portion of the net proceeds from this offering, cash on hand and approximately $16 million in debt financing to complete the acquisition.

We were originally incorporated in Delaware under the name Hour Corp in December 1986 and we changed our name to Full House Resorts, Inc. in August 1992.

Our Strategy

We are involved in the development, management and operation of both Indian and traditional casino gaming ventures. We seek to provide superior development and management services to well-placed and successful Indian gaming operations. In general, Indian gaming ventures provide an opportunity for revenue and earnings growth, but the development projects have a long lead time before realizing revenues. We pursue those Indian gaming ventures:

•	where the tribe is federally recognized;

•	where the tribe has land in trust or which is otherwise suitable for gaming under federal law;

•	where the tribe has a compact with the state in which the proposed site is located to conduct Class III gaming, as defined by federal law;

•	where the tribe is stable in its governance;

•	which can be developed within the financial and other resources that we can provide; and

•	which are anticipated to provide sufficient income to us to support the development commitment.

We seek acquisition of commercial gaming opportunities which are within the financial and other resources that we can extend to the venture and which are underperforming or priced to permit acceptable returns on our investment. These commercial gaming ventures may be quickly accretive to earnings and may benefit from our management experience, but competition for these acquisitions may hinder our ability to acquire these properties.

Description of Operations

Project Currently Operating

Midway Slots and Simulcast—Harrington, Delaware

Midway Slots, which is owned by Harrington Raceway, Inc., commenced operations on August 20, 1996. Our Delaware joint venture provided over $11 million in financing, developed the project and acts as manager of the gaming facility under a 15-year management agreement. The facility was originally 35,000 square feet and opened with 500 gaming devices, a simulcast parlor and a small buffet. Following expansions in 1998 and 2000, the facility now includes a 450-seat buffet, a 50-seat diner, a gourmet steakhouse and an entertainment lounge area and accommodates 1,581 gaming devices.

In August 2006, Harrington Raceway broke ground on a substantial expansion and renovation of Midway Slots, with a projected increase of 66,630 square feet to the existing 75,128 square feet and an increase to 2,000 slot machines together with remodeling and expansion of the food and beverage and related amenities. We expect this renovation, which does not require any financial obligation on our part, to be completed in the summer of 2007.

Midway Slots is located in Harrington, Delaware on Route 13, approximately 20 miles south of Dover, Delaware between Philadelphia and Baltimore/Washington, D.C. and is one of three gaming facilities operating in Delaware. The closest competing casino is in Dover and operates 2,000 devices, until recently, the maximum number allowed in Delaware. In February 2006, the law was changed to allow up to 4,000 gaming devices at each of the three authorized locations in Delaware. The third facility is approximately 60 miles north of Harrington. Under the management agreement, which expires in 2011, the joint venture receives a percentage of gross revenues and operating profits as a management fee, subject to rebates for fees above $7,000,000 annually.

In November 2002, Maryland elected a governor supporting some type of gaming legalization. Our facility draws a significant number of customers from Maryland and we believe that competitive gaming in Maryland would have a negative impact on our facility. The magnitude would depend on both the form of gaming that is authorized, and the locations of competing facilities. Maryland’s legislature remains deadlocked over approval of slot machines. After three consecutive legislative sessions at which a bill to approve some form of slot machine gambling was introduced but not passed in the Maryland legislature, this past year saw no further movement toward authorizing slot machines in Maryland.

In 2004, the Pennsylvania legislature passed a law authorizing gambling. Included in the authorized types of games are slot machines similar to those operated in Delaware. In 2005, the Pennsylvania Gaming Control Board accepted applications for licensure of operators and gaming equipment suppliers. We do not expect that gaming operations in Pennsylvania will begin before the second half of 2007. Harrington Raceway is located the furthest South of the three authorized gaming locations in Delaware and does not attract a substantial patronage from Pennsylvania. We do not anticipate that the commencement of gaming operations in Pennsylvania will have a material adverse effect on our operations.

Agreement to Acquire Stockman’s Casino

On April 6, 2006, we entered into a stock purchase agreement with James R. Peters, Trustee of the James R. Peters Family Trust, under which we intend to acquire all of the outstanding shares of Stockman’s Casino, Inc. for $25.5 million. The purchase price is subject to increase if the operation exceeds certain financial targets during the 12 months prior to closing of the transaction. Based on Stockman’s unaudited financial results for the period ended September 30, 2006, we expect the purchase price to increase between $400,000 and $800,000. We expect the closing of the transaction to occur in the first quarter of 2007, subject to the receipt of all regulatory approvals. We expect to finance the transaction with a portion of the net proceeds from this offering, cash on hand, and approximately $16 million in debt financing.

Stockman’s Casino, Inc. owns and operates Stockman’s Casino and Holiday Inn Express in Fallon, Nevada, located about one hour east of Reno, Nevada. Fallon is the location of Naval Air Station Fallon, the home of the Naval Strike and Air Warfare Center. Stockman’s Casino has completed a renovation, which resulted in a total of almost 8,400 square feet of gaming space with approximately 280 gaming machines, 4 table games and a keno game. The casino has a bar, a fine dining restaurant and a coffee shop. The Holiday Inn Express has 98 guest rooms, indoor and outdoor swimming pools, a sauna, fitness club, meeting room and business center.

Projects in Development

Nottawaseppi Huron Band of Potawatomi—Battle Creek, Michigan

Our 50%-owned Michigan joint venture entered into a series of agreements in January 1995 with the Michigan tribe to develop and manage gaming and non-gaming commercial opportunities on reservation lands in south central Michigan. If developed, the Firekeeper’s Casino will target potential customers in the Battle Creek, Kalamazoo, and Lansing, Michigan metropolitan areas, as well as the Ft. Wayne, Indiana area.

The Michigan tribe achieved final federal recognition as a tribe in April 1996 and obtained a gaming compact from Michigan’s governor early in 1997 to operate an unlimited number of electronic gaming devices as well as roulette, keno, dice and banking card games. The Michigan legislature ratified the compact by resolution in December 1998, along with compacts for three other tribes.

A lawsuit was filed in 1999 by Taxpayers of Michigan Against Casinos (TOMAC) in Ingham County Circuit Court, Michigan. The lawsuit challenged the constitutionality of the approval process of four gaming compacts between the State of Michigan and Indian tribes, including the Huron Band. After several years of litigation, on July 30, 2004, the Michigan Supreme Court ruled that the Michigan Legislature did not violate the state constitution when it approved the four tribal casino compacts in 1998 by a resolution. This ruling removes the objection to the Tribal-State Compact between the Michigan tribe and the State of Michigan to allow Class III casino gaming at the proposed site near Battle Creek. However, the Michigan Supreme Court remanded for further proceedings one issue related to the Governor’s authority to amend the Compacts. The Michigan Court of Appeals found the Governor’s amendment powers illegal. In response to the appeal by the state of that ruling, TOMAC has argued before the Michigan Supreme Court that the Compacts as a whole must be held invalid. While the Huron compact has not been amended, reversal by the court finding that the compact as a whole is invalid would disallow Class III gaming at our Battle Creek, Michigan site.

In December 1999, the management agreements with the Michigan tribe, along with the required licensing applications, were submitted to the NIGC. We met with the NIGC several times to review suggested revisions to the management agreements and, working with the Michigan tribe, have incorporated all the appropriate changes. In June 2006, we entered into a revised management agreement with the Michigan tribe, which supersedes the previous temporary facility management agreement, in accordance with our current plans to forego a temporary facility and develop a full-scale permanent facility. The revised management agreement is subject to NIGC approval.

Also in December 1999, the Michigan tribe applied to have its existing reservation lands, as well as additional land in its ancestral territory, taken into trust by the BIA. The parties selected a parcel of land for the gaming enterprise, which was purchased in September 2003, and completed a fee-to-trust application that was submitted to the BIA in February 2002. On August 9, 2002, the Department of Interior issued its notice to take the land into trust for the benefit of the Michigan tribe. On August 30, 2002 Citizens Exposing Truth About Casinos filed a complaint in United States District Court for the District of Columbia, seeking to prevent this land from being taken into trust. On April 23, 2004, the U.S. District Court rejected all of the plaintiff’s arguments except it found that the environmental assessment was insufficient and entered an injunction prohibiting the BIA from taking the land into trust until a more complete environmental analysis was done. The BIA issued an environmental impact statement in August 2006 and the final agency action of a record of decision in September 2006, following which the lawsuit was settled and the injunction removed. The BIA is now able to take the land into trust, as it commenced in 2002. The terms of the settlement dismiss all environmental claims and allow the BIA to take into trust the land designated for the Michigan tribe’s casino. In exchange we have agreed not to open a casino to the public for a period of 18 months from September 29, 2006 but will proceed with seeking financing for the project and the necessary approvals of the management agreement from the National Indian Gaming Commission so that the land can be transferred into trust, and work on the design and construction planning for the project. On October 26, 2006, the plaintiff filed an appeal on one issue, which addresses the basis under the Indian Gaming Regulatory Act pursuant to which this land is deemed suitable for gaming and is scheduled to be heard on an expedited basis. We have been advised by counsel that even if the appeal is successful, there are additional bases under the IGRA for the Michigan tribe to permit the land to be used for gaming. We have begun final planning and financing of the Michigan project, with construction set to begin in the third quarter of 2007. Assuming we receive NIGC approval of the revised management agreement, we expect the casino to open in the third quarter of 2008, with approximately 2,000 slot machines and 44 table games.

Our joint venture has the exclusive right to arrange the financing and provide casino management services to the Michigan tribe in exchange for 26% of net profits for seven years and certain other specified consideration from any future gaming or related activities conducted by the Michigan tribe. If the project is developed, then a third party will be paid a royalty fee equating to 15% of management fees in lieu of its original ownership interest in earlier contracts with the Michigan tribe.

In February 2002, following our acquisition of our then partner’s interest in the Michigan project, we entered into an agreement with RAM Entertainment, LLC, whereby RAM was admitted as a 50% member in our Michigan and California joint ventures in exchange for providing a portion of the necessary funding for the development of the projects. Accordingly, RAM loaned us $2,381,260, which we used to retire an outstanding loan. The loan is secured by our income from our Delaware joint venture. RAM has the right to convert the loan into a $2,000,000 capital contribution and a $381,260 short-term loan to the Michigan venture, once our management agreements receive regulatory approval, and the gaming site is taken into trust for the Michigan tribe. We expect RAM will convert the loan upon the occurrence of these contingencies. As of the date hereof, these contingencies had not occurred. On May 31, 2005, we entered into an agreement with RAM to modify certain terms of the investor agreement. The parties agreed that RAM would advance one-half of the continuing development expenses for the Michigan project up to a maximum of $800,000, to extend the maturity date of the loan to July 1, 2007 with further extensions at its option, to allow interest on the loan to accrue without payment and to modify certain other terms of the agreement concerning repayment from the gaming operations. RAM has already advanced the maximum $800,000 toward the development expenses. As of September 30, 2006, we had advanced $8,332,010 to or on behalf of the Michigan tribe (plus $1,929,416 for the purchase of land) related to development costs. We expect total development costs for the project will be approximately $150 million.

The closest competition to the proposed Michigan project is located in Detroit, approximately 100 miles from the Battle Creek area. We do not believe that the gaming facilities in Detroit will have a material adverse impact on the proposed Michigan project. In addition, the BIA recently took land into trust for the benefit of the Pokagon Band of Potawatomi Indians casino project in the New Buffalo, Michigan area, approximately 100 miles south of the Huron location. This project is not expected to open until late 2007. The impact of this competing casino cannot be estimated at this time.

Nambé Pueblo Indian Tribe—Santa Fe, New Mexico

In April 2004, the Nambé Pueblo signed a letter of intent to negotiate a management agreement with us for a proposed casino to be built approximately 15 miles north of Santa Fe, New Mexico. On October 3, 2004, the tribe passed a referendum which approved development of the casino. On January 26, 2005, the Tribal Council voted to select us as the developer and manager of the tribe’s casino project. During 2005, we entered into development and management agreements with the tribe, which provide for a management fee of 30% of revenues net of prizes and operating expenses. The management agreement was submitted in March 2006 for approval by the NIGC in accordance with federal law. The master plan of economic development includes a full-scale casino with other amenities to follow. In order to approve the management agreement, the NIGC must comply with the National Environmental Policy Act, which we refer to in this prospectus as NEPA. We have commenced an environmental assessment of the location to analyze the impact of the development project on the natural and human environment. We anticipate completing the environmental assessment during the fourth quarter of 2006 and expect that the NIGC will adopt its findings. We expect the casino will open in the fourth quarter of 2007, with approximately 500 slot machines and 8 table games.

Northern Cheyenne Tribe—Decker, Montana

On March 7, 2005, we signed a letter of intent with the Northern Cheyenne Tribe of Montana to explore gaming and other economic development. In May 2005, we signed a development agreement and in January 2006 we signed a revised gaming management agreement for the development and management of a site held in trust for the tribe in the Tongue River Reservoir area. The management agreement provides for a management fee of 30% of revenues net of prizes and operating expenses. Plans are for a 25,000 square foot facility housing 250 gaming devices and related amenities. The proposed site for this project is on land, which although held in trust for the tribe, must be approved by the Secretary of the Interior and the Governor of Montana, pursuant to the Indian Gaming Regulatory Act. We have commenced the environmental review to comply with the NEPA and have requested NIGC approval of the management agreement. The tribe is also holding discussions with the Governor of Montana to extend and expand the gaming compact existing with the State of Montana which is set to expire in 2007. We expect to receive the environmental assessment in the fourth quarter of 2006, and we expect the casino will open in the fourth quarter of 2007.

Navajo Nation—New Mexico

On February 20, 2005, the Manuelito Chapter of the Navajo Nation selected us to develop and manage a gaming facility near Gallup, New Mexico. If developed, we expect the casino to be a 50,000-square-foot facility with 600 slot machines and eight table games. We have also been in discussions with other chapters of the Navajo Nation to develop and manage other gaming facilities. Each of these development projects requires the approval and consent of the Navajo Nation. The Navajo Nation has created a gaming office and retained the services of an executive director for that office. The Navajo Nation must still determine whether the Navajo Nation as a whole, or individual chapters in particular, will be allowed to conduct gaming, and if so, which individual chapters will be allowed to conduct gaming, where gaming will be authorized and which management contractors may be approved, among other things. In addition, other issues related to gaming are to be decided by the Navajo Nation.

We have also been selected by the Shiprock Chapter of the Navajo Nation to develop and manage a gaming facility in Shiprock, New Mexico. Plans for the casino include a 50,000-square-foot facility with 500 slot machines, eight table games, three food outlets, a gift shop, lounge and other amenities. As with the Manuelito Chapter, the Navajo Nation must still determine whether the Navajo Nation as a whole, or individual chapters in particular, will be allowed to conduct gaming, and if so, which individual chapters will be allowed to conduct gaming, where gaming will be authorized, and which management contractors may be approved, among other things.

Discontinued Projects

Torres Martinez Band of Desert Cahuilla Indians—Thermal, California

In April 1995, our 50%-owned California subsidiary entered into a gaming and development agreement and a gaming management agreement with the Torrez Martinez Band of Desert Cahuilla Indians, which was amended in 1997. These agreements gave the subsidiary certain rights to develop, manage, and operate gaming activities for the Torres Martinez Band and the right to receive a defined percentage of the net revenues from gaming activities as a management fee, subject to our obligation to arrange or provide financing for the development. Since 1995, we incurred approximately $1 million in costs on the Torres Martinez Band’s behalf that were expensed as incurred.

In August 2001, we received a notice from the Torres Martinez Band purporting to sever our contractual relationship. On December 20, 2005, we received $1,050,897 from the Torres Martinez Band and signed a mutual release and satisfaction of all claims.

Hard Rock Casino, Biloxi, Mississippi

In November 2002, we entered into a termination agreement with Hard Rock Café International with respect to licensing the rights to develop a Hard Rock Café-themed casino and hotel in Biloxi, Mississippi. We received $100,000 in exchange for relinquishing any right we had to prevent Hard Rock from entering into any other licensing agreements in Mississippi prior to the original contract termination date of November 20, 2003, and we also sold the land we previously acquired in connection with the proposed development. Additionally, if Hard Rock executed a new licensing agreement for Biloxi within one year of the termination agreement, we agreed to provide consulting services to Hard Rock for a two year period for annual fees of $100,000 or 10% of the licensing fees, whichever is greater. During 2003 and within the one-year period, Hard Rock executed a new licensing agreement. Our consulting fees become payable upon opening of the facility. The casino was scheduled to open on September 1, 2005. On August 29, 2005, Hurricane Katrina devastated the Mississippi Gulf Coast, causing substantial damage to the Hard Rock Casino facility. The fate of the facility is uncertain, and we may not receive any additional fees from that licensing agreement. During 2006, the Mississippi law was changed to allow casinos to be built on land, rather than floating on certain waterways, as previously required. At this time, we do not know the impact of the revised statute on the rebuilding of the casino.

Government Regulation

The ownership, management, and operation of gaming facilities are subject to many federal, state, provincial, tribal and/or local laws, regulations and ordinances, which are administered by the relevant regulatory agency or agencies in each jurisdiction. These laws, regulations and ordinances are different in each jurisdiction, but primarily deal with the responsibility, financial stability and character of the owners and managers of gaming operations as well as persons financially interested or involved in gaming operations.

We may not own, manage or operate a gaming facility unless we obtain proper licenses, permits and approvals. Applications for a license, permit or approval may be denied for reasonable cause. Most regulatory authorities license, investigate, and determine the suitability of any person who has a material relationship with us. Persons having material relationships include officers, directors, employees, and security holders.

Once obtained, licenses, permits, and approvals must be renewed from time to time and generally are not transferable. Regulatory authorities may at any time revoke, suspend, condition, limit, or restrict a license for reasonable cause. License holders may be fined and in some jurisdictions and under certain circumstances gaming operation revenues can be forfeited. We may be unable to obtain any licenses, permits, or approvals, or if obtained, they may not be renewed or may be revoked in the future. In addition, a rejection or termination of a license, permit, or approval in one jurisdiction may have a negative effect in other jurisdictions. Some jurisdictions require gaming operators licensed in that state to receive their permission before conducting gaming in other jurisdictions.

The political and regulatory environment for gaming is dynamic and rapidly changing. The laws, regulations, and procedures dealing with gaming are subject to the interpretation of the regulatory authorities and may be amended. Any changes in such laws, regulations, or their interpretations could have a negative effect on our operations and future development of gaming opportunities. Certain specific provisions applicable to us are described below.

Delaware Regulatory Matters

As the owner of at least 10% of the management company operating video lottery machines in Delaware, we are subject to approval under the Delaware Video Lottery Code in order for our Delaware joint venture to maintain its license to manage the video lottery location of Midway Slots at Harrington Raceway. That law authorized the ownership and operation of video lottery machines, as defined in the law and commonly known as slot machines, by the State Lottery Office through certain licensed agents, including our Delaware joint venture.

The lottery director has discretion to adopt such rules and regulations as the lottery director deems necessary or desirable for the efficient and economical operation and administration of the system, including:

•	type and number of games permitted;

•	pricing of games;

•	numbers and sizes of prizes;

•	manner of payment;

•	value of bills, coins or tokens needed to play;

•	requirements for licensing agents and service providers;

•	standards for advertising, marketing and promotional materials used by licensed agents;

•	procedures for accounting and reporting;

•	registration, kind, type, number and location of video lottery (slot) machines on a licensed agent’s premises;

•	security arrangements for the video lottery system; and

•	reporting and auditing of financial information of licensed agents.

There are continuing licensure requirements for all officers, directors, key employees and persons who own directly or indirectly 10% or more of a licensed agent, which licensure requirements shall include the satisfaction of such security, fitness and background standards as the lottery director may deem necessary relating to competence, honesty and integrity, such that a person’s reputation, habits and associations do not pose a threat to the public interest of the State or to the reputation of or effective regulation and control of the video lottery; it being specifically understood that any person convicted of any felony, a crime involving gambling, or a crime of moral turpitude within 10 years prior to applying for a license or at any time thereafter shall be deemed unfit.

The lottery director may revoke or suspend the license of a licensed agent for “cause.” “Cause” is broadly defined and could potentially include falsifying any application for license or report required by the rules and regulations, the failure to report any information required by the rules and regulations, the material violation of any rules and regulations promulgated by the lottery director or any conduct by the licensee which undermines the public confidence in the video lottery system or serves the interest of organized gambling or crime and criminals in any manner. A license may be revoked for an unintentional violation of any federal, state or local law, rule or regulation provided that the violation is not cured within a reasonable time as determined by the lottery director. A hearing officer’s decision revoking or suspending the license shall be appealable to the Delaware Superior Court under the provisions of the Administrative Procedures Act. All existing or new officers, directors, key employees and owners of a licensed agent are subject to background investigation. Failure to satisfy the background investigation may constitute cause for suspension or revocation of the license.

The license of our Delaware joint venture may also be revoked or suspended in the event that we do not maintain our approval to own at least 10% of the joint venture. The same standard of “Cause” defined above applies to our approval. Currently, our officers have filed the required application forms and have been found suitable by the Delaware State Police, which is empowered to conduct the security, fitness and background checks required by the lottery director.

Indian Gaming

Gaming on Indian Lands (lands over which Indian tribes have jurisdiction and which meet the definition of Indian Lands under the Indian Gaming Regulatory Act of 1988, which we refer to in this prospectus as the

Regulatory Act), is regulated by federal, state and tribal governments. The regulatory environment regarding Indian gaming is always changing. Changes in federal, state or tribal law or regulations may limit or otherwise affect Indian gaming or may be applied retroactively and could then have a negative effect on our operations.

The terms and conditions of management agreements or other agreements, and the operation of casinos on Indian Land, are subject to the Regulatory Act, which is implemented by the NIGC. The contracts also are subject to the provisions of statutes relating to contracts with Indian tribes, which are supervised by the Department of the Interior. The Regulatory Act is interpreted by the Department of the Interior and the NIGC and may be clarified or amended by the judiciary or legislature. Under the Regulatory Act, the NIGC has the power to:

•	inspect and examine certain Indian gaming facilities;

•	perform background checks on persons associated with Indian gaming;

•	inspect, copy and audit all records of Indian gaming facilities;

•	hold hearings, issue subpoenas, take depositions, and adopt regulations; and

•	penalize violators of the Regulatory Act.

Penalties for violations of the Regulatory Act include fines, and possible temporary or permanent closing of gaming facilities. The Department of Justice may also impose federal criminal sanctions for illegal gaming on Indian Lands and for theft from Indian gaming facilities.

The Regulatory Act also requires that the NIGC review tribal gaming ordinances. Such ordinances are approved only if they meet certain requirements relating to:

•	ownership;

•	security;

•	personnel background;

•	record keeping and auditing of the tribe’s gaming enterprises;

•	use of the revenues from gaming; and

•	protection of the environment and the public health and safety.

The Regulatory Act also regulates Indian gaming and management agreements. The NIGC must approve management agreements and collateral agreements, including agreements like promissory notes, loan agreements and security agreements. A management agreement can be approved only after determining that the contract provides for:

•	adequate accounting procedures and verifiable financial reports, copies of which must be furnished to the tribe;

•	tribal access to the daily operations of the gaming enterprise, including the right to verify daily gross revenues and income;

•	minimum guaranteed payments to the tribe, which must have priority over the retirement of development and construction costs;

•	a ceiling on the repayment of such development and construction costs; and

•	a contract term not exceeding five years and a management fee not exceeding 30% of profits and a determination by the Chairman of the NIGC that the fee is reasonable considering the circumstances; provided that the NIGC may approve up to a seven year term and a management fee not to exceed 40% of net revenues if the NIGC is satisfied that the capital investment required or the income projections for the particular gaming activity justify the larger profit allocation and longer term.

Under the Regulatory Act, we must provide the NIGC with background information, including financial statements and gaming experience, on:

•	each person with management responsibility for a management agreement;

•	each of our directors; and

•	the ten persons who have the greatest direct or indirect financial interest in a management agreement to which we are a party.

The NIGC will not approve a management company and may void an existing management agreement if a director, key employee or an interested person of the management company:

•	is an elected member of the Indian tribal government that owns the facility being managed;

•	has been or is convicted of a felony or misdemeanor gaming offense;

•	has knowingly and willfully provided materially false information to the NIGC or a tribe;

•	has refused to respond to questions from the NIGC;

•	is a person whose prior history, reputation and associations pose a threat to the public interest or to effective gaming regulation and control, or create or enhance the chance of unsuitable, unfair or illegal activities in gaming or the business and financial arrangements incidental thereto; or

•	has tried to influence any decision or process of tribal government relating to gaming.

Contracts may also be voided if:

•	the management company has materially breached the terms of the management agreement, or the tribe’s gaming ordinance; or

•	a trustee, exercising the skill and diligence to which a trustee is commonly held, would not approve such management agreement.

The Regulatory Act divides games that may be played on Indian Land into three categories. Class I Gaming includes traditional Indian games and private social games and is not regulated under the Regulatory Act. Class II Gaming includes bingo, pull tabs, lotto, punch boards, tip jars, instant bingo, and other games similar to bingo, if those games are played at a location where bingo is played. Class III Gaming includes all other commercial forms of gaming, such as video casino games (e.g., video slots, video blackjack), so-called “table games” (e.g., blackjack, craps, roulette), and other commercial gaming (e.g., sports betting and pari-mutuel wagering).

Class II Gaming is allowed on Indian Land if performed according to a tribal ordinance which has been approved by the NIGC and if the state in which the Indian Land is located allows such gaming for any purpose. Class II Gaming also must comply with several other requirements, including a requirement that key management officials and employees be licensed by the tribe.

Class III Gaming is permitted on Indian Land if the same conditions that apply to Class II Gaming are met and if the gaming is performed according to the terms of a written gaming compact between the tribe and the host state. The Regulatory Act requires states to negotiate in good faith with Indian tribes that seek to enter into tribal-state compacts, and gives Indian tribes the right to get a federal court order to force negotiations.

The negotiation and adoption of tribal-state compacts is vulnerable to legal and political changes that may affect our future revenues and securities prices. Accordingly, we cannot predict:

•	which additional states, if any, will approve casino gaming on Indian Land;

•	the timing of any such approval;

•	the types of gaming permitted by each tribal-state compact;

•	any limits on the number of gaming machines allowed per facility; or

•	whether states will attempt to renegotiate or take other steps that may affect existing compacts.

Under the Regulatory Act, Indian tribal governments have primary regulatory authority over gaming on Indian Land within the tribe’s jurisdiction unless a tribal-state compact has delegated this authority. Therefore, persons engaged in gaming activities, including us, are subject to the provisions of tribal ordinances and regulations on gaming.

Tribal-State compacts have been litigated in several states, including Michigan. In addition, many bills have been introduced in Congress that would amend the Regulatory Act, including bills introduced in 2005 that seek to limit “off reservation” gaming by Indian tribes. If the Regulatory Act were amended, then the governmental structure and requirements by which Indian tribes may perform gaming could be significantly changed, which could have an impact on our future operations and development of tribal gaming opportunities.

Nevada Regulatory Matters

In order to acquire and own Stockman’s Casino or any other gaming operation in Nevada, we will be subject to the Nevada Gaming Control Act and to the licensing and regulatory control of the Nevada State Gaming Control Board, the Nevada Gaming Commission, and various local, city and county regulatory agencies.

The laws, regulations and supervisory procedures of the Nevada gaming authorities are based upon declarations of public policy which are concerned with, among other things:

•	the character of persons having any direct or indirect involvement with gaming to prevent unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

•	application of appropriate accounting practices and procedures;

•	maintenance of effective control over the financial practices and financial stability of licensees, including procedures for internal controls and the safeguarding of assets and revenues;

•	record-keeping and reporting to the Nevada gaming authorities;

•	fair operation of games; and

•	the raising of revenues through taxation and licensing fees.

In May 2006, we applied for registration with the Nevada Gaming Commission as a publicly traded corporation. The registration, if obtained, is not transferable and requires periodic payment of fees. The Nevada gaming authorities may limit, condition, suspend or revoke a license, registration, approval or finding of suitability for any cause deemed reasonable by the licensing agency. If a Nevada gaming authority determines that we violated gaming laws, then the approvals and licenses we hold could be limited, conditioned, suspended or revoked, and we, and the individuals involved, could be subject to substantial fines for each separate violation of the gaming laws at the discretion of the Nevada Gaming Commission. Each type of gaming device, slot game, slot game operating system, table game or associated equipment manufactured, distributed, leased, licensed or sold in Nevada must first be approved by the Nevada State Gaming Control Board and, in some cases, the Nevada Gaming Commission. We must regularly submit detailed financial and operating reports to the Nevada State Gaming Control Board. Certain loans, leases, sales of securities and similar financing transactions must also be reported to or approved by the Nevada Gaming Commission.

Certain of our officers, directors and key employees are required to be found suitable by the Nevada Gaming Commission and employees associated with gaming must obtain work permits which are subject to immediate suspension under certain circumstances. An application for suitability may be denied for any cause deemed reasonable by the Nevada Gaming Commission. Changes in specified key positions must be reported to the Nevada Gaming Commission. In addition to its authority to deny an application for a license, the Nevada Gaming Commission has jurisdiction to disapprove a change in position by an officer, director or key employee. The Nevada Gaming Commission has the power to require licensed gaming companies to suspend or dismiss officers, directors or other key employees and to sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities.

The Nevada Gaming Commission may also require anyone having a material relationship or involvement with us to be found suitable or licensed, in which case those persons are required to pay the costs and fees of the Nevada State Gaming Control Board in connection with the investigation. We customarily reimburse such costs and fees. Any person who acquires more than 5% of our voting securities must report the acquisition to the Nevada Gaming Commission; any person who becomes a beneficial owner of 10% or more of our voting securities is required to apply for a finding of suitability. Under certain circumstances, an “institutional investor,” as such term is defined in the regulations of the Nevada Gaming Commission, which acquires more than 10% but not more than 15% of our voting securities, may apply to the Nevada Gaming Commission for a waiver of such finding of suitability requirements, provided the institutional investor holds the voting securities for investment purposes only. The Nevada Gaming Commission has amended its regulations pertaining to institutional investors to temporarily allow an institutional investor to beneficially own more than 15%, but not more than 19%, if the ownership percentage results from a stock repurchase program. These institutional investors may not acquire any additional shares and must reduce their holdings within one year from constructive notice of exceeding 15%, or must file a suitability application. An institutional investor will be deemed to hold voting securities for investment purposes only if the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or any of our gaming affiliates, or any other action which the Nevada Gaming Commission finds to be inconsistent with holding our voting securities for investment purposes only.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Gaming Commission may be found unsuitable based solely on such failure or refusal. The same restrictions apply to a record owner if the record owner, when requested, fails to identify the beneficial owner. Any security holder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock beyond such period of time as may be prescribed by the Nevada Gaming Commission may be guilty of a gross misdemeanor. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a security holder or to have any other relationship with us, we:

•	pay that person any dividend or interest upon our voting securities;

•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; or

•	give remuneration in any form to that person.

If a security holder is found unsuitable, then we may be found unsuitable if we fail to pursue all lawful efforts to require such unsuitable person to relinquish his or her voting securities for cash at fair market value.

The Nevada Gaming Commission may also, in its discretion, require any other holders of our debt or equity securities to file applications, be investigated and be found suitable to own the debt or equity securities. The applicant security holder is required to pay all costs of such investigation. If the Nevada Gaming Commission determines that a person is unsuitable to own such security, then pursuant to the regulations of the Nevada Gaming Commission, we may be sanctioned, including the loss of our approvals, if, without the prior approval of the Nevada Gaming Commission, we:

•	pay to the unsuitable person any dividends, interest or any distribution whatsoever;

•	recognize any voting right by such unsuitable person in connection with such securities;

•	pay the unsuitable person remuneration in any form; or

•	make any payment to the unsuitable person by way of principal, redemption, conversion; exchange, liquidation or similar transaction.

We will be required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Commission at any time, and to file with the Nevada Gaming Commission, at least annually, a list of our stockholders. The Nevada Gaming Commission will have the power to require our stock certificates to bear a legend indicating that the securities are subject to the Nevada Gaming Control Act and the regulations of the Nevada Gaming Commission.

Once licensed, we may not make certain public offerings of our securities without the prior approval of the Nevada Gaming Commission. Also, changes in control of us through merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover cannot occur without prior investigation by the Nevada State Gaming Control Board and approval by the Nevada Gaming Commission.

The Nevada legislature has declared that some repurchases of voting securities, corporate acquisitions opposed by management, and corporate defense tactics affecting Nevada gaming licensees, and registered companies that are affiliated with those operations, may be harmful to stable and productive corporate gaming. The Nevada Gaming Commission has established a regulatory scheme to reduce the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to:

•	assure the financial stability of corporate gaming licensees and their affiliates;

•	preserve the beneficial aspects of conducting business in the corporate form; and

•	promote a neutral environment for the orderly governance of corporate affairs.

Because we will be a registered company, approvals may be required from the Nevada Gaming Commission before we can make exceptional repurchases of voting securities above their current market price and before a corporate acquisition opposed by management can be consummated. The Nevada Gaming Control Act also requires prior approval of a plan of recapitalization proposed by a registered company’s board of directors in response to a tender offer made directly to its stockholders for the purpose of acquiring control.

Any person who is licensed, required to be licensed, registered, required to be registered, or who is under common control with those persons, collectively, “licensees,” and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Gaming Control Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Gaming Control Board of the licensee’s participation in foreign gaming. We currently comply with this requirement. The revolving fund is subject to increase or decrease at the discretion of the Nevada Gaming Commission. Licensees are required to comply with the reporting requirements imposed by the Nevada Gaming Control Act. A licensee is also subject to disciplinary action by the Nevada Gaming Commission if it:

•	knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation;

•	fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;

•	engages in any activity or enters into any association that is unsuitable because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect, discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada;

•	engages in activities or enters into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees; or

•	employs, contracts with or associates with a person in the foreign operation who has been denied a license or a finding of suitability in Nevada on the ground of unsuitability.

In May 2006, we adopted a compliance plan and appointed a compliance committee consisting of Carl Braunlich, one of our directors, and Barth Aaron, our general counsel, in accordance with Nevada Gaming Commission requirements. Our compliance committee will meet quarterly and be responsible for implementing and monitoring our compliance with Nevada regulatory matters. This committee will also review information and reports regarding the suitability of potential key employees or other parties who may be involved in material transactions or relationships with us.

Costs and Effects of Compliance with Environmental Laws

In order to have land taken into trust or otherwise be approved for use by an Indian tribe for gaming purposes by the BIA, as a federal agency, the NIGC is required to comply with NEPA. Likewise, in order for the NIGC to approve a management agreement for us to manage an Indian gaming casino as required by the Indian Gaming Regulatory Act, the NIGC, as a federal agency, is required to comply with NEPA. For these purposes NEPA requires a federal agency to consider the effect on the human, physical and natural environment of a development project as part of its approval process. Compliance with NEPA begins with conducting of environmental assessment, which considers the factors identified in NEPA, as implemented by the Council on Environmental Quality, and determines whether the development will cause a significant impact on the environment. If not, the federal agency may issue a finding of no significant impact. If the federal agency determines the development project may cause a significant impact on the environment, then it will conduct a further study resulting in an environmental impact statement, which considers all impacts on the environment and what can be done to mitigate those impacts. Since this constitutes action by a federal agency, any of these determinations can be the subject of litigation as was commenced by Citizens Exposing the Truth About Casinos with respect to the Michigan project, which is described below under the heading “Legal Proceedings.”

As reported, an environmental impact statement was prepared by the BIA reviewing the impacts caused by the proposed Nottawaseppi Huron Band of Potawatomi casino project in Michigan. This effort is conducted by environmental engineers and those in related fields whose services are compensated by the proponent of the project. In this case, pursuant to our agreement with the Michigan tribe, we are advancing these costs subject to the tribe’s agreement to reimburse these and other costs related to the development project from the proceeds of the casino once open. The environmental impact statement was finalized in August 2006 and the BIA issued a record of decision in September 2006.

During 2005, we also funded environmental assessments related to the casino development project for the Nambé Pueblo and for the Northern Cheyenne Tribe. The environmental assessment related to the Nambé Pueblo project is on behalf of the NIGC in conjunction with its required approval of the management agreement between us and the tribe. The environmental assessment related to the Northern Cheyenne Tribe is on behalf of the BIA in conjunction with its approval of the land chosen by the tribe for its casino site for use for gaming. We anticipate both environmental assessments to be completed during the fourth quarter of 2006. As stated above, the result of an environmental assessment can be a determination of a finding of no significant impact or the requirement that an environmental impact statement be prepared. While we are unable to predict the determination to be made by each agency, to date we have no reason to believe that there are significant impacts to the environment caused by either of these development projects.

Competition

The gaming industry is highly competitive. Gaming activities include traditional land-based casinos; river boat and dockside gaming, casino gaming on Indian land, state-sponsored lotteries, video poker in restaurants, bars and hotels, pari-mutuel betting on horse racing, dog racing and jai alai, sports bookmaking, card rooms, Internet gaming, and casinos at racetracks. The Indian-owned casinos that we intend to develop and manage will compete with all these forms of gaming, and will compete with any new forms of gaming that may be legalized in additional jurisdictions, as well as with other types of entertainment.

In Michigan, there are three gaming facilities operating in Detroit and numerous other Indian casinos. The closest competitor to our location is approximately 100 miles away in Detroit and offers approximately 2,500 gaming devices and 100 table games. We do not believe that these gaming facilities in Detroit will have a material adverse impact on the proposed Michigan project. In addition, the BIA recently took land into trust for the benefit of the Pokagon Band of Potawatomi Indians casino project in the New Buffalo, Michigan area, approximately 100 miles south of the Huron location. That casino is not expected to open until late 2007. The impact of this competing casino cannot be estimated at this time.

Midway Slots is one of three facilities currently operating in Delaware and draws customers from surrounding states, primarily Maryland. In addition, Maryland’s current governor supports some type of gaming legalization. We believe that competitive gaming in Maryland would have a negative impact on our facility. The magnitude of the negative impact would depend on both the form of gaming that is authorized, and the locations of competing facilities. After three consecutive legislative sessions at which a bill to approve some form of slot machine gambling had been introduced and defeated, there is no certainty about gaming’s future in Maryland.

In 2004, the Pennsylvania legislature approved gaming to be held at racetracks as well as selected stand-alone facilities and resort hotel sites. In December 2005, the Pennsylvania Gaming Control Board completed accepting license applications from operators to be used in a competitive bidding process and from gaming equipment suppliers. Midway Slots is the furthest south of the three racetrack slot operations in Delaware. Residents of Pennsylvania do not constitute a material portion of the market for Midway Slots.

The Stockman’s Casino’s approximately 280 slot machines and four gaming tables in Fallon, Nevada compete with eight other casinos, with an aggregate of 733 slot machines. The smallest competitor has 18 slot machines and the three largest competitors have between 140 and 220 slot machines and a total of five table games.

We believe that the primary competitors to the Nambe gaming facility will be the small number of casinos currently operating within a ten mile radius that have an average win per gaming position per day ranging from approximately $85 to $130. We believe that the primary competitors to the Northern Cheyenne facility will be nearby currently operating slot parlors that have an average win per gaming position per day ranging from approximately $10 to $80.

Additionally, we are in constant competition with other companies in the industry to acquire other legal gaming sites and for opportunities to manage casinos on Indian land. Many of our competitors are larger in terms of potential resources and personnel. Competition in the gaming industry could adversely affect our ability to attract customers and thus, adversely affect future operating results. In addition, further expansion of gaming into new jurisdictions could also adversely affect our business by diverting customers from our managed casinos to competitors in those jurisdictions.

Employees

As of November 15, 2006, we had nine full time employees, four of whom are executive officers and an additional two are senior management. Upon the closing of the acquisition of Stockman’s Casino, we expect to have approximately 200 employees. Our Delaware joint venture has approximately 380 full time employees, and management believes that its relationship with its employees is good. None of our employees are currently represented by a labor union, although such representation could occur in the future.

Legal Proceedings

We have a management agreement with the Michigan tribe for the development and operation of a casino upon federal approval of the land into trust application and federal approval of the management agreement with the Michigan tribe. As described below there are appeals of two rulings, which if successful may adversely impact our ability to proceed with the Michigan project.

A lawsuit was filed in 1999 by Taxpayers of Michigan Against Casinos in Ingham County Circuit Court, Michigan. The lawsuit challenged the constitutionality of the approval process of four gaming compacts between the State of Michigan and Indian tribes, including the Huron Band. After several years of litigation, on July 30, 2004, the Michigan Supreme Court ruled that the Michigan Legislature did not violate the state constitution when it approved the four tribal casino compacts in 1998 by a resolution. This ruling removes the objection to the Tribal-State Compact between the Michigan tribe and the State of Michigan to allow Class III casino gaming at the proposed site near Battle Creek. However, the Michigan Supreme Court remanded for further proceedings one issue related to the Governor’s authority to amend the Compacts. The Michigan Court of Appeals found the Governor’s amendment powers illegal. In response to the appeal by the state of that ruling, Taxpayers of Michigan Against Casinos has argued before the Michigan Supreme Court that the Compacts as a whole must be held invalid. While the Huron compact has not been amended, reversal by the court finding that the compact as a whole is invalid would disallow Class III gaming at our Battle Creek, Michigan site.

On August 30, 2002 Citizens Exposing Truth About Casinos filed a complaint in United States District Court for the District of Columbia, seeking to prevent the part of land selected for the Michigan project from being taken into trust. On April 23, 2004, the U.S. District Court rejected all of the plaintiff’s arguments but found that the environmental assessment was insufficient and entered an injunction prohibiting the BIA from taking the land into trust until a more complete environmental analysis was done. The BIA issued an environmental impact statement in August 2006 and the final agency action of a record of decision in September 2006, following which the lawsuit was settled and the injunction was removed. The terms of the settlement dismiss all environmental claims and allow the BIA to take into trust the land designated for the Michigan tribe’s casino. In exchange we have agreed not to open a casino to the public for a period of 18 months from September 29, 2006 but will proceed with seeking financing for the project and the necessary approvals of the management agreement from the National Indian Gaming Commission so that the land can be transferred into trust, and work on the design and construction planning for the project. On October 26, 2006, the plaintiff filed an appeal on one issue, which addresses the basis under the Indian Gaming Regulatory Act pursuant to which this land is deemed suitable for gaming and is scheduled to be heard on an expedited basis. We have been advised by counsel that even if the appeal is successful, there are additional bases under the IGRA for the Michigan tribe to permit the land to be used for gaming.

Description of Property

Our Michigan joint venture owns an eighty-acre parcel of land outside Battle Creek, Michigan which is intended to be a future gaming development site for the Michigan project.

We own a twelve-acre parcel in McKinley County, New Mexico which is intended to be a future gaming development site for the Manuelito project.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors, executive officers, and key employees:

Name	Age	Position
J. Michael Paulson	51	Chairman
Andre M. Hilliou	58	Director/Chief Executive Officer
Carl G. Braunlich	54	Director
Lee A. Iacocca	82	Director
William P. McComas	80	Director
Mark J. Miller	49	Director
Barth F. Aaron	58	Secretary and General Counsel
Greg Violette	56	Executive Vice President—Development
James. D. Meier	42	Treasurer and Chief Financial Officer
T. Wesley Elam	52	Vice President of Operations and Project Management

J. Michael Paulson has been our Chairman and one of our directors since March 2004. Mr. Paulson has been involved in the real estate development and investment business since 1986 as the Founder, Owner and President of Nevastar Investments Corp. and Construction Specialist of Nevada, Inc. Mr. Paulson has been a director, president and general manager of Gold River Resort and Casino, Inc. and Gold River Operating Corporation since 2000. Mr. Paulson also serves as a director or officer of various businesses involving thoroughbred racing and breeding operations, oil exploration and real estate, gaming and equity investments. Mr. Paulson worked in the aerospace industry for 17 years, including 11 years with Gulfstream Aerospace Corporation.

Andre M. Hilliou became our Chief Executive Officer in March 2004 and has been one of our directors since May 2005. From 2001 until joining us, he served as Chairman and Chief Executive Officer of Vision Gaming and Technology. Mr. Hilliou held executive positions with various companies including Chief Executive Officer of American Bingo and Gaming, Inc. and Chief Executive Officer of Aristocrat, Inc. He also spent 16 years with the Showboat Corporation, reaching the level of Senior Vice President of Operations for its Atlantic City, New Jersey property, and Chief Executive Officer of Showboat’s Sydney Harbour Casino, a $1 billion development project.

Dr. Carl G. Braunlich has been one of our directors since May 2005. Since January 2006, he has been Associate Professor in the William F. Harrah College of Hotel Administration of University of Nevada-Las Vegas. From 1990 through 2005, Mr. Braunlich was an Associate Professor in the Department of Hospitality and Tourism Management, at Purdue University, West Lafayette, Indiana. Dr. Braunlich holds a Doctor of Business Administration in International Business from United States International University, San Diego, CA. Previously he was on the faculty at United States International University. Dr Braunlich has held executive positions at the Golden Nugget Hotel and Casino in Atlantic City, NJ and at Paradise Island Hotel and Casino, Nassau, Bahamas. He has been a consultant to Wynn Las Vegas, Harrah’s Entertainment, Inc., Showboat Hotel and Casino, Bellagio Resort and Casino, International Game Technology, Inc., Atlantic Lottery Corporation, Nova Scotia Gaming Corporation and the Nevada Council on Problem Gambling. He was on the Board of Directors of the National Council on Problem Gambling and has served on several Problem Gambling Committees, including those of the Nevada Resort Association and the American Gaming Association.

Lee A. Iacocca has been one of our directors since April 1998. In 1997, he founded EV Global Motors, to design, market and distribute the next generation of electric vehicles. Mr. Iacocca is former Chief Executive

Officer and Chairman of the Board of Directors of Chrysler Corporation, retiring from those positions in 1992. He retired as a Chrysler Director in September 1993 and continued to serve as a consultant to Chrysler until 1994. He is Chairman of the Iacocca Foundation, a philanthropic organization dedicated to educational projects and the advancement of diabetes research, and is Chairman of the Committee for Corporate Support of Joslin Diabetes Foundation. Mr. Iacocca is also Chairman Emeritus of the Statue of Liberty—Ellis Island Foundation and serves on the Advisory Board of Reading Is Fundamental, the nation’s largest reading motivation program.

William P. McComas has been one of our directors since November 1992. He served as our interim President between October 7, 1997 and April 9, 1998 and became Chairman of the Board and Chief Executive Officer on April, 1998 and served in that capacity until March 2004. He has been President of McComas Properties, Inc., a California real estate development company, since January 1984. Mr. McComas and companies controlled by him have owned or developed several hotels and resorts, including Marina Bay Resort, Fort Lauderdale, Florida; Ocean Colony Hotel and Resort, Half Moon Bay, California; Residence Inn by Marriott, Somers Point, New Jersey; and five Holiday Inns located in Des Moines, Iowa; San Angelo, Texas; Suffern, New York; Niagara Falls, New York; and Fort Myers, Florida.

Mark J. Miller has been one of our directors since May 2005. Since 2003, Mr. Miller has served as Executive Vice President and Chief Financial Officer of Aero Products International, a leading maker of premium, air-filled bedding products. From 1998 until 2003, Mr. Miller was Executive Vice President and Chief Financial Officer and then, Chief Operating Officer of American Skiing Company, owner and operator of seven well-known ski resorts located in New England, Colorado and Utah. From 1994 until 1998, he was an Executive Vice President of Showboat, Inc. with responsibility for operational support for new casino development. Previously, Mr. Miller served in various positions within the Showboat organization, including President and Chief Executive Officer of Atlantic City Showboat, Inc. Mr. Miller holds a Master Degree in Accountancy from Brigham Young University and is a Certified Public Accountant.

Greg Violette became Executive Vice President of Development in December 2005. Prior to that he served as our Chief Operating Officer since January 2005 and served as our Chief Financial Officer from March 2004 until January 2005. Mr. Violette has 12 years of gaming experience. From August 2001 until joining the Company he was a financial and operational consultant to the gaming industry. From August 1997 until August 2001 he served as Chief Financial Officer of Pacific Coast Gaming and Michels Development Company (under common ownership) in the business of developing and managing casinos. Prior to that Mr. Violette served as the Chief Financial Officer for casinos in the Midwest. He has been involved in developing and managing several casinos for tribes in the Midwest and Southwest. Prior to his gaming experience, Mr. Violette worked in the travel industry for 10 years, holding middle and senior management positions with Hertz Rent a Car and Northwest Airlines.

Barth F. Aaron was appointed as our Secretary in March 2004. He has served as our General Counsel since March 2004. From April 2002 until 2005, Mr. Aaron was General Counsel of Vision Gaming and Technology, Inc. From January 2001 until April 2002, Mr. Aaron served as Corporate Director of Regulatory Compliance and Risk Management for Penn National Gaming, Inc. From August 1996 until May 2000, Mr. Aaron was Corporate General Counsel for Aristocrat, Inc., the U.S. subsidiary of Australia’s largest slot machine manufacturer, where he was a legal consultant from May 2000 until January 2001. Mr. Aaron has been a Deputy Attorney General with the New Jersey Division of Gaming Enforcement and is admitted to practice law in the states of Nevada, New Jersey and New York.

James D. Meier became Chief Financial Officer in January 2005 and served as our Controller from July 2004 until January 2005. Prior to joining us, he served as Chief Financial Officer of Capital One, LLC, a gaming development and financing company. From 2001 to 2003, he served as the Controller/ Chief Financial Officer of Phoenix Leisure Corporation, and prior to that, he was Financial Reporting Manager for Ameristar Casinos, Inc. beginning in 2000. He has held financial and accounting positions at Nevada Palace Hotel and Casino and until 1999 was an auditor with Piercy Bowler Taylor & Kern. Mr. Meier is a Certified Public Accountant and Certified

Management Accountant with a Master’s Degree in Hotel Administration from University of Nevada, Las Vegas. He received his Bachelor of Science degree in Business Administration from Minnesota State University.

T. Wesley Elam became our Vice President of Operations and Project Management in May 2005. Prior to joining us, he served as general manager of the Argosy Casino in Baton Rouge, Louisiana beginning in December 1998. From September 1994 until August 1998 he served as chief operating officer for the Star City Casino in Sydney, Australia, responsible for the openings and operations of both the temporary and permanent casino/hotel. Prior to that, he served as controller for Casino Windsor, Ontario, Canada, overseeing the construction and opening of the temporary casino, which was a fast track project of only six months. Previously, he served in various executive positions with responsibilities for opening and operations of the Trump Taj Mahal Casino, Showboat Casino, Trump Castle Casino and Tropicana Casino. Mr. Elam holds a Bachelor of Science degree in Business Administration from the University of Nevada—Reno.

The term of office of each director ends at the next annual meeting of stockholders or when his successor is elected and qualified. Our officers serve at the discretion of the board of directors. None of our officers has an employment agreement with us.

Information Relating to Corporate Governance and the Board of Directors

Under the corporate governance standards of the American Stock Exchange, or AMEX, at least 50% of our board of directors and all of the members of our audit committee, compensation committee and the nominating committee must meet the test of independence as defined by the listing requirements of AMEX. Our board of directors, in the exercise of its reasonable business judgment, has determined that 50% of our directors qualify as independent directors pursuant to the AMEX and SEC rules and regulations. In making the determination of independence, our board considered that no independent director has a material relationship with us, either directly or as a partner or stockholder of an organization that has a relationship with us, any other relationships that, in their judgment, would interfere with the director’s independence. Our independent directors are Mr. Paulson, Dr. Braunlich, and Mr. Miller.

Committees of the Board of Directors

We have three standing committees: the audit committee, the nominating committee and the compensation committee. Our audit committee is currently comprised of three members, Mr. Miller, Dr. Braunlich and Mr. Paulson. Our compensation committee is currently comprised of three members, Messrs. Paulson, Iacocca, and Dr. Braunlich. Our nominating committee is currently comprised of two members, Messrs. Paulson and Iacocca.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the compensation committee of the board of directors of any entity one or more of whose executive officers serves as a member of our board of directors.

Director Compensation

Non-executive directors receive $20,000 per year for service on our board of directors plus $1,000 for each meeting attended in excess of four per year. The chairperson of each committee of the board receives an additional $10,000 and each committee member receives $1,000 per committee meeting attended. Independent directors also receive 2,000 shares of fully vested restricted stock at each annual meeting.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

The following table sets forth the annual compensation paid or accrued by us for services rendered during each year presented, for the named executive officers, for services in all capacities to us and our subsidiaries. No other executive officer received over $100,000 in salary and bonus in 2005.

Summary Compensation Table

Annual Compensation
Name and Principal Position	Fiscal Year	Salary		Other Annual Compensation
Andre M. Hilliou Chief Executive Officer	2005 2004 2003	$150,000 125,000 -0	(1) -	$100,000 -0 -0	- -
Greg Violette Executive Vice President of Development/Chief Operating Officer	2005 2004 2003	$125,000 94,583 -0	(1) -	$100,000 -0 -0	- -
James Meier Treasurer and Chief Financial Officer	2005 2004 2003	$94,583 45,000 -0	(2) -	$10,000 -0 -0	- -

(1)	Messrs Hilliou and Violette became employees in March 2004.
(2)	Mr. Meier became an employee in July 2004.

Option Grants in Last Fiscal Year

We did not grant any options to purchase common stock to these executive officers during 2005. None of these executive officers held any unexercised stock options as of December 31, 2005.

Stock Option Plans

At December 31, 2005, we had three stock-based compensation plans. The ability to issue stock option grants under each of these plans expired on June 30, 2002. Because options have historically been granted with exercise prices equal to market value on the grant date, no compensation cost has been recognized for options granted under the incentive stock plan, except with respect to those options granted under the 1992 plan to Lee Iacocca, or under the 1997 director stock grants. Since all options that are outstanding as of December 31, 2005 have vested, applying the fair value recognition provisions of SFAS No. 123 (R) does not result in additional compensation expense.

We had reserved 3,000,000 shares of our common stock for issuance under the 1992 Incentive Plan, as amended in June 1999. This plan allowed for the issuance of options and other forms of incentive awards, including qualified and non-qualified incentive stock options at market or less than market value at the date of the grant. The persons eligible for such plan included our employees, officers, consultants and advisors. Options issued under the 1992 plan were generally exercisable over a term of ten years.

On March 3, 1997, our board of directors approved a grant of options to each of our then three directors, to purchase 250,000 shares of common stock at an exercise price per share equal to the fair market value.

As of September 30, 2006, under the three stock-based compensation plans there were a combined total of 575,000 options outstanding. Of these, 250,000 will be forfeited upon issuance of 300,000 shares of restricted stock to Lee Iacocca pursuant to a consulting agreement.

A summary of the status of our stock option plans as of December 31, 2005 and 2004, and changes during the years then ended is presented below:

	2005		2004
	Weighted-Average Exercise		Weighted- Average Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of year	575,000	$2.88	725,000	$2.75
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited			150,000	2.25

Outstanding at end of year	575,000	2.88	575,000	2.88

Exercisable at year-end	575,000	2.88	575,000	2.88

As of December 31, 2005, the 575,000 options outstanding and exercisable had exercise prices ranging between $2.25 and $3.69, and a weighted-average remaining contractual life of 1.3 years.

On May 31, 2006, our stockholders approved our 2006 Incentive Compensation Plan. The 2006 Incentive Compensation Plan is administered by our compensation committee. In consideration of their services, employees who serve as officers, employees or consultants of us or a related entity are eligible to receive awards under the 2006 Incentive Compensation Plan. The plan permits grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, bonus stock and performance awards. The total aggregate amount of shares reserved for issuance under the plan is 1,100,000 shares. As of September 30, 2006, we had issued 668,000 shares of restricted stock under the plan and 432,000 shares were available for issuance under the plan subject to our agreement to issue 300,000 shares of restricted stock to Iacocca.

Employment Agreements and Arrangements

None of our officers has an employment agreement with us.

Certain Relationships and Related Transactions

In 2001, we agreed to make, and subsequently made, a payment for architectural drawings relating to a development project in Mississippi. The Allen E. Paulson Living Trust, of which Michael Paulson, Chairman of our Board, is trustee, previously agreed to pay us $125,000, which is half the amount we paid. We are currently in discussions with the trust regarding payment of such amount and any potential license fees that are payable to the trust.

On September 25, 2006, we entered into a consulting agreement with Lee Iacocca, one of our directors, under the terms of which Mr. Iacocca will provide consulting services to us related to marketing and advertising for a period of three years. In consideration of these services, we have agreed to grant Mr. Iacocca 300,000 restricted shares of our common stock to be valued at the closing price on the grant date with no discount, which vest in equal amounts over the three year term of the agreement or immediately on his death. In addition, Mr. Iacocca will forfeit 250,000 options to purchase our common stock at an exercise price of $3.69 per share that were fully vested.

The 300,000 shares we agreed to grant to Mr. Iacocca will be initially recorded as deferred compensation expense, reported as a reduction of stockholder’s equity, and will subsequently be amortized into compensation expense on a straight-line basis as services are provided over the vesting period. Based upon the closing price of our common stock of $3.20 at October 16, 2006, we expect that $960,000 of additional share-based compensation expense will be amortized over the term of the consulting agreement (three years). The forfeiture of the 250,000 options will have no effect on our financial statements, since the options are fully vested.

Indemnification Under our By-laws

Under our by-laws, we indemnify and will advance expenses on behalf of our officers and directors to the fullest extent permitted by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of November 21, 2006 concerning the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each director;

•	each of the named executive officers (as defined below); and

•	all executive officers and directors as a group.

Unless otherwise listed below, the address for each of our officers and directors is c/o Full House Resorts, Inc., 4670 South Fort Apache Road, Suite 190, Las Vegas, Nevada 89147.

Shares of our common stock are considered beneficially owned, for purposes of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares the power to vote, to direct the voting of and/or dispose of or to direct the disposition of, such security, or if the person has a right to acquire beneficial ownership within 60 days, unless otherwise indicated below. Any securities outstanding which are subject to options or warrants exercisable within 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

Name and Address of Beneficial Owner	Number of Shares Owned Prior to Offering		Percentage of Class Outstanding
Common Stock:
William P. McComas	1,695,134	(1)	15.4%
Lee A. Iacocca	1,383,471	(2)	12.6%
LKL Family Limited Partnership 10900 Wilshire Boulevard, Suite 310 Los Angeles, California 90024	1,056,471		9.6%
J. Michael Paulson	3,283,500	(3)	29.8%
Allen E. Paulson Living Trust 514 Via De La Valle, Suite 210 Solana Beach, California 92075	3,181,500		28.9%
Andre Hilliou	282,500	(4)	2.6%
Carl G. Braunlich	2,000		*
Mark J. Miller	2,000		*
Greg Violette	282,500	(4)	2.6%
James Meier	20,000	(5)	*
T. Wesley Elam	35,000	(6)	*
Barth F. Aaron	35,000	(6)	*
All Officers and Directors as a Group (10 Persons)	7,021,105	(7)	63.8%

Series 1992-1 Preferred Stock:
William P. McComas	350,000		50.0%
H. Joe Frazier 99 SE Mizner Blvd, PH 919 Boca Raton, Florida 33432	350,000		50.0%

*	Less than one percent.
(1)	Includes options to purchase 250,000 shares of common stock and 350,000 shares of common stock issuable upon conversion of preferred stock.
(2)	Includes options to purchase 325,000 shares of common stock and 1,056,471 shares held by the LKL Family Limited Partnership of which Lee A. Iacocca is the General Partner. but excludes 300,000 shares of restricted stock which vest over a three-year period, to be issued pursuant to his consulting agreement. 250,000 shares of the options are subject to forfeiture upon the grant of the 300,000 shares of restricted stock.
(3)	Includes 3,181,500 shares held by the Allen E. Paulson Living Trust of which J. Michael Paulson is the trustee.
(4)	Includes 206,250 shares of restricted stock which vest over a three- year period, subject to obtaining performance goals.
(5)	Consists of 20,000 shares of restricted stock which vest over a three-year period, subject to obtaining performance goals.
(6)	Includes 35,000 shares of restricted stock which vest over a three-year period, subject to obtaining performance goals.
(7)	Includes 325,000 shares of common stock which may be purchased upon exercise of currently exercisable options and the restricted stock described in notes (2), (4), (5) and (6) above.

DESCRIPTION OF SECURITIES

We are authorized to issue 25,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $.0001 par value. The following description of our capital stock is intended to be a summary and does not describe all provisions of our certificate of incorporation or by-laws or Delaware law applicable to us. For a more thorough understanding of the terms of our capital stock, you should refer to our certificate of incorporation and by-laws, which are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends as may be declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. The common stock has no cumulative voting, preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, $0.0001 par value per share. Of these 1,500,000 were designated Series 1992-1 Preferred Stock. As of November 15, 2006, 700,000 shares of Series 1992-1 Preferred Stock are outstanding. The issuance of additional shares of preferred stock could adversely affect the rights of the holders of common stock and therefore, reduce the value of the common stock.

Holders of our Series 1992-1 Preferred Stock have the right to $.30 per share cumulative dividends, which are payable semi-annually and as of September 30, 2006 totaled $2,992,500. Through the date hereof, no dividends have been declared or paid.

Series 1992-1 Preferred Stock

Voting

Each share of Series 1992-1 Preferred Stock entitles the holder to one vote on all matters submitted to a vote of the Corporation’s stockholders; except as otherwise provided in the Certificate of Designation of Series 1992-1 Preferred Stock or by law, the holders of Series 1992-1 Preferred Stock and the holders of common stock vote together as one class on all matters submitted to a vote of the Corporation’s stockholders; the consent of the holders of at least a majority of the outstanding shares of the Series 1992-1 Preferred Stock, voting separately as a single class is necessary to amend our certificate of incorporation, including the provisions of the Certificate of Designation of Series 1992-1 Preferred Stock in any manner which materially alters the relative rights and preferences of the Series 1992-1 Preferred Stock so as to adversely affect holders thereof.

Dividends

The holders of Series 1992-1 Preferred Stock are entitled to receive dividends, when, as and if declared by the Board of Director out of funds legally available for the purpose, in the annual amount of $.30 per share, payable in arrears semi-annually. Dividends shall be payable in cash.

Liquidation

No distribution is made upon our liquidation, dissolution or winding up to the holders of the our $.0001 par value common stock or any preferred stock ranking junior to the Series 1992-1 Preferred Stock unless, prior thereto, the holders of the Series 1992-1 Preferred Stock receive $3.00 per share, plus an amount equal to unpaid dividends thereon, whether or not declared, to the date of such payment.

Redemption

Our right to redeem shares of the Series 1992-1 Preferred Stock expired in December 1994.

The foregoing is only a summary of certain material terms of the Series 1992-1 Preferred Stock. For a complete description of the rights and preferences of the Series 1992-1 Preferred Stock, reference is made to our certificate of designation.

We have agreements with the holders of the 700,000 outstanding shares of the Series 1992-1 Preferred Stock, including William McComas, one of our directors, to pay the accrued and unpaid dividends on the preferred stock from the proceeds of this offering in exchange for each holder’s agreement to convert each outstanding share of preferred stock held by him into one share of common stock and to not sell or otherwise transfer any of these shares of common stock at any time prior to the 90th day following the closing of this offering. One of these agreements expires on December 31, 2006. The other agreement expires on November 30, 2006 but we expect to extend this agreement for 30 days.

Transfer Agent and Registrar.

The transfer agent and registrar for our common stock is the American Stock Transfer & Trust Company. The transfer agent’s address is 59 Maiden Lane, New York, New York 10007.

UNDERWRITING

Subject to the terms and conditions contained in the underwriting agreement between us and Sterne, Agee & Leach, Inc., Sterne Agee has agreed to purchase from us, and we have agreed to sell to Sterne Agee, the number of shares of our common stock indicated opposite the name of Sterne Agee, at the public offering price less the underwriting discount set forth on the cover page of this prospectus:

Name of Underwriter	Number of Shares
Sterne, Agee & Leach, Inc.	6,000,000

Total	6,000,000

The underwriting agreement provides that Sterne Agee’s obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to Sterne Agee being true and correct;

•	there has been no material adverse change in the financial markets since signing the underwriting agreement; and

•	our delivery of customary closing documents to Sterne Agee.

Subject to these conditions, Sterne Agee is committed to purchase and pay for all shares of our common stock offered by this prospectus, if any such shares are taken. However, Sterne Agee is not obligated to take or pay for the shares of our common stock covered by Sterne Agee’s over-allotment option described below, unless and until this option is exercised by Sterne Agee. Sterne Agee reserves the right to reject any order for our common stock in whole or in part.

Over-Allotment Option

We have granted Sterne Agee an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of 900,000 additional shares of our common stock at the public offering price, less the underwriting discount and commissions set forth on the cover page of this prospectus. We will be obligated to sell these shares of common stock to Sterne Agee to the extent the over-allotment option is exercised by Sterne Agee. Sterne Agee may exercise this option only to cover over-allotments made in connection with the sale of our common stock offered by this prospectus.

Commissions and Expenses

Sterne Agee proposes to offer our common stock directly to the public at the offering price set forth on the cover page of this prospectus and to dealers at the public offering price less a concession not in excess of $             per share. Sterne Agee may allow, and the dealers may reallow, a concession not in excess of $             per share on sales to other brokers and dealers. After the public offering of our common stock, Sterne Agee may reduce the offering price and other selling terms. No reduction will change the amount of proceeds to be received by us as stated in this prospectus.

The following table shows the per share and total underwriting discounts and commissions that we will pay to Sterne Agee and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of Sterne Agee’s option to purchase additional shares of our common stock.

	Per Share	Total Without Over-Allotment Exercise	Total With Over-Allotment Exercise
Public offering price	$	$	$
Underwriting discount payable by us
Proceeds to us before expenses

We estimate that the total expenses of this offering, exclusive of underwriting discounts and commissions, will be approximately $500,000, and are payable by us.

Determination of Offering Price

The public offering price will be determined by negotiation between us and Sterne Agee. The principal factors that will be considered in determining the offering price include, but are not limited to, the following:

•	the prevailing market and general economic conditions;

•	our results of operations in recent periods;

•	the price to earnings and price to book value multiples of publicly-traded common stock of comparable companies;

•	our current financial position, including, but not limited to, our stockholders’ equity and the composition of assets and liabilities reflected on our balance sheet;

•	our business potential and prospects in our principal market areas;

•	an assessment of our management; and

•	the history of, and prospects for, the industry in which we operate.

In determining the final offering price, the factors described above will not be assigned any particular weight. Rather, these factors will be considered in totality in setting the offering price.

Our common stock is traded on the American Stock Exchange, or AMEX, under the symbol “FLL”.

Indemnity

We have agreed to indemnify Sterne Agee and persons who control Sterne Agee against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that Sterne Agee may be required to make for these liabilities.

Stabilization

In connection with this offering, Sterne Agee may engage in stabilizing transactions, passive market making and over-allotment transactions.

Stabilizing transactions permit bids to purchase common stock so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress. In passive market making, Sterne Agee, in its capacity as market maker in our common stock, may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

Over-allotment transactions involve sales by Sterne Agee of common stock in excess of the number of shares Sterne Agee is obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by Sterne Agee is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares that may be purchased in the over-allotment option. Sterne Agee may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.

These stabilizing transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor Sterne Agee makes any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on AMEX or otherwise and, if commenced, may be discontinued at any time.

Our Relationship with the Underwriter

The underwriter and some of its respective affiliates have performed and expect to continue to perform financial advisory and investment banking services for us in the ordinary course of their respective businesses, and may have received, and may continue to receive, compensation for such services.

We, our subsidiaries, our executive officers, our directors and our stockholders owning over 10% of our outstanding common stock have agreed with Sterne Agee not to, directly or indirectly, without the prior written consent of Sterne Agee, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our common stock or securities convertible into, exchangeable for, or that represent the right to receive, shares of our common stock or any substantially similar securities, whether now owned or hereafter acquired (other than, with respect to us, an issuance of options or shares of our common stock pursuant to our executive incentive compensation plan or an issuance of shares of our common stock upon the conversion of our preferred stock outstanding on the date of the prospectus), for a period of 180 days after the date of this prospectus or 90 days after the date of this prospectus with respect to the common stock issued upon conversion of our Series 1992-1 Preferred Stock. The lock-up agreements by these individuals cover an aggregate of 6,803,105 shares of our outstanding common stock.

LEGAL MATTERS

The validity of the common stock in this offering will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida. Certain Nevada gaming legal matters in connection with this offering will be passed upon for us by Lewis and Roca LLP. Certain other regulatory matters in connection with this offering will be passed upon for us by Barth Aaron, as General Counsel. Certain legal matters in connection with this offering will be passed upon for the underwriter by Haskell Slaughter Young & Rediker, LLC, Birmingham, Alabama.

EXPERTS

The consolidated balance sheets of Full House Resorts, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, deficit, and cash flows for the years then ended, and the balance sheet of Stockman’s Casino, Inc. as of December 31, 2005, and the related statements of income and comprehensive income, statements of stockholder’s equity and cash flows for the years ended December 31, 2005 and 2004, included elsewhere in this prospectus, have been audited by Piercy, Bowler, Taylor & Kern Certified Public Accountants and Business Advisors, A Professional Corporation, an independent registered public accounting firm, as stated in their reports appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Deloitte & Touche LLP served as our independent auditors for the year ended December 31, 2003. Deloitte & Touche LLP was dismissed as the Company’s independent auditor on July 12, 2004. Their reports on the consolidated financial statements for the two years prior to dismissal did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

On July 12, 2004, we retained Piercy Bowler Taylor & Kern Certified Public Accountants and Business Advisors, A Professional Corporation, as our independent registered public accounting firm. There have been no disagreements with Piercy Bowler Taylor & Kern on any matter of accounting principles or practices, financial statement disclosure or audit scope.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to our company and the common stock offered by this prospectus, we refer you to the registration statement, exhibits, and schedules.

Anyone may inspect a copy of the registration statement without charge at the public reference facility maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of the registration statement may be obtained from that facility upon payment of the prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

Our website is located at www.fullhouseresorts.com. The information contained on our website does not constitute part of this prospectus. Through our website, we make available free of charge our annual reports on Form 10-KSB, our proxy statements, our quarterly reports on Form 10-QSB, our current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended. These reports are available as soon as reasonably practicable after we electronically file those materials with the Securities and Exchange Commission. We also post on our website the charters of our Audit, Compensation, and Nomination Committees; our Code of Conduct and Ethics applicable to each of our directors, officers and employees, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or AMEX regulations. The documents are also available in print by contacting our corporate secretary at our executive offices.

FULL HOUSE RESORTS

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of Full House Resorts, Inc.

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2005 and 2004	F-3

Consolidated Statements of Income for the years ended December 31, 2005 and 2004	F-4

Consolidated Statements of Deficit for the years ended December 31, 2005 and 2004	F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004	F-6

Notes to Consolidated Financial Statements for the years ended December 31, 2005 and 2004	F-7

Unaudited Financial Statements of Full House Resorts, Inc.

Condensed Consolidated Balance Sheets as of September 30, 2006 and December 31, 2005	F-17

Condensed Consolidated Statements of Income for the nine months ended September 30, 2006 and 2005	F-18

Condensed Consolidated Statement of Stockholders’ Equity for the nine months ended September 30, 2006 and 2005	F-19

Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2006 and 2005	F-20

Notes to Condensed Consolidated Financial Statements for the nine months ended September 30, 2006 and 2005	F-21

Audited Financial Statements of Stockman’s Casino, Inc.

Report of Independent Registered Public Accounting Firm	F-26

Balance Sheets as of September 30, 2006 (unaudited) and December 31, 2005	F-27

Statements of Income and Comprehensive Income for the nine months ended September 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005 and 2004	F-28

Statements of Stockholder’s Equity for the nine months ended September 30, 2006 and 2005 (unaudited) and for the years ended December 31, 2005 and 2004	F-29

Statements of Cash Flows for the nine months ended September 30, 2006 and 2005 (unaudited) and for the years ended December 31, 2005 and 2004	F-30

Notes to Financial Statements for the nine months ended September 30, 2006 and 2005 (unaudited) and for the years ended December 31, 2005 and 2004	F-31

Unaudited Pro Forma Financial Information

Pro Forma Condensed Consolidated Financial Information	F-35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Full House Resorts, Inc.

Las Vegas, Nevada:

We have audited the accompanying consolidated balance sheets of Full House Resorts, Inc. and Subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Full House Resorts, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The consolidated financial statements as presented herein were previously included in the Company’s annual report on Form 10-KSB for the year ended December 31, 2005. In that filing, the 2004 financial statements were presented on a restated basis to give retroactive effect to the accounting method for long term assets related to Indian casino projects, as described in Notes 2 and 3 to the consolidated financial statements.

/s/ Piercy Bowler Taylor & Kern

Piercy, Bowler, Taylor & Kern,

Certified Public Accountants and Business Advisors

A Professional Corporation

Las Vegas, Nevada

March 21, 2006, except for Notes 2 and 3, as to which the date is April 12, 2006, and Note 13 as to which the date is June 1, 2006.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2005 AND 2004

	2005	2004
		(Previously restated)
ASSETS
Current assets:
Cash and cash equivalents	$3,275,270	$2,466,365
Other	118,810	54,684
Income tax receivable	—	120,754

	3,394,080	2,641,803
Investment in unconsolidated joint venture	—	152,043
Notes receivable, tribal governments	4,268,529	3,123,950
Contract rights, net of accumulated amortization of $542,299 and $551,858	5,087,752	4,927,814
Land held for development	3,988,832	3,858,832
Deferred income tax asset	—	64,257
Deposits and other assets	199,074	231,706

	$16,938,267	$15,000,405

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$130,580	$371,144
Accrued expenses	369,268	64,858
Income tax payable	321,112	—

	820,960	436,002

Note payable to co-venturer, including accrued interest of $238,513 and $91,103	2,619,773	2,472,363
Deferred income tax liability	124,807	—
Other long-term liabilities	272,137	—

	3,016,717	2,472,363

Non-controlling interest in consolidated joint venture	2,098,628	1,929,416

Stockholders’ equity:
Series 1992-1 cumulative Preferred Stock, par value $.0001, 5,000,000 shares authorized; 700,000 shares issued and outstanding; aggregate liquidation preference of $4,935,000 and $4,725,000, including dividends in arrears of $2,835,000 and $2,625,000	70	70
Common stock, par value $.0001, 25,000,000 shares authorized; 10,340,380 shares issued and outstanding	1,034	1,034
Additional paid-in capital	17,429,889	17,429,889
Deficit	(6,429,031)	(7,268,369)

	11,001,962	10,162,624

	$16,938,267	$15,000,405

See notes to consolidated financial statements.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
		(Previously restated)
Equity in net income of unconsolidated joint venture	$3,700,916	$3,586,160

Operating costs and expenses
Project development costs	1,234,571	777,502
General and administrative	2,342,260	1,652,545
Depreciation and amortization	76,960	102,256

	3,653,791	2,532,303

Unrealized gains on notes receivable	119,274	518,133

Arbitration award, net	922,611	—

Income from operations	1,089,010	1,571,990
Other income (expense)
Interest and other income	60,631	9,868
Interest expense	(147,411)	(107,289)

Income before non-controlling interest in net loss of consolidated joint venture and income taxes	1,002,230	1,474,569
Non-controlling interest in net loss of consolidated joint venture	630,788	—

Income before income taxes	1,633,018	1,474,569
Income taxes	(793,680)	(697,555)

Net income	839,338	777,014
Less undeclared dividends on cumulative preferred stock	(210,000)	(210,000)

Net income applicable to common shares	$629,338	$567,014

Net income per common share
Basic and diluted	$0.06	$0.05

Proforma (unaudited)	$0.05

Weighted-average number of common shares outstanding
Basic	10,340,380	10,340,380

Diluted	11,040,380	11,040,380

Proforma (unaudited)	11,692,943

See notes to consolidated financial statements.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
		(Previously restated)
Deficit, beginning of period, as previously reported	$(7,268,369)	$(8,657,932)
Adjustment	—	612,549

As adjusted	(7,268,369)	(8,045,383)
Net income	839,338	777,014

Deficit, end of period	$(6,429,031)	$(7,268,369)

See notes to consolidated financial statements.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
Operating activities:		(Previously restated)
Net income	$839,338	$777,014
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of unconsolidated joint venture	(3,700,917)	(3,586,160)
Distributions from unconsolidated joint venture	3,863,117	3,551,192
Unrealized gain on notes receivable, tribal governments	(119,274)	(518,133)
Depreciation	7,030	5,681
Amortization of gaming rights	69,930	96,575
Deferred income taxes	189,064	434,638
Non-controlling interest in net loss of consolidated venture	169,212	—
Loss on disposition of California contract rights and note receivable	128,287	—
Increases in operating (assets) and liabilities:
Other assets	(2,611)	(30,021)
Accounts payable and accrued expenses	483,393	450,215
Income taxes payable	441,866	(120,754)

Net cash provided by operating activities	2,368,435	1,060,247

Investing activities:
Advances to tribal governments, excluding $878,183 and $547,489 expensed	(1,050,305)	(529,186)
Purchases of other assets	(8,855)	(7,126)
Advances to co-venturer	(37,215)	—
Purchase of contract rights	(333,155)	—
Purchase of land held for development	(130,000)	—

Cash used in investing activities	(1,559,530)	(536,312)

Net increase in cash and cash equivalents	808,905	523,935
Cash and cash equivalents, beginning of year	2,466,365	1,942,430

Cash and cash equivalents, end of year	$3,275,270	$2,466,365

See notes to consolidated financial statements.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

1.	ORGANIZATION, NATURE AND HISTORY OF OPERATIONS

Full House Resorts, Inc., a Delaware corporation (the “Company” or “Full House”), develops, manages and/or invests in gaming related opportunities. The Company continues to actively investigate, individually and with partners, new business opportunities including commercial and tribal gaming operations. The Company seeks to expand through acquiring, managing, or developing casinos in profitable markets. Currently, the Company is a 50% investor in Gaming Entertainment (Delaware), LLC, a joint venture with Harrington Raceway, Inc., which manages Midway Slots and Simulcast at the Delaware State Fairgrounds in Harrington, Delaware. As of December 31, 2005, Midway Slots has 1,581 gaming devices, a 350-seat buffet, a 50-seat diner, a gourmet steak house and an entertainment lounge area. The Company also has a management agreement with the Nottawaseppi Huron Band of Potawatomi Indians, referred to herein as the Michigan tribe, for the development and management of a casino/resort in the Battle Creek, Michigan area, which is currently in the pre-development state. The planned casino / resort is expected to have more than 2,000 gaming devices.

In addition, the Company has entered into development and gaming management agreements with the Nambé Pueblo tribe of New Mexico for the development of a coordinated entertainment venue centered on a 50,000 square foot casino to be built approximately 15 miles north of Santa Fe, New Mexico (New Mexico tribe). The Company also has development and management agreements with the Northern Cheyenne Tribe of Montana (Montana tribe) for the development and management of a 25,000 square foot gaming facility to be built approximately 28 miles north of Sheridan, Wyoming. The management agreements are subject to approval by the National Indian Gaming Commission (NIGC).

Certain directors and officers of the Company (including the chairman of the Board) collectively beneficially own 58.5% of the Company’s outstanding shares of common stock. As a result, they are able and will continue to exercise significant influence over the Company, including, but not limited to, the election of directors, the selection of senior management, new securities issuances, mergers and acquisitions, amendments to the Company’s by-laws or charter, and any other matters requiring stockholder approval.

History and status of the Michigan project. The management contract with the Michigan tribe was originally negotiated in 1996. The Company, through Gaming Entertainment (Michigan), LLC, a 50%-owned subsidiary (GEM) is to finance, develop and manage the gaming operations on reservation lands to be acquired near Battle Creek, Michigan. The former owner of the contract rights will be paid a royalty fee in lieu of its original 15% ownership interest.

The Michigan tribe achieved final federal recognition as a tribe in April 1996, and obtained a Gaming Compact with Michigan early in 1997, which was ratified by the Michigan Legislature in 1998. A lawsuit was filed in 1999 that challenged the constitutionality of the approval process. On July 30, 2004, the Michigan Supreme Court ruled that the compacts were valid. Subsequent appeal to the United States Supreme Court was denied.

In December 1999, the management agreements, along with the required licensing applications were submitted to the NIGC. We met with the NIGC several times to review suggested revisions to the management agreements and, working with the Michigan tribe, have incorporated all the appropriate changes.

A parcel of land for the gaming enterprise was selected and the United States Department of Interior was petitioned during 2002 to take the land into trust for the benefit of the Michigan tribe. On August 30, 2002, a complaint was filed in United States District Court, seeking to prevent this land from being taken into trust. The parties filed their initial briefs and oral arguments were held on August 28, 2003. The U.S. District Court ruled that a previously completed environmental assessment regarding the proposed project was inadequate. As a

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

result, the Company has contracted with a consulting firm to perform a comprehensive environmental impact study. The construction of the proposed project will not commence until the results of the environmental impact study are evaluated and approved by the U.S. District Court and construction financing has been secured. A Draft Environmental Impact Statement (DEIS) was issued in August 2005 and a second public hearing occurred to receive comment on the DEIS. Based upon that public comment, the consulting firm, on behalf of the BIA, is drafting a final Environmental Impact Statement (EIS) which is expected to be issued in the third quarter of 2006. The BIA will then issue a Record of Decision (ROD) as the final agency action. This will allow the Company to present the EIS before the District Court and seek to remove the injunction. If successful in court, the BIA will be free to take the land into trust for its intended purpose.

In February 2002, the Company entered into an agreement with RAM Entertainment, LLC, (RAM) a privately held investment company, whereby RAM was admitted as a 50% member in GEM and Gaming Entertainment (California), LLC, (GEC) in exchange for providing a portion of the necessary funding for the development of the projects. Accordingly, RAM loaned the Company $2,381,260. RAM has the right, and we expect that $2,000,000 of the loan will be converted into a capital contribution to GEM once the Michigan management contract receives regulatory approval, and the gaming site is taken into trust for the Michigan tribe (collectively referred to as the “Investor Contingencies”). The Company and RAM have agreed to, among other items, extend the maturity date of the note payable and accrued interest to July 1, 2007. As part of that agreement, RAM subordinated its security interest to up to $3,000,000 of other Company borrowings subject to certain terms, and RAM has committed to fund up to $800,000 of Michigan development expenditures. As of March 15, 2006, RAM has fully funded this commitment.

History and status of the California project. In 1995, GEC entered into a series of agreements with the Torres Martinez Band of Desert Cahuilla Indians, (California tribe) for economic development and gaming management near Palm Springs, California. In August 2001, the California tribe rejected the existing agreements and terminated the Company’s services. As a result, the Company pursued reimbursement from the California tribe for expenses and damages and other relief of approximately $1.1 million. A favorable arbitration award was issued on February 16, 2005, which upheld the 1995 development agreement. In December 2005, the Company received a cash settlement from the tribe of $1,050,897 for relinquishment of its rights under the development agreement, and the parties issued mutual releases in satisfaction of all claims. The settlement resulted in income of $922,611, net of previously capitalized costs of $128,287.

2.	RESTATEMENT

In connection with the filing of the Company’s annual report on Form 10-KSB for the year ended December 31, 2005 (the “2005 10-KSB”), the Company re-evaluated its accounting methodology surrounding its advances to and contractual relations with Indian tribes. As is becoming the dominant practice in the industry, management has determined to retroactively account for the advances to Indian tribes as in-substance structured notes pursuant to Emerging Issues Task Force (EITF) Issue No. 96-12, Recognition of Interest Income and Balance Sheet Classification of Structured Notes, and give separate accounting recognition to the contractual notes receivable and the related contract rights when advances are made pursuant to the agreements. Historically, the Company recorded its advances to Indian tribes as development expenses or notes receivable, carried at cost, subject to allowances for doubtful collectibility, and deferred recognition of interest income due to the contingent repayment terms of the notes. As a result, the accompanying consolidated financial statements for 2004 were previously restated in the 2005 10-KSB to give retroactive effect to the accounting method described in Note 3 below for long term assets related to Indian casino projects.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

A summary of the significant effects of the previous restatement is as follows:

	As of December 31, 2004:
	As Previously Reported	As Previously Restated
	(In thousands)
Consolidated balance sheet:
Notes receivable, tribal governments	$1,737	$3,124
Deferred income tax asset	459	64
Total assets	13,931	15,000
Total stockholders’ equity	9,093	10,163

	For the Year Ended December 31, 2004:
	As Previously Reported	As Previously Restated
	(In thousands, except per share data)
Consolidated statement of income:
Project development costs	$1,067	$778
Unrealized gain on notes receivable	—	518
Income taxes	(347)	(698)
Net income	320	777
Net income applicable to common shares	110	567
Net income per share, basic and diluted	0.01	0.05

The previous restatement also resulted in an increase in previously reported retained earnings as of January 1, 2004 of $612,549.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation—The consolidated financial statements include the accounts of the Company and all of its subsidiaries, including its 50%-owned subsidiary, Gaming Entertainment (Delaware), LLC (GED). Due to Company’s current financing arrangements for the Michigan development, the Company is exposed to the majority of risk related to the activities of GEM. Consequently, GEM is considered to be a variable interest entity as defined in Financial Accounting Standards Board (FASB) Interpretation No. 46R, Consolidation of Variable Interest Entities (FIN 46(R)) and therefore, GEM is consolidated into the Company’s financial statements as of December 31, 2005 and 2004, in accordance with the provisions of FIN 46R. All material inter-company accounts and transactions have been eliminated.

Cash equivalents—Cash in excess of daily requirements is invested in highly liquid short-term investments with maturities of three months or less when purchased. Such investments are stated at cost, which approximates market, and are deemed to be cash equivalents for purposes of the consolidated financial statements.

Concentrations of credit risk—The Company’s financial instruments that are exposed to concentrations of credit risk (or market risk) consist primarily of long term notes receivable, tribal advances. A portion of the Company’s cash equivalents are in high quality securities placed with major banks and financial institutions. Management does not believe that there is significant risk of loss associated with such investments. Advances to tribal governments are primarily related to the Michigan development and represent advances made to the tribe to fund its operations. This amount is repayable from the operations of the gaming facility and, although there can be no assurance that a facility will be opened, management does not believe that there is significant risk of loss associated with such investment, but considers its assessment of such risk in its fair value estimates. However,

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

the maximum loss that could be sustained if such advances prove to be uncollectible is limited to the recorded amount of the receivable and the related contract rights, less any impairment or other allowances that may be provided. The Company defers the recognition of interest revenue accrued on tribal advances due to the uncertainty of collectibility inherent in their terms.

Investment in unconsolidated joint venture—The Company accounts for its investment in GED using the equity method of accounting (Note 4). Under the equity method, original investments are recorded at cost and adjusted by the Company’s share of net income and distributions of the venture.

Fair value of financial instruments—The carrying value of the Company’s cash and cash equivalents and accounts payable, approximates fair value because of the short maturity of those instruments. As discussed above, substantially all of the Company’s receivables are carried at estimated fair value. The estimated fair values of the Company’s debt approximate their recorded values at December 31, 2005, based on the current rates offered to the Company for loans of the same remaining maturities.

Long-term assets related to Indian casino projects—The Company evaluates the financial opportunity of each potential service arrangement before entering into an agreement to provide financial support for the development of an Indian casino project. The Company accounts for its notes receivable from and management contracts with the tribes as separate assets.

The estimated fair value of the advances (notes receivable, tribal governments) made to the tribes are accounted for as in-substance structured notes in accordance with the guidance contained in EITF 96-12. Under their terms, the notes do not become due and payable unless and until the projects are completed and operational. However, in the event the Company’s development activity is terminated prior to completion, the Company generally retains the right to collect in the event of completion by another developer. Because the stated rate of the notes receivable alone is not commensurate with the risk inherent in these projects (at least prior to commencement of operations), the estimated fair value of the notes receivable is generally less than the amount advanced. At the date of each advance, the difference between the estimated fair value of the note receivable and the actual amount advanced is recorded as an intangible asset, management contract rights, or expensed as period costs of retaining such rights if the rights were acquired in a separate unbundled transaction.

Subsequent to its initial recording at estimated fair value, the note receivable portion of the advance is adjusted to its current estimated fair value at each balance sheet date using typical market discount rates for prospective Indian casino operations, and expected repayment terms as may be affected by estimated future interest rates and opening dates, with the latter affected by changes in project-specific circumstances such as ongoing litigation, the status of regulatory approvals and other factors previously noted. The notes receivable are not adjusted to a fair value estimate that exceeds the face value of the note plus accrued interest, if any. Due to uncertainties surrounding the projects, no interest income is recognized during the development period, but changes in estimated fair value of the notes receivable are recorded as unrealized gains or losses in the Company’s statement of operations.

Upon opening of the casino, any difference between the then estimated fair value of the notes receivable and the amount contractually due under the notes will be amortized into income using the effective interest method over the remaining term of the note. Such notes would then be evaluated for impairment pursuant to Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan.

Intangible assets related to the acquisition of the management contracts (contract rights) are periodically evaluated for impairment based on the estimated cash flows from the management contract on an undiscounted basis. In the event the carrying value of the intangible assets were to exceed the undiscounted cash flow, the difference between the estimated fair value and carrying value of the assets is charged to operations. The

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

Company expects to amortize the contract rights using the straight-line method over seven years, or the term of the related management contract, whichever is shorter, typically beginning upon commencement of casino operations.

Awards of stock-based compensation—Presently, the Company measures stock-based employee and directors compensation cost (Note 12) using the intrinsic value based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Since no options were granted in the year presented, and all options that are outstanding as of December 31, 2005 are fully vested, there is no pro form presentation necessary to demonstrate the effect of applying the fair value recognition provisions of SFAS No. 123 on historical reported results of operations for 2005 and 2004.

In December 2004, FASB issued Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (SFAS 123R). SFAS 123R requires that compensation cost related to share-based employee compensation transactions be recognized in the financial statements. The provisions of SFAS 123R are to be effective for the Company beginning January 1 2006. Since all employee options outstanding at December 31, 2005, are fully vested, there will be no effect of applying the new standard on future periods with respect to such options currently outstanding. Management cannot predict the effect, if any, of the new standard on the accounting for future option grants, none of which have been approved to date.

Legal defense costs—The Company does not accrue for estimated future legal and related defense costs, if any, to be incurred in connection with outstanding or threatened litigation and other disputed matters but rather, records such as period costs when the services are rendered.

Earnings per common share—Basic earnings per share (EPS) is computed based upon the weighted-average number of common shares outstanding during the year. Diluted EPS is ordinarily computed based upon the weighted-average number of common and common equivalent shares if their effect upon exercise would have been dilutive using the treasury stock method. Refer to Note 14 for information regarding pro forma earnings per share.

Use of estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect reported amounts. Accordingly, actual results could differ from those estimates. Significant estimates used by the Company include evaluation of the recoverability of its investment in an unconsolidated joint venture, fair value and impairment estimates relative to notes receivable related to Indian casino projects and related contract rights, any of which could change materially in the next twelve months based on evolving developments and events.

Reclassifications—In addition to the effects of the restatement discussed in Note 2, certain minor reclassifications have been made to conform to the current presentation, which had no effect on reported net income.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

4.	INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

The investment in unconsolidated joint venture on the balance sheet is comprised of the Company’s 50% ownership interest in GED, a joint venture between the Company and Harrington Raceway Inc., carried on the equity method of accounting.

CONDENSED BALANCE SHEET INFORMATION

	2005	2004
Total assets	$699,886	$613,169
Total liabilities	720,200	379,448
Members’ capital (deficiency)	(20,314)	233,721

CONDENSED STATEMENT OF INCOME INFORMATION

	2005	2004
Revenues	$21,623,810	$20,917,324
Net income	7,469,096	7,172,320

Since GED has no non-operating income or expenses, income from operations and net income are the same for each period presented. Full House Resorts’ earnings from GED have been reduced by $33,632 due to a rebate payment timing difference in 2005. GED is treated as a partnership for income tax purposes and consequently, recognizes no federal or state income tax provision.

5.	NOTES RECEIVABLE, TRIBAL GOVERNMENTS

As of December 31, 2005 and 2004 (as previously restated), the Company has made advances to tribal governments totaling $8,577,979 and $6,541,337 as follows:

	2005	2004
Contractual (stated) amount
Michigan tribe	$8,243,344	$6,516,337
Other	334,635	25,000

	$8,577,979	$6,541,337

Estimated fair value of notes receivable related to Indian casino projects
Michigan tribe	$4,038,427	$3,098,950
Other	230,102	25,000

	$4,268,529	$3,123,950

Certain portions of the advances to or on behalf of the tribal governments are in dispute, which has been considered in management’s fair value estimates.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

The following table summarizes the changes in notes receivable, tribal governments for 2005 and 2004:

	Total	Michigan tribe	Other tribes
Balances, January 1, 2005	$3,123,950	$3,098,950	$25,000
Total advances	2,061,643	1,727,007	334,635
Allocation to contract rights	(133,155)	—	(133,155)
Expensed as period costs	(878,183)	(878,183)	—
Writeoff of California receivable	(25,000)	—	(25,000)
Changes in estimated fair value	119,274	90,653	28,622

Balances, December 31, 2005	$4,268,529	$4,038,427	$230,102

Balances, January 1, 2004, as previously reported	$1,497,291	$1,472,291	$25,000
Prior period adjustment for change in accounting methodology	579,340	579,340	—

Balances, January 1, 2004, as restated	2,016,631	2,051,631	25,000
Total advances	1,076,675	1,076,675	—
Allocation to contract rights	—	—	—
Expensed as period costs	(547,489)	(547,489)	—
Changes in estimated fair value	518,133	518,133	—

Balances, December 31, 2004	$3,123,950	$3,098,950	$25,000

6.	CONTRACT RIGHTS

Contract rights are comprised of the following as of December 31, 2005:

	Cost	Accumulated amortization	Net
Michigan project, initial cost	$4,155,213	$—	$4,155,213
Michigan project, additional	1,141,683	(542,299)	599,384
Other projects	333,155	—	333,155

	$5,630,051	$(542,299)	$5,087,752

The initial cost of the Michigan contract rights were the result of a 1995 merger agreement whereby LAI (then owned 100% by a current director in the Company, Lee A. Iacocca) and Omega Properties, Inc. (then owned 30% by another director, William P. McComas) merged into a wholly-owned subsidiary of the Company. Pursuant to the merger, the Company issued a $375,000 promissory note and 1,750,000 shares of common stock in return for contract rights primarily related to the Michigan project. An independent valuation consultant was retained to assist in the valuation of the merger and the contributed rights. The initial contract rights relate to the management of the Michigan project and amortization will commence once operations commence, at which time the rights will be contributed to GEM.

In 2001, the Company acquired the remaining 50% interest in three joint venture projects for $1,800,000. $1,141,683 was allocated to the Michigan project with the balance relating to a project in Oregon (written off in 2002) and the California project, which was part of the cost of the arbitration settlement in 2005.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

In addition to acquiring the remaining 50% interest in the Michigan project, the additional rights include gaining control of the development processes. Therefore, amortization of the acquired additional contract rights commenced in 2001. The amortization period was previously estimated to be nine years which reflected a two-year expected development period prior to the seven-year management contract, but due to legal delays, the estimate was extended to ten years in 2005. Revisions were accounted for as changes in estimate, which does not require retroactive restatement of prior financial statements.

7.	LAND HELD FOR DEVELOPMENT

As of December 31, 2005 and 2004 (as previously restated), land held for development consists of:

	2005	2004
Michigan project	$3,858,832	$3,858,832
Other projects	130,000	—

	$3,988,832	$3,858,832

The Company has agreed to effectively sell the land to the respective tribes once the United States Department of the Interior approves its placement into trust as a casino site. The in-substance sales price of the Michigan land is to equal the Company’s cost plus, in effect, an agreed appreciation factor intended to compensate the Company for its carrying cost totaling $894,087 and $473,315 through December 31, 2005 and 2004, respectively.

8.	STOCKHOLDERS’ EQUITY

The Company’s preferred stock has a $.30 per share cumulative dividend rate, and has a liquidation preference equal to $3.00 per share plus all unpaid dividends. Since the Company is in default in declaring payment of dividends on the preferred stock, it is restricted from paying any dividend, making any other distribution, or redeeming any stock ranking junior to the preferred stock. The stockholders’ right to the $.30 per share cumulative dividends on the preferred stock commenced in 1992, and totaled $2,835,000 and $2,625,000 at December 31, 2005 and 2004, respectively. Through the date of issuance of this report, no dividends have been declared or paid.

9.	INCOME TAX PROVISION

Tax returns for the 2001, 2002, and 2003 years were amended to adjust contract rights amortization and to properly characterize the 2003 tax loss on the sale of Mississippi property. The income tax provision recognized in the consolidated financial statements for 2005 and 2004 (as previously restated) consists of the following:

	2005	2004
Current:
Federal	$306,555	$18,598
State	298,060	244,319

Total current	604,615	262,917

Deferred:
Federal	167,164	371,841
State	21,901	62,797

Total deferred	189,065	434,638

Total provision	$793,680	$697,555

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

A reconciliation of the income tax provision with amounts determined by applying the statutory U.S. Federal income tax rate of 34% to consolidated income before income taxes is as follows:

	2005	2004
Tax provision at U.S. statutory rate	$555,226	$501,353
State taxes, net of federal benefit	218,629	224,070
Other	19,825	(27,868)

Total	$793,680	$697,555

The Company’s deferred tax items as of December 31, are as follows:

	2005	2004
Deferred tax assets:
Net operating loss carry-forward	$—	$263,199
Tax credit carryforwards	—	37,480
Deferred compensation and other expenses	106,313	115,868

Total deferred tax assets	106,313	416,547

Deferred tax liabilities:
Income related to Indian casino projects	(226,916)	(349,231)
Depreciation	(4,204)	(3,059)

Total deferred tax liabilities	(231,120)	(352,290)

Net	$(124,807)	$64,257

10.	SUPPLEMENTAL STATEMENT OF CASH FLOW INFORMATION

Cash payments for interest were immaterial.

Cash payments for income taxes were $162,749 and $314,392, for 2005 and 2004, respectively.

11.	COMMITMENTS

The Company leases office space under a non-cancelable operating lease expiring on March 31, 2007. The future minimum lease obligation is $43,115 for 2006, and $11,182 for 2007. Rent expense was $48,247 and $50,801 for 2005 and 2004, respectively.

Through our management or development agreements, we have agreed to arrange financing for Michigan and Montana tribes and have agreed to obtain financing on behalf of the Nambe tribe in New Mexico. The amounts to be financed may change based on the individual project’s planned size and costs. Currently, Michigan requires approximately $140,000,000 and Montana requires approximately $16,000,000. In addition, the Company is to provide $50,000,000 for the Nambe project.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

12.	STOCK-BASED COMPENSATION PLANS

At December 31, 2005, the Company had three stock-based compensation plans. The ability to issue option grants under these plans expired on June 30, 2002.

A summary of the status of the Company’s stock option plans as of December 31, 2005 and 2004 (as previously restated), and changes during the years then ended is presented below:

	2005		2004
	WEIGHTED- AVERAGE EXERCISE		WEIGHTED- AVERAGE EXERCISE
	OPTIONS	PRICE	OPTIONS	PRICE
Outstanding at beginning of year	575,000	$2.88	725,000	$2.75
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	150,000	2.25

Outstanding at end of year	575,000	2.88	575,000	2.88

Exercisable at year-end	575,000	2.88	575,000	2.88

As of December 31, 2005, the 575,000 options outstanding and exercisable have exercise prices ranging between $2.25 and $3.69, and a weighted-average remaining contractual life of 1.3 years.

13.	SUBSEQUENT EVENTS

Acquisition—On April 6, 2006, Full House Resorts signed a Stock Purchase Agreement under which the Company will acquire all of the outstanding shares of Stockman’s Casino, Inc. for $25.5 million. Stockman’s Casino, Inc. owns and operates Stockman’s Casino and Holiday Inn Express in Fallon, Nevada. An adjustment to the purchase price could occur if the operation exceeds certain financial targets during the 12 months prior to closing of the transaction. The closing of the transaction is expected to occur later this year and is subject to the receipt of all regulatory approvals and acquisition financing. The Company intends to finance the transaction with a combination of cash, debt, and equity.

Incentive Compensation Plan—On May 31, 2006, the Company’s stockholders approved the 2006 Incentive Compensation Plan (the “Plan”), which will be administered by the compensation committee. In consideration of their services, employees who serve as officers, employees or consultants of the Company or a related entity are eligible to receive awards under the Plan, which permits grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, bonus stock and performance awards. The total aggregate amount of shares reserved for issuance under the Plan is 1,100,000 shares.

14.	PRO FORMA EARNINGS PER SHARE (UNAUDITED)

As of December 31, 2005, the pro forma earnings per share and weighted-average common shares outstanding were calculated assuming that a dilutive payment to preferred stockholders of $2,835,000 had been funded by the issuance of 838,757 shares of the Company’s common stock, with an estimated offering price of $3.38 per share.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2006 AND DECEMBER 31, 2005

	Proforma September 30, 2006	September 30, 2006	December 31, 2005
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$902,896	$902,896	$3,275,270
Prepaid expenses	—	—	—
Other	321,842	321,842	118,810

	1,224,738	1,224,738	3,394,080
Investment in unconsolidated joint venture	129,370	129,370	—
Notes receivable, tribal governments	6,230,929	6,230,929	4,268,529
Land held for development	3,988,832	3,988,832	3,988,832
Contract rights, net of accumulated amortization	5,187,199	5,187,199	5,087,752
Deposits and other assets	1,485,524	1,485,524	199,074
Other property and equipment, net

	$18,246,592	$18,246,592	$16,938,267

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued preferred dividends	$2,992,500	$—	$—
Accounts payable	649,390	649,390	130,580
Accrued expenses	213,904	213,904	369,268
Income tax payable	—	—	321,112

	3,855,794	863,294	820,960

Note payable to co-venturer, including accrued interest of $329,017 and $238,513	2,759,794	2,759,794	2,619,773
Deferred income tax liability	143,326	143,326	124,807
Other long-term liabilities	272,137	272,137	272,137
Note payable	—	—	—

	3,175,257	3,175,257	3,016,717

Non-controlling interest in consolidated joint venture	2,064,042	2,064,042	2,098,628

Stockholders’ equity:
Series 1992-1 cumulative Preferred Stock, par value $.0001, 5,000,000 shares authorized; 700,000 shares issued and outstanding; aggregate liquidation preference of $5,040,000 and $4,987,500 including undeclared dividends in arrears of $2,992,500 and $2,887,500	70	70	70
Common stock, par value $.0001, 25,000,000 shares authorized; 11,008,302 shares issued and outstanding	1,101	1,101	1,034
Additional paid-in capital	19,607,302	19,607,302	17,429,889
Deferred compensation	(1,374,677)	(1,374,677)	—
Deficit	(9,082,297)	(6,089,797)	(6,429,031)

	9,151,499	12,143,999	11,001,962

	$18,246,592	$18,246,592	$16,938,267

See notes to unaudited condensed consolidated financial statements.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

	2006	2005
Equity in net income of unconsolidated joint venture	$2,946,783	$2,909,417

Operating costs and expenses
Project development costs	491,801	998,499
General and administrative	2,781,069	1,705,490
Depreciation and amortization	56,309	70,917

	3,329,179	2,774,906

Unrealized gains on notes receivable	1,022,283	60,648

Arbitration award, net	—	848,393

Income from operations	639,887	1,043,552
Other income (expense)
Interest and other income	58,397	35,940
Interest expense	(140,021)	(105,608)

Income before non-controlling interest and income taxes	558,263	973,884
Non-controlling interest in net loss of consolidated joint venture	94,587	675,655

Income before income taxes	652,850	1,649,539
Income taxes	(313,616)	(647,287)

Net income	339,234	1,002,252
Less undeclared dividends on cumulative preferred stock	(157,500)	(157,500)

Net income applicable to common shares	$181,734	$844,752

Net income per common share
Basic and diluted	$0.02	$0.08

Proforma	$0.01

Weighted-average number of common shares outstanding
Basic	10,638,900	10,340,380

Diluted	11,340,262	11,173,003

Proforma	12,225,617

See notes to unaudited condensed consolidated financial statements.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

	Preferred stock		Common stock		Additional Paid-In Capital	Deficit	Deferred Compensation	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balances, January 1, 2006	700,000	$70	10,340,380	$1,034	$17,429,889	$(6,429,031)	$—	$11,001,962
Issuance of restricted stock grants	—	—	668,000	67	2,177,413	—	(1,698,125)	479,355
Previously deferred share based compensation recognized	—	—	—	—	—	—	323,448	323,448
Net income	—	—	—	—	—	339,234	—	339,234

Balances, September 30, 2006	700,000	$70	11,008,380	$1,101	$19,607,302	$(6,089,797)	$(1,374,677)	$12,143,999

	Preferred stock		Common stock		Additional Paid-In Capital	Deficit	Deferred Compensation	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balances, January 1, 2005	700,000	$70	10,340,380	$1,034	$17,429,889	$(7,268,369)	$—	$10,162,624
Net income	—	—	—	—	—	1,002,252	—	1,002,252

Balances, September 30, 2005	700,000	$70	10,340,380	$1,034	$17,429,889	$(6,266,117)	$—	$11,164,876

See notes to unaudited condensed consolidated financial statements.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

	Nine Months Ended September 30,
	2006	2005
Net cash provided by (used in) operating activities	$(359,018)	$793,229

Investing activities:
Advances to tribal governments, net of $350,401 and $463,791 expensed	(768,569)	(947,714)
Acquisition of contract rights and other assets	(149,397)	(207,773)
Repayments by co-venturer	37,215	556,171
Advances to co-venturer	—	(629,585)
Deposits and other costs related to the Stockman’s Casino acquisition	(1,055,402)	—

Net cash used in investing activities	(1,936,153)	(1,228,901)

Financing activities:
Deferred offering costs	(77,203)	—

Net decrease in cash and cash equivalents	(2,372,374)	(435,672)
Cash and cash equivalents, beginning of period	3,275,270	2,466,365

Cash and cash equivalents, end of period	$902,896	$2,030,693

See notes to unaudited condensed consolidated financial statements.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

1.	BASIS OF PRESENTATION

The interim condensed consolidated financial statements of Full House Resorts, Inc. (the Company) included herein reflect all adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the interim periods presented. Certain information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America has been omitted pursuant to the interim financial information rules and regulations of the United States Securities and Exchange Commission.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, from which the balance sheet information as of December 31, 2005, was derived. Certain minor reclassifications to previously reported balances have been made to conform to the current period presentation. The results of operations for the period ended September 30, 2006, are not necessarily indicative of the results to be expected for the year ending December 31, 2006.

2.	SHARE-BASED COMPENSATION

On January 1, 2006, the Company adopted the Financial Accounting Standards Board’s Statement of Financial Accounting Standard (SFAS) No. 123R, Share-Based Payment (SFAS 123R), to account for its stock-based compensation, and elected the modified prospective method of transition. Accordingly, for the nine months ended September 30, 2006, share-based compensation expense of $797,473 is included general and administrative expenses. Since all outstanding stock options were fully vested as of January 1, 2006, the adoption of SFAS 123R did not have any effect on the Company’s results of operations for 2006 and because no options were granted in the prior periods presented, there is no pro forma presentation necessary to demonstrate what would have been the effect of applying the fair value recognition provisions of SFAS No. 123 on historical reported results of operations for 2005.

On May 31, 2006 (the Grant Date), the Company’s stockholders approved the 2006 Incentive Compensation Plan (the Plan), authorizing the issuance of up to 1,100,000 restricted shares of the Company’s common stock as incentive compensation to officers, directors and consultants. Also on the Grant Date, the Company’s compensation committee approved the issuance of 668,000 shares of restricted stock pursuant to the Plan, valued at the closing price of the Company’s stock ($3.25), with no discount (See also Note 5). Of the total shares granted, 145,500 vested on the Grant Date and the remaining 522,500 are expected to vest through January 7, 2009, upon certain conditions including continuous service of the recipient. The unvested grants are viewed as a series of individual awards and the related share-based compensation expense has initially been recorded as deferred compensation expense, reported as a reduction of stockholder’s equity, and will subsequently be amortized into compensation expense on a straight-line basis as services are provided over the vesting period.

3.	INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

The Company’s investment in unconsolidated joint venture is comprised of a 50% ownership interest in Gaming Entertainment (Delaware), LLC (GED), a joint venture between the Company and Harrington Raceway Inc., carried on the equity method of accounting.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

Summary information for GED’s operations is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Management fee revenues	$2,020,443	$2,159,990	$6,242,876	$6,251,142
Net income	1,904,384	2,041,726	5,893,565	5,886,097

Since GED has no non-operating income or expenses and no income tax provision, income from operations is the same as net income for each period presented.

4.	NOTES RECEIVABLE, TRIBAL GOVERNMENTS

The Company has advanced funds directly to tribes to fund tribal operations and for development expenses related to potential projects. The repayment of these notes is contingent upon the development of the projects, and ultimately, the successful operation of the facilities. The Company’s agreements with the tribes provide for the reimbursement of these advances plus applicable interest either from the proceeds of any outside financing of the development, the actual operation itself or in the event that the Company does not complete the development, from the revenues of the tribal gaming operation following completion of development activities undertaken by others.

As of September 30, 2006 and December 31, 2005, Full House has notes receivable from various tribal governments valued respectively, as follows:

	September 30, 2006	December 31, 2005
Estimated fair value of notes receivable:
Michigan tribe	$5,552,360	$4,038,427
Other	678,569	230,102

	$6,230,929	$4,268,529

Contractual (face) value of notes:
Michigan tribe	$8,332,010	$8,243,344
Other	866,240	334,635

	$9,198,250	$8,577,979

Certain portions of the advances to or on behalf of the tribal governments are in dispute, the likely resolution of which has been considered in management’s fair value estimates.

The following table summarizes the changes in notes receivable, tribal government for December 31, 2005 to September 30, 2006:

	Total	Michigan tribe	Other tribes
Balances, January 1, 2006	$4,268,529	$4,038,427	$230,102
Total advances	1,439,915	908,310	531,605
Advances allocated to contract rights	(149,397)	—	(149,397)
Advances expensed as period costs	(350,401)	(350,401)	—
Unrealized gains	1,022,283	956,024	66,259

Balances, September 30, 2006	$6,230,929	$5,552,360	$678,569

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

5.	COMMITMENTS AND CONTINGENCY

Casino acquisition. On April 6, 2006, the Company signed an agreement under which it has committed to acquire all of the outstanding shares of Stockman’s Casino, Inc., d/b/a Stockman’s Casino and Holiday Inn Express in Fallon, Nevada (Stockman’s), for $25.5 million in cash subject to potential future upward adjustment if the operation exceeds certain financial targets during the 12 months prior to closing. Based on unaudited Stockman’s financial results for the period end September 30, 2006, management expects that the adjustment to the purchase price will be between $400,000 and $800,000. The closing of the transaction is expected to occur in the first quarter of 2007, subject to the receipt of all necessary regulatory approvals.

The Company plans to use a combination of debt and equity financing in order to fund the proposed acquisition of Stockman’s. Accordingly, the Company filed a registration statement on Form SB-2 with the SEC for a public offering of the Company’s common stock, which registration statement is not yet effective as of the date of preparation of this report. Also, on July 6, 2006, the Company obtained a commitment from a bank for a $16 million financing facility to be secured by the capital stock and assets of Stockman’s. The financing facility is to bear interest at a premium above LIBOR based on the Company’s leverage ratio and will require monthly interest and semi-annual principal payments, which are currently expected to approximate $530,000 annually. Funding is to be subject to finalizing definitive loan documents, receipt of regulatory approvals and other customary closing conditions. Management expects to use approximately $10 million from the equity offering to fund the balance of the Stockman’s acquisition price. In the event the acquisition does not take place, approximately $1.4 million of long-term assets, consisting primarily of deposits and capitalized deferred offering costs associated with the planned acquisition and related fund raising activities, would be written off.

Preferred stock dividend. Pursuant to agreements with the holders of the Company’s preferred stock, the Company has agreed, conditioned on successful fund raising, to pay accrued and unpaid dividends on the Company’s preferred stock of approximately $3 million, using a portion of the net proceeds of the Company’s aforementioned public offering. The agreements also provide for the holders to convert their preferred shares to common stock on a one-for-one basis.

Consulting Agreement. On September 25, 2006, the Company entered into a consulting agreement with Lee Iacocca, one of its directors, under the terms of which Mr. Iacocca will provide consulting services to the Company related to marketing and advertising for a period of three years. In consideration of these services, the Company has agreed to grant Mr. Iacocca 300,000 restricted shares of the Company’s common stock to be valued at the closing price on the grant date with no discount, which vest in equal amounts over the three year term of the agreement or immediately on his death. The Company expects to issue those shares in the fourth quarter of 2006.

In addition, as part of the agreement, Mr. Iacocca will forfeit 250,000 options to purchase the Company’s common stock at an exercise price of $3.69 per share that had previously been granted and vested. The restricted stock grant will be initially recorded as deferred compensation expense, reported as a reduction of stockholders’ equity and will subsequently be amortized into compensation expense on a straight-line basis as services are provided over the vesting period. Based upon the closing price of the Company’s common stock of $3.20 at October 16, 2006, the Company expects that $960,000 of additional share-based compensation expense will be amortized over the term of the consulting agreement (three years). The forfeit of the 250,000 of options had no effect on the financial statements, since the options were fully vested.

Environmental litigation. During the quarter ended September 30, 2006, previously reported litigation involving environmental issues related to the proposed Firekeepers Casino in Battle Creek, Michigan was settled. The terms of the settlement dismiss all environmental claims and should allow for the Bureau of Indian Affairs to

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

take into trust the land designated for the Michigan Tribe’s casino. In exchange, the Company has agreed not to open a casino to the public for a period of 18 months beginning September 29, 2006, but will proceed with seeking financing for the project and the necessary approvals of the management agreement from the National Indian Gaming Commission so that the land can be transferred into trust, and the Company can work on the design and construction planning for the project. On October 26, 2006, the plaintiff filed an appeal on one issue, which addresses the basis under the Indian Gaming Regulatory Act (IGRA) pursuant to which this land is deemed suitable for gaming and is scheduled to be heard on an expedited basis. The Company has been advised by counsel that even if the appeal is successful, there are additional bases under IGRA for the Michigan Tribe to be permitted to use the land for gaming.

6.	SUPPLEMENTAL CASH FLOW INFORMATION

The following is a reconciliation of net income to net cash provided by (used in) operating activities for the nine months ended September 30, 2006 and 2005:

	2006	2005
Net income	$339,234	$1,002,252
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in net income of unconsolidated joint venture	(2,946,783)	(2,909,417)
Distributions from unconsolidated joint venture	2,807,256	2,807,788
Arbitration award	—	(976,680)
Unrealized gain on notes receivable, tribal governments	(1,022,283)	60,648
Depreciation	6,359	5,148
Amortization of gaming rights	49,950	65,768
Deferred income taxes	18,519	67,329
Non-controlling interest in net loss of consolidated joint venture	(34,586)	(46,069)
Loss on disposition of California contract rights and note receivable	—	128,287
Deferred compensation	802,803	—
Bad debt expense	125,000	—
Other	19,000	50,186
Increases in operating (assets) and liabilities:
Other assets	(240,249)	97,015
Accounts payable and accrued expenses	37,874	120,080
Income taxes payable	(321,112)	320,894

Net cash provided by (used in) operating activities	$(359,018)	$793,229

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

7.	PRO FORMA DISCLOSURES

As of September 30, 2006, the pro forma earnings per share, weighted-average shares of common stock outstanding and balance sheet information were calculated assuming a dilutive dividend payment to preferred stockholders of $2,992,500 had been funded by the issuance of 885,355 shares of the Company’s common stock, with an estimated offering price of $3.38 per share.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Full House Resorts, Inc.

Las Vegas, Nevada

We have audited the accompanying balance sheet of Stockman’s Casino, Inc. (the “Company”) as of December 31, 2005, and the related statements of income and comprehensive income, stockholder’s equity and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005, and the results of its operations and cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the accompanying 2005 and 2004 financial statements have been restated.

/s/ Piercy Bowler Taylor & Kern

Piercy, Bowler, Taylor & Kern

Certified Public Accountants and Business Advisors

A Professional Corporation

Las Vegas, Nevada

July 18, 2006

STOCKMAN’S CASINO

BALANCE SHEETS

	September 30, 2006	December 31, 2005
	(Unaudited)	(Restated)
ASSETS
Current assets
Cash and cash equivalents	$2,044,890	$4,171,212
Investments	2,188,939	2,278,160
Prepaid expenses	411,522	405,057
Other	202,400	123,804

	4,847,751	6,978,233
Property and equipment, net of accumulated depreciation and amortization	2,756,190	2,619,715
Other assets	69,728	282,512

	$7,673,669	$9,880,460

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable	$326,687	$264,275
Accrued expenses	197,728	245,472

	524,415	509,747
Stockholder’s equity
Common stock, no par value, 2,000 shares authorized, 1,000 shares issued and outstanding	1,000	1,000
Retained earnings	7,148,254	9,422,616
Accumulated other comprehensive loss	—	(52,903)

	7,149,254	9,370,713

	$7,673,669	$9,880,460

See notes to financial statements

STOCKMAN’S CASINO

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004
	(Unaudited)	(Unaudited)	(Restated)	(Restated)
Revenues
Casino	$5,916,678	$5,410,894	$7,450,655	$7,003,283
Food and beverage	1,472,502	1,505,090	1,980,096	1,962,181
Hotel	1,476,905	1,423,698	1,826,213	1,613,375

	8,866,085	8,339,682	11,256,964	10,578,839
Operating costs and expenses
Casino	1,871,125	1,787,475	2,566,969	2,418,058
Food and beverage	1,557,357	1,566,127	1,943,149	1,909,995
Hotel	941,929	817,657	1,112,680	998,209
Related party rent	1,235,361	1,212,481	1,616,661	1,578,023
Other selling, general and administrative	1,174,618	988,753	1,457,035	1,257,572
Depreciation and amortization	407,654	346,488	534,378	517,395

	7,188,044	6,718,981	9,230,872	8,679,252

Income from operations	1,678,041	1,620,701	2,026,092	1,899,587
Other income (expense)
Interest and other income	183,952	158,702	225,731	141,907
Realized loss on sale of marketable securities	(55,416)	—	—	—

Net income	1,806,577	1,779,403	2,251,823	2,041,494
Unrealized holding loss on securities	—	(13,000)	(16,400)	(8,999)

Comprehensive income	$1,806,577	$1,766,403	$2,235,423	$2,032,495

See notes to financial statements

STOCKMAN’S CASINO

STATEMENTS OF STOCKHOLDER’S EQUITY

	Common stock	Retained earnings	Accumulated other comprehensive loss	Total
Balances, January 1, 2006	$1,000	$9,422,616	$(52,903)	$9,370,713
Net income	—	1,806,577	—	1,806,577
Unrealized holding loss on marketable securities	—	—	(2,513)	(2,513)
Realized loss on sale of marketable securities	—	—	55,416	55,416
Dividends	—	(4,080,939)	—	(4,080,939)

Balances, September 30, 2006	$1,000	$7,148,254	$—	$7,149,254

Balances, January 1, 2005, as restated	$1,000	$8,204,923	$(36,503)	$8,169,420
Net income	—	1,779,403	—	1,779,403
Unrealized holding loss on marketable securities	—	—	(13,000)	(13,000)
Dividends	—	(1,034,131)	—	(1,034,131)

Balances, September 30, 2005, as restated	$1,000	$8,950,195	$(49,503)	$8,901,692

Balances, January 1, 2005, as restated	$1,000	$8,204,923	$(36,503)	$8,169,420
Net income	—	2,251,823	—	2,251,823
Unrealized holding loss on marketable securities	—	—	(16,400)	(16,400)
Dividends	—	(1,034,130)	—	(1,034,130)

Balances, December 31, 2005, as restated	$1,000	$9,422,616	$(52,903)	$9,370,713

Balances, January 1, 2004	$1,000	$6,789,162	$(27,504)	$6,762,658
Net income	—	2,041,494	—	2,041,494
Unrealized holding loss on marketable securities	—	—	(8,999)	(8,999)
Dividends	—	(625,733)	—	(625,733)

Balances, December 31, 2004, as restated	$1,000	$8,204,923	$(36,503)	$8,169,420

See notes to financial statements

STOCKMAN’S CASINO

STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004
	(Unaudited)	(Unaudited)	(Restated)	(Restated)
Operating activities
Net cash provided by operating activities	$2,409,937	$1,617,752	$2,650,330	$2,774,492

Investing activities
Purchase of short-term investments	(68,639)	(1,688,692)	(1,516,540)	(3,760)
Proceeds from sale of short-term investments	155,347	—	—	—
Purchase of property and equipment	(542,728)	(628,145)	(1,180,922)	(985,940)
Repayment of related party note receivable	—	—	—	189,041
Proceeds from sale of property and equipment	700	—	650	13,919

Net cash used in investing activities	(455,320)	(2,316,837)	(2,696,812)	(786,740)

Financing activities
Dividends	(4,080,939)	(1,034,130)	(1,034,130)	(625,732)

Net increase (decrease) in cash and cash equivalents	(2,126,322)	(1,733,215)	(1,080,612)	1,362,020
Cash and cash equivalents, beginning of year	4,171,212	5,251,824	5,251,824	3,889,804

Cash and cash equivalents, end of year	$2,044,890	$3,518,609	$4,171,212	$5,251,824

Reconciliation of net income to net cash provided by operating activities
Net income	$1,806,577	$1,779,403	$2,251,823	$2,041,494
Depreciation and amortization	407,654	346,488	534,378	517,395
Increase in operating (assets) liabilities:
Prepaid expenses	(6,465)	(39,487)	(47,426)	2,802
Other assets	187,504	(470,817)	(56,110)	(17,712)
Accounts payable	62,412	(30,614)	(66,411)	210,954
Accrued expenses	(47,745)	32,779	34,076	19,559

Net cash provided by operating activities	$2,409,937	$1,617,752	$2,650,330	$2,774,492

See notes to financial statements

STOCKMAN’S CASINO

NOTES TO FINANCIAL STATEMENTS

1.	Nature of operations and background information:

Business activities and basis of presentation. Stockman’s Casino, Inc. (the “Company”) owns and operates Stockman’s Casino and Holiday Inn Express located in Fallon, Nevada. The amenities of the property include a 98-room hotel, approximately 275 slot machines, 4 table games, a keno operation, a coffee shop, a gourmet restaurant, and a bar and lounge area.

Concentrations. Because the Company operates exclusively in northern Nevada, its future operations could be affected by adverse economic conditions in the area and its key feeder markets in the western United States, particularly northern California.

The Company manages credit risk by evaluating the credit worthiness of customers before extending credit. Potential credit risks are limited to recorded receivables, net of the allowance (if any), which receivables are not material at December 31, 2005.

The United States is involved in a war against terrorism that is likely to have far-reaching effects on the economic activity in the country for an indeterminable period. The long-term impact on the Company’s operating activities cannot be predicted at this time but may be substantial.

2.	Summary of significant accounting policies:

Unaudited interim financial statements—The unaudited interim financial statements of the Company included herein reflect all adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the interim periods presented. Certain information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America has been omitted pursuant to the interim financial information rules and regulations of the Securities and Exchange Commission. The results of operations for the period ended September 30, 2006, are not necessarily indicative of the results to be expected for the year ending December 31, 2006. In addition, all information in the accompanying notes to the financial statements regarding the interim periods is unaudited.

Use of estimates. Timely preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect reported amounts, some of which may require revision in future periods.

Cash and cash equivalents. Cash and cash equivalents include highly liquid investments with initial maturities of three months or less. Restricted cash of $132,505 at December 31, 2005, consisting of certificates of deposit held jointly with state taxing agencies in lieu of posting security bonds, is excluded from cash and cash equivalents for financial statement purposes.

Investments. The Company’s investments consist primarily of certificates of deposit ($2,120,300 at December 31, 2005 and 2004) with original maturities of greater than three months. All of the Company’s investments have been classified as available for sale and are reported at fair value, with unrealized gains and losses on marketable securities reported as accumulated other comprehensive earnings (loss), in the accompanying statements of income and comprehensive income. Market value of marketable equity securities ($58,870 at December 31, 2005) is determined by the most recently traded price at the balance sheet date.

Inventories. Inventories consisting principally of food and beverage items are valued at the lower of cost, determined using the first-in, first out (FIFO) method, or market.

STOCKMAN’S CASINO

NOTES TO FINANCIAL STATEMENTS

Property and equipment. Property and equipment (Note 3) is stated at cost, net of accumulated depreciation and amortization computed using the straight-line method over the estimated useful lives of the assets, which for leasehold improvements is limited to the term of the lease and renewal periods so long as there is intent to exercise renewal options.

Revenue recognition and promotional allowances. Casino revenue is the aggregate net difference between gaming wins and losses, with liabilities recognized for chips and tokens in the customers’ possession (outstanding chip and token liability). Hotel, food and beverage, entertainment and other operating revenues are recognized as services are performed. Advance deposits on rooms, if any, are recorded as deferred revenue until services are provided to the customer.

Revenues are recognized net of certain sales incentives in accordance with Emerging Issues Task Force (EITF) Issue 01-9 Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products) (EITF 01-9) . Accordingly, cash incentives to customers for gambling, including cash points and coupons earned by players club members totaling $362,812 and $343,170 for the nine months ended September 30, 2006 and 2005 (unaudited), and $420,500 and $356,724 in 2005 and 2004, respectively, have been recognized as a direct reduction of casino revenue.

Revenue does not include the retail value of accommodations, food and beverage, and other services gratuitously furnished to customers totaling $226,811 and $246,051 for the nine months ended September 30, 2006 and 2005 (unaudited) and $343,256 and $355,555 in 2005 and 2004, respectively. The estimated cost of providing such gratuities is included in casino expenses as follows:

	Nine Months Ended September 30,		Years ended December 31,
	2006	2005	2005	2004
	(Unaudited)
Food and beverage	$151,826	$161,406	$346,536	$332,703
Hotel	4,657	5,806	10,876	14,290

	$156,483	$167,212	$357,412	$346,993

Advertising. Advertising costs of $28,225 and $44,575 for the nine months ended September 30, 2006 and 2005 (unaudited), and $100,993 and $23,237 in 2005 and 2004, respectively, were expensed as incurred and included in the various applicable departmental expense categories.

Legal defense costs. The Company does not accrue for estimated future legal and related defense costs, if any, to be incurred in connection with outstanding or threatened litigation and other disputed matters but rather, records such costs in the period in which the services are rendered.

Income taxes. The Company has elected to be taxed as an “S Corporation” under the Internal Revenue Code. Accordingly, no provision or liability for federal income tax has been included in the accompanying financial statements.

Franchise fees. Franchise fees related to the operation of the Holiday Inn Express are amortized using the straight-line method over the contractual life of the agreement (15 years), and the remaining net book value of $19,172 and $21,272 is included in other long-term assets at September 30, 2006 (unaudited) and December 31, 2005, respectively. Amortization expense for all periods is not material.

Reclassifications. Previously issued statements of operations for 2005 and 2004 have been restated for the reclassification of cash incentives provided to casino customers of $420,500 and $356,724, respectively, previously classified erroneously as casino expenses, which are now netted directly against casino revenues pursuant to EITF 01-9. In addition, the 2005 balance sheet and statement of cash flows have been restated for the effect of reclassifying $192,041 to cash and cash equivalents, which was previously reported in error as investments.

STOCKMAN’S CASINO

NOTES TO FINANCIAL STATEMENTS

Other significant reclassifications include the direct netting of the retail value of promotional room, food and beverage allowances against the respective departmental revenues, rather than presenting them gross, and the presentation of the estimated cost of providing complimentary services ($357,413 and $346,993 in 2005 and 2004, respectively) as casino expenses, rather than as food, beverage and hotel expenses. Other minor reclassifications have been made to previously reported amounts in both years. These reclassifications have no effect on previously reported net income or equity for 2005 and 2004.

3.	Property and equipment:

As of December 31, 2005 and September 30, 2006, property and equipment consists of the following:

	September 30, 2006	December 31, 2005
Leasehold improvements	$1,313,649	$1,138,789
Equipment, furniture and fixtures	5,562,723	5,316,229

	6,876,573	6,455,018
Less accumulated depreciation and amortization	(4,120,182)	(3,835,303)

	$2,756,190	$2,619,715

Substantially all property and equipment is pledged as collateral to guarantee loans of the Company’s sole stockholder. (Note 4).

4.	Related party transactions:

Operating lease agreements. The Company leases land and certain buildings from its sole stockholder and a relative thereof. The real estate leases are renewable at the option of the Company for two additional terms of 10 years each and provide for the payments of real estate taxes and certain occupancy expenses. The casino and administrative building lease agreements call for annual increases in the base rental payment, based upon the consumer price index. At December 31, 2005, future minimum rental payments under the related party operating leases recognized on a straight-line basis are as follows:

Year ending December 31,
2006	$1,629,014
2007	1,691,111
2008	99,387
2009	100,264
2010	101,159
Thereafter	61,110

$3,682,045

As of September 30, 2006 and as of December 31, 2005, monthly minimum rental payments were approximately $137,000, and related party rent expense related to these operating lease agreements was $1,235,361 for the nine months ended September 30, 2006, $1,616,161 for 2005 and $1,578,023 for 2004. A majority of these related party leases are expected to terminate upon the planned change in ownership (Note 6) since the underlying property is being acquired.

Guarantee. The Company has guaranteed personal loans of the sole stockholder by pledging substantially all property and equipment as collateral. As of September 30, 2006 and December 31, 2005, the aggregate principal balance of the loans was approximately $3.3 million and $3.8 million respectively, the majority of which is scheduled to mature in December 2008. However, the guarantees are expected to terminate upon the planned change in ownership (Note 6) since the underlying loans are expected to be repaid with part of the sale proceeds.

STOCKMAN’S CASINO

NOTES TO FINANCIAL STATEMENTS

5.	Contingencies:

The Company is involved in various claims and legal actions which relate to routine matters incidental to its business. In the opinion of management, based in part on advice from legal counsel, neither the ultimate disposition of these matters nor the related legal costs are likely to have a material adverse effect on the Company’s future financial position, results of operations or cash flows. Accordingly, no provision for estimated losses has been recorded with regard to these matters.

6.	Subsequent event:

On April 6, 2006, the Company’s sole stockholder signed a stock purchase agreement to sell all of the outstanding shares of the Company to Full House Resorts, Inc. for $25.5 million (subject to upward adjustment if the operation exceeds certain financial targets during the 12 months prior to closing). The closing of the transaction is expected to occur in the first quarter of 2007, subject to the receipt of all necessary regulatory approvals and the availability of adequate financing to Full House Resorts, Inc., which may include debt, equity or a combination thereof.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2006, and unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2005, and the nine months ended September 30, 2006, give effect to:

•	the sale of 6,000,000 shares in this offering at an assumed public offering price of $3.38 per share (based on the midpoint of the expected price range),

•	the application of the estimated net proceeds of $18,766,000 of this offering,

•	the conversion of 700,000 shares of our outstanding preferred stock into common stock following payment of accrued but unpaid dividends of $2,992,500 from the net proceeds of this offering,

•	the planned acquisition of all of the capital stock of Stockman’s Casino, Inc., for a purchase price of approximately $26,100,000 including an assumed purchase price adjustment of $600,000 based on the midpoint of our estimated range of between $400,000 and $800,000 and

•	the proposed debt financing of approximately $16 million expected to be incurred in connection with the Stockman’s Casino acquisition.

For balance sheet purposes, it is assumed that all of such transactions had taken place on September 30, 2006, and for purposes of statements of operations, it is assumed that all of such transactions had taken place on January 1, 2005.

The planned acquisition of Stockman’s Casino, Inc. may not be consummated and the expected debt financing may not be obtained. The unaudited pro forma condensed consolidated financial data are provided for illustrative purposes only and are not necessarily indicative of the results that would have been reported had the acquisition of Stockman’s Casino and other transactions actually occurred as of the dates indicated, nor are they indicative of the Company’s future results of operations or financial condition. The unaudited pro forma condensed consolidated financial data should be read in conjunction with Full House’s and Stockman’s historical consolidated financial statements and notes thereto appearing elsewhere in this Registration Statement.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET

AS OF SEPTEMBER 30, 2006

	Historical	Pro Forma Adjustments				Pro Forma Consolidated Totals
		Financing Transactions		Stockman’s Acquisition
ASSETS
Current assets
Cash and cash equivalents	$902,896	$15,680,000	(1)	$—		$—
	—	18,766,000	(2)	—		—
	—	(2,992,500	)(3)	—		—
				(23,673,586	)(5)	—
				1,050,000	(10)	7,632,810
Prepaid expenses	—	—		274,270	(5)	274,270
Other	—	—		116,956	(5)	—
	321,842	—		56,775	(5)	495,573

	1,224,738	31,453,500		(24,275,585)		8,402,653
Other assets
Investment in unconsolidated joint venture	129,370	—		—		129,370
Notes receivable, tribal governments	6,230,929	—		—		6,230,929
Deposits and other assets	1,485,524	320,000	(1)	(750,000	)(5)	—
				19,172	(5)	—
				450,000	(10)	1,524,696

Contract rights	5,187,199	—		—		5,187,199
Goodwill	—	—		8,195,828	(5)	—
				600,000	(10)	8,795,828
Land	3,988,832	—		2,809,000	(5)	6,797,832
Other property and equipment, net	—	—		14,076,000	(5)	14,076,000

	$18,246,592	$31,773,500		$1,124,415		$51,144,507

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$649,390	$—		$326,688	(5)	$976,078
Accrued expenses	213,904	—		197,727	(5)	411,631

	863,294	—		524,415		1,387,704

Other liabilities
Note payable to co-venturer	2,759,794	—		—		2,759,794
Deferred income tax	143,326	—		—		143,326
Other long-term liabilities	272,137	—		—		272,137
Note payable	—	16,000,000	(1)	600,000	(5)	16,600,000

	3,225,257	16,000,000		600,000		19,775,257

Non-controlling interest in consolidated joint venture	2,064,042					2,064,042

Stockholders’ equity
Cumulative preferred stock	70	(70	)(4)	—		—
Common stock	1,101	600	(2)	—		—
	—	70	(4)	—		1,771
Additional paid-in capital	19,607,302	18,765,400	(2)	—		38,372,702
Deferred compensation	(1,374,677)	—		—		(1,374,677)
Retained earnings	(6,089,797)	(2,992,500	)(3)	—		(9,082,297)

	12,143,999	15,773,500		—		27,917,499

	$18,246,592	$31,773,500		$1,124,415		$51,144,507

See notes to unaudited pro forma consolidated financial statements

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED PRO FORMA INCOME STATEMENT

NINE MONTHS ENDED SEPTEMBER 30, 2006

	Historical		Pro Forma Adjustments
	Full House	Stockman’s	Funding of Full House Dividends		Replenishment of Stockman’s Working Capital		Acquisition Adjustments		Pro Forma Consolidated Totals
Revenues
Casino	$—	$5,916,678					$—		$5,916,678
Food and beverage	—	1,472,502					—		1,472,502
Hotel	—	1,476,905					—		1,476,905

	—	8,866,085					—		8,866,085

Equity in net income of unconsolidated joint venture	2,946,783								2,946,783

Operating expenses
Casino expenses	—	1,871,124					—		1,871,124
Food and beverage	—	1,557,357					—		1,557,357
Hotel	—	941,929					—		941,929
General and administrative	2,781,069	2,409,979					(1,318,621	)(8)	3,872,427
Depreciation and amortization	56,309	407,654					246,822	(6)
							16,002	(7)	726,787
Project development	491,801	—					—		491,801

	3,329,179	7,188,043					(1,055,797)		9,461,425

Unrealized gains on notes receivable	1,022,283	—					—		1,022,283

Income from operations	639,887	1,678,042					1,055,797		3,373,726

Other income (expense)	(81,624)	128,536					(995,639	)(7)	(948,727)

Income before non-controlling interest in net loss of consolidated joint venture	558,263	1,806,578					60,158		2,424,999
Non-controlling interest in net loss of consolidated joint venture	94,587	—					—		94,587

Income before taxes	652,850	1,806,578					60,158		2,519,586
Income taxes	(313,616)	—					(634,690	)(9)	(948,306)

Net income	339,234	1,806,578					(574,532)		1,571,280
Less undeclared dividends or cumulative preferred stock	(157,500)	—	157,500	(11)			—		—

Net income applicable to common shares	$181,734	$1,806,578	$157,500				$(574,532)		$1,571,280

Net income per common share
Basic and diluted	$0.02								$0.09

Weighted-average number of common shares outstanding
Basic	10,638,000		885,355	(11)	672,888	(12)	5,141,757	(2)	17,338,000

Diluted	11,340,262		885,355	(11)	672,888	(12)	5,141,757	(2)	18,040,262

See notes to unaudited pro forma consolidated financial statements

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED PRO FORMA INCOME STATEMENT

YEAR ENDED DECEMBER 31, 2005

	Historical		Pro Forma Adjustments
	Full House	Stockman’s	Funding of Full House Dividends		Replenishment of Stockman’s Working Capital		Acquisition Adjustments		Pro Forma Consolidated Totals
Revenues
Casino	$—	$7,450,655					$—		$7,450,655
Food and beverage	—	1,980,096					—		1,980,096
Hotel	—	1,826,213					—		1,826,213

	—	11,256,964					—		11,256,964

Equity in net income of unconsolidated joint venture	3,700,916	—					—		3,700,916

Operating costs and expenses
Casino	—	2,566,969					—		2,566,969
Food and beverage	—	1,943,149					—		1,943,149
Hotel	—	1,777,555					—		1,777,555
Selling, general and administrative	2,342,260	2,408,821					(1,758,161	)(8)	2,992,920
Depreciation and amortization	76,960	534,378					329,096	(6)	961,767
Project development	1,234,571						21,333	(7)	1,234,571

	3,653,791	9,230,872					(1,407,732)		11,476,931

Unrealized gains on valuation of notes receivable	119,274	—					—		119,274

Arbitration award, net	922,611	—					—		922,611

Income from operations	1,089,010	2,026,092					(1,407,732)		4,522,834
Other expenses	(86,780)	225,732					(1,319,289	)(7)	(1,180,337)

Income before non-controlling interest in loss of consolidated joint venture and income taxes	1,002,230	2,251,824					88,443		3,342,497
Non-controlling interest in loss of consolidated joint venture	630,788	—					—		630,788

Income before taxes	1,633,018	2,251,824					88,443		3,973,285
Income taxes	(793,680)	—					(795,691	)(9)	(1,589,371)

Net income	839,338	2,251,824					(707,248)		2,383,914
Less undeclared dividends on cumulative preferred stock	(210,000)	—	210,000	(11)			—		—

Net income applicable to common shares	$629,338	$2,251,824	$210,000				$(707,248)		$2,383,914

Net income per common share
Basic	$0.06								$0.14

Diluted	$0.06								$0.13

Weighted-average number of common shares outstanding
Basic	10,340,380		885,355	(11)	672,888	(12)	5,141,757	(2)	17,040,380

Diluted	11,040,380		885,355	(11)	672,888	(12)	5,141,757	(2)	17,740,380

See notes to unaudited pro forma consolidated financial statements

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Transaction structure:

The acquisition of Stockman’s Casino, Inc. (“Stockman’s”) is governed by a Stock Purchase Agreement (the “Agreement”) which provides for the purchase of all of the outstanding shares of capital stock of Stockman’s following the transfer to Stockman’s of certain assets held by the sole shareholder.

As of September 30, 2006, the Company had deposited $750,000 with Stockman’s related to the pending acquisition, which deposits are to be applied against the final purchase price upon consummation of the transaction and accordingly are classified as non-current in the historical and proforma balance sheets. If the transaction has not closed on or before January 31, 2007, through no fault of the seller, then on such date, the Company may deposit an additional $250,000 in the deposit escrow to extend the period for closing until April 30, 2007. If the transaction does not close (1) on or before January 31, 2007, (2) in the event the Company pays the additional deposit, April 30, 2007, or (3) such other date that is seven days after the Company’s notification to the seller that the Company has obtained all applicable Nevada gaming and liquor license approvals, then the deposit will be released to the seller on or before such date. Pursuant to the Agreement, Stockman’s sole shareholder is required to transfer certain land and buildings owned personally and valued at $6,810,233 to Stockman’s immediately before the acquisition.

If the Company is licensed by the Nevada gaming authorities and the remaining contemplated series of transactions are consummated, approximately $25.5 million will be exchanged for a 100% interest in Stockman’s. The purchase price may be increased by an amount equal to the excess, if any, of (a) 5.75 times the EBITDA for Stockman’s for the twelve month period ending on the last day of the month preceding the closing date over (b) $25,500,000. Based on Stockman’s unaudited financial results for the period ended September 30, 2006, the Company expects the purchase price adjustment to be between $400,000 and $800,000. The amount of this adjustment, if any, is delivered in a note made by Full House in favor of the seller and if the amount of the note exceeds $200,000, the note will be secured by a subordinated lien on the real property being transferred to Stockman’s as part of the transaction. The note bears interest at a rate of one year LIBOR plus 2% per annum, matures on the fifth anniversary of the closing and may be offset by any amounts due for indemnification under the stock purchase agreement. The Company plans to use the $750,000 cash deposit, net debt proceeds after fees of approximately $15.7 million and the remainder from the proceeds of this offering to complete the acquisition.

1)	Reflects estimated bank financing of $16 million and loan fees of approximately $320,000 expected to be incurred in connection with the acquisition.

2)	Reflects estimated $20.3 million equity offering less $1.5 million of capital raising costs expected to be incurred as part of the acquisition. Proceeds and uses of funds are estimates based upon the bank term sheet, underwriter agreement, preferred stock agreement and management’s estimates. Net proceeds are estimated as:

$20,280,000	6,000,000 shares at $3.38
(1,014,000)	Underwriter fee
(500,000)	Legal, accounting, printing, exchange and other professional fees

$18,766,000

The 6,700,000 shares reflected in the pro forma adjustments include the 6,000,000 from the offering and 700,000 converted from preferred pursuant to the agreements with the preferred stockholders as described in note 4 below.

3)	Records the $2,992,500 dividend payment through September 30, 2006, on the Company’s preferred stock.

4)	Represents the conversion of 700,000 shares of the Company’s preferred stock to common stock at par value.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

5)	Represents the estimated $26.1 million purchase price of Stockman’s including the assets to be transferred by Stockman’s sole shareholder immediately prior to the closing of the acquisition with estimated fair values, as follows plus related capitalized costs:

Cash	1,076,414
Other assets	467,173
Land	2,809,000
Buildings	11,033,000
Equipment	3,043,000
Payables and accrued	(402,972)
Other liabilities	(121,443)
Goodwill	8,195,828

26,100,000

Estimated fair values were derived from a May 2006 appraisal by an independent real estate appraiser/consultant. Because the purchase price was determined based on a multiple of cash flows within the standard range of multiples in this industry and not based on the estimated fair value of the property and equipment being acquired, a significant portion of the purchase price is allocated to goodwill. The seller is expected to finance the portion of the purchase that exceeds $25.5 million, which is currently estimated at $600,000.

6)	Represents revised depreciation based on the estimated fair value of Stockman’s property and equipment and the assets to be transferred by Stockman’s sole shareholder immediately prior to the closing of the acquisition. Depreciation is calculated on a straight line basis as follows:

	Fair market value adjustment	Life	Annual depreciation expense	Quarterly depreciation expense
Buildings	$6,327,137	39	$162,234	$121,676
Slots	(52,504)	5	(10,501)	(7,876)
Furniture, fixtures and equipment	1,214,538	7	177,363	133,022

	$7,489,171		$329,096	$246,822

Land recorded by Stockman’s sole shareholder at $1,947,730 is to be transferred to Stockman’s immediately before the acquisition. The appraised value of the land is $2,809,000 resulting in an $861,270 fair market adjustment.

7)	Represents estimated interest expense of $995,639 for the nine-months ended September 2006, and $1,319,289 for the year ended December 31, 2005, and loan fee amortization of $16,002 for the nine-months ended September 2006, and $21,333 for the year ended December 31, 2005. The debt facility is to bear interest at a premium above LIBOR based on our leverage ratio and is to require interest payments monthly in addition to semi-annual principal payments. Expected interest rate used in the pro forma was 8.1%, based on management’s estimate of the applicable leverage ratio and is subject to annual performance adjustments. Loan fees are to be amortized over the 15 year expected term of the loan using the effective interest method. An increase of 0.125 percent would increase interest by approximately $10,000 for the nine-month period, and by approximately $20,000 for the 12-month period. The estimated $600,000 seller financed loan is to bear interest at LIBOR plus 2%, with monthly principal and interest payments over five years.

8)	Represents elimination of rental payments to related parties of $1,198,621 for the nine months ended September 30, 2006 and $1,598,161 for the year ended December 31, 2005, since Stockman’s will acquire assets previously leased from Stockman’s sole shareholder. Also represents the elimination of compensation to Stockman’s owner in the amount of $120,000 for the nine months ended September 30, 2006 and $160,000 for the year ended December 31, 2005.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

9)	Represents estimated federal income tax expense expected to be incurred in connection with the acquisition at a rate of 34%.

10)	Represents capitalized acquisition costs including $450,000 for licensing of the Company and certain officers and directors with the Nevada Gaming Commission. The licenses do not have a finite life but will be subject to impairment review pursuant to SFAS No. 142. The $600,000 entry to goodwill consists of direct costs of the Stockman’s acquisition including a $500,000 finder’s fee and an estimated $100,000 for other professional fees pursuant to paragraphs 24 and A8 of SFAS 141.

11)	Assuming pursuant to Staff Accounting Bulletin Topic 1B(3) that proceeds from the sale of 885,355 shares of the Company’s common stock at $3.38 per share are used to fund $2,992,500 in dividends payable to certain preferred shareholders of Full House Resorts, Inc.

12)	Assuming pursuant to Staff Accounting Bulletin Topic 1B(3) that proceeds from the sale of 672,888 shares at $3.38 per share are used to replenish $2,274,362 of working capital previously distributed through dividends to Stockman’s sole shareholder in excess of Stockman’s net income for the period. However, management expects that no more than $500,000 of such proceeds will be used for this purpose.

6,000,000 Shares

Full House Resorts, Inc.

Common Stock

PROSPECTUS

STERNE, AGEE & LEACH, INC.

                    , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

Under Section 145(a) of the General Corporation Law of Delaware, we may indemnify any of our officers or directors in any action other than actions by or in the right of our company, whether civil, criminal, administrative or investigative, if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceedings if such director or officer has no reasonable cause to believe his conduct was unlawful. Under Section 145(b), we may indemnify any of our officers or directors in any action by or in the right of our company against expenses actually and reasonably incurred by him in the defense or settlement of such action if such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, except where such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to us, unless, on application, the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person in view of all the circumstances is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Section 145(c) provides for mandatory indemnification of officers or directors who have been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b). Section 145(d) authorizes indemnification under subsections (a) and (b) in specific cases if approved by our board of directors or stockholders upon a finding that the officer or director in question has met the requisite statutory standards of conduct. Section 145(g) empowers us to purchase insurance coverage for any director, officer, employee or agent against any liability incurred by him in his capacity as such, whether or not we would have the power to indemnify him under the provisions of the Delaware General Corporation Law. The foregoing is only a summary of the described sections of the Delaware General Corporation Law and is qualified in its entirety by reference to such sections.

Under our by-laws, we indemnify and will advance expenses on behalf of our officers and directors to the fullest extent permitted by law.

Item 25.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the offering described in this Registration Statement. All such expenses are estimates except for the SEC registration fee, the NASD filing fee and American Stock Exchange listing fee.

SEC registration fee	$2,550
NASD filing fee	10,000
American Stock Exchange listing fee	38,000
Accountants’ fees and expenses	150,000
Legal fees and expenses	200,000
Printing and engraving expenses	75,000
Miscellaneous fees	24,450

Total	$500,000

Item 26.	Recent Sales of Unregistered Securities.

None

Item 27.	Exhibits.

1.1***	Form of Underwriting Agreement.

2.5	Assignment and Sale Agreement dated March 30, 2001 by and among GTECH Corporation, Dreamport, Inc., GTECH Gaming Subsidiary 2 Corporation, Full House Resorts, Inc., and Full House Subsidiary, Inc. (Incorporated by reference to Full House’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on April 12, 2001).

2.6	Stock Purchase Agreement, dated April 6, 2006, between Full House Resorts, Inc. and the James R. Peters Family Trust. (Incorporated by reference to Exhibit 2.1 to Full House’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on April 10, 2006).

3.1***	Amended and Restated Certificate of Incorporation.

3.2	Certificate of Designation of Series 1992-1 Preferred Stock of Full House Resorts, Inc. (Incorporated by reference to Exhibit 3.1 to Full House’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005).

3.3	By-laws of Full House Resorts Inc. (As amended by Resolutions dated July 28, 1995, September 29, 1995, and November 24, 1997). (Incorporated by reference to Exhibit 3.3 to Full House’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005).

5.1***	Opinion of Greenberg Traurig, P.A.

10.50	Agreement dated as of November 18, 1996 by and among Green Acres Casino Management Company, GTECH Corporation, Gaming Entertainment (Michigan) LLC and Full House (Incorporated by reference to Full House’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996).

10.56	Investor Agreement by and between Full House Resorts, Inc. and RAM Entertainment, LLC, dated February 15, 2002 (Incorporated by reference to Full House’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002).

10.57	Management Agreement by and between Gaming Entertainment (Delaware), LLC and Harrington Raceway, Inc. dated January 31,1996 (Incorporated by reference to Full House’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002).

10.58	Amendment to Management Agreement by and between Gaming Entertainment (Delaware), LLC and Harrington Raceway, Inc. dated March 18, 1998 (Incorporated by reference to Full House’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002).

10.59	Amendment to Management Agreement by and between Gaming Entertainment (Delaware), LLC and Harrington Raceway, Inc. dated July 1, 1999 (Incorporated by reference to Full House’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002).

10.60	Amendment to Management Agreement by and between Gaming Entertainment (Delaware), LLC and Harrington Raceway, Inc. dated February 4, 2002 (Incorporated by reference to Full House’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002).

10.61	Forbearance Agreement dated December 29, 2004 entered into between Full House and RAM Entertainment, LLC (Incorporated by reference to Full House’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 3, 2005).

10.62	Amendment to Investor Agreement by and between Full House Resorts, Inc. and RAM Entertainment, LLC, dated May 31, 2005. (Incorporated by reference to Exhibit 10.62 to Full House’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005).

10.63	Economic Development Agreement by and between Full House Resorts, Inc. and Northern Cheyenne Tribe dated May 24, 2005. (Incorporated by reference to Exhibit 10.63 to Full House’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005).

10.64	Development Agreement by and among Pueblo of Nambé, Nambé Pueblo Gaming Enterprise Board and Gaming Entertainment (Santa Fe), LLC dated as of September 20, 2005. (Incorporated by reference to Exhibit 10.64 to Full House’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005).

10.65	Security and Reimbursement Agreement by and among the Nambé Pueblo Gaming Enterprise Board, Gaming Entertainment (Santa Fe), LLC and the Pueblo of Nambé dated as of September 20, 2005. (Incorporated by reference to Exhibit 10.65 to Full House’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005).

10.66***	Revised and Restated Class III Gaming Management Agreement by and among, Pueblo of Nambé, Nambé Pueblo Gaming Enterprise Board and Gaming Entertainment (Santa Fe), LLC, dated as of August 17, 2006.

10.67	Class III Gaming Management Agreement by and between the Northern Cheyenne Tribe and Gaming Entertainment (Montana), LLC dated January 20, 2006. (Incorporated by reference to Exhibit 10.67 to Full House’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005).

10.68	Development Agreement by and between the Northern Cheyenne Tribe and Full House Resorts, Inc. dated May 24, 2005. (Incorporated by reference to Exhibit 10.68 to Full House’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006).

10.69	Security and Reimbursement Agreement by and between the Northern Cheyenne Tribe and Full House Resorts, Inc. dated August 23, 2005. (Incorporated by reference to Exhibit 10.69 to Full House’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006).

10.70	Management Agreement between Nottawaseppi Huron Band of Potawatomi and Gaming Entertainment (Michigan), LLC dated June 12, 2006. (Incorporated by reference to Exhibit 10.70 to Full House’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on June 16, 2006).

10.71***	Loan Agreement between Nottawaseppi Huron Band of Potawatomi and Gaming Entertainment (Michigan), LLC dated November 3, 2002.

10.72***	Security Agreement between Nottawaseppi Huron Band of Potawatomi and Gaming Entertainment (Michigan), LLC dated November 3, 2002.

10.73***	Promissory Note by the Nottawaseppi Huron Band of Potawatomi dated November 3, 2002.

10.74***+	2006 Incentive Compensation Plan (Incorporated by reference to Appendix E to Full House’s Definitive Proxy Statement as filed with the Securities and Exchange Commission on May 1, 2006).

10.75+	Form of Restricted Stock Agreement. (Incorporated by reference to Exhibit 10.75 to Full House’s Quarterly Report on Form 10-QSB as filed with the Commission on August 14, 2006).

10.76***	Consulting Agreement dated September 25, 2006 between Full House and Lee Iacocca.

10.77***	Letter Agreement dated May 19, 2006 with Joe Frazier.

10.78***	Letter Agreement dated September 29, 2006 with William P. McComas.

10.79*	Amendment to Letter Agreement with William P. McComas dated November 15, 2006.

14	Code of Ethics for CEO and Senior Financial Officers. (Incorporated by reference to Full House’s Annual Report on Form 10-KSB for the year ended December 31, 2003).

21	List of Subsidiaries of Full House Resorts, Inc. (Incorporated by reference to Exhibit 21 to Full House’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005).

23.1***	Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1).

23.2*	Consent of Piercy, Bowler, Taylor & Kern, Certified Public Accountants and Business Advisors, a Professional Corporation.

23.3*	Consent of Lewis and Roca LLP

23.4*	Consent of Barth Aaron

31.1	Certification of principal executive officer pursuant to 18 U.S.C. section 1350, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. (Incorporated by reference to Exhibit 31.1 to Full House’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005).

31.2	Certification of principal financial officer pursuant to 18 U.S.C. section 1350, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. (Incorporated by reference to Exhibit 31.2 to Full House’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005).

32.1	Certification of principal executive and financial officers pursuant to 18 U.S.C. section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (Incorporated by reference to Exhibit 32.1 to Full House’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005).

*	Filed herewith.
**	To be filed by Amendment.
***	Previously filed.
+	Executive compensation plan or arrangement.

Item 28.	Undertakings.

(a)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    We hereby undertake that:

(i)    For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)    For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Las Vegas, state of Nevada, on November 22, 2006.

FULL HOUSE RESORTS, INC.

Date: November 22, 2006	By:	/s/ Andre M. Hilliou

Andre M. Hilliou, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Capacity	Date

November , 2006
J. Michael Paulson, Chairman of the Board

/s/ Andre M. Hilliou	November 22, 2006
Andre M. Hilliou, Chief Executive Officer and Director (Principal Executive Officer)

**	November 22, 2006
Lee A. Iacocca, Director

November , 2006
William P. McComas, Director

**	November 22, 2006
Carl G. Braunlich, Director

**	November 22, 2006
Mark J. Miller, Director

/s/ James Meier	November 22, 2006
James Meier, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)

**By:	/s/ Andre M. Hilliou
Andre M. Hilliou
Attorney-in-fact